COMPOSITE VERSION:
REFLECTS ALL AMENDMENTS THROUGH JULY 10, 2009

CREDIT AGREEMENT
among
CAPITALSOURCE INC.
as the Initial Borrower
THE GUARANTORS LISTED HEREIN,
THE LENDERS LISTED HEREIN,
WACHOVIA BANK, NATIONAL ASSOCIATION,
as the Administrative Agent, Swingline Lender, and Issuing Lender
BANK OF AMERICA, N.A.,
as Issuing Lender

WELLS FARGO SECURITIES, LLC
(f/k/a WACHOVIA CAPITAL MARKETS, LLC)
as Sole Bookrunner and as Lead Arranger
BANK OF MONTREAL,
BARCLAYS BANK PLC,
and
SUNTRUST BANK,
as Co-Documentation Agents

March 14, 2006
(Composite Version; Reflects All Amendments through July 10, 2009)

 -ii-

 -iii-

 -iv-

 -v-

     CREDIT AGREEMENT, dated as of March 14, 2006 and as amended through July 10, 2009 (this “Credit Agreement”), among CAPITALSOURCE INC., a Delaware corporation, CAPITALSOURCE TRS LLC, a Delaware limited liability company (“TRS”), CAPITALSOURCE FINANCE LLC, a Delaware limited liability company (“CSF”), CSE MORTGAGE LLC, a Delaware limited liability company (“CSM”), CAPITALSOURCE CF LLC, a Delaware limited liability company (“CSCF”), CAPITALSOURCE SF TRS LLC, a Delaware limited liability company (“SFTRS”), CAPITALSOURCE FINANCE II LLC, a Delaware limited liability company ( “CS FII”), CSE CHR HOLDCO LLC, a Delaware limited liability company (“CC Holdco”), CSE CHR HOLDINGS LLC, a Delaware limited liability company (“CC Holdings”) and CS FUNDING IX DEPOSITOR LLC, a Delaware limited liability company (“CSFD” and, together with TRS, CSF, CSM, CSCF, SFTRS, CS FII, CC Holdco, CC Holdings and any other Subsidiary of the Borrower that becomes a party to this Credit Agreement, collectively the “Guarantors” and individually a “Guarantor”), the several banks and other financial institutions from time to time parties to this Credit Agreement (collectively the “Lenders” and individually a “Lender”), WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent” or the “Agent”), Swingline Lender, and Issuing Lender, and BANK OF AMERICA, N.A., as Issuing Lender.
WITNESSETH:
     WHEREAS, the Borrower has requested, and the Lenders have agreed, to extend certain credit facilities to the Borrower on the terms and conditions set forth herein;
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1. Defined Terms.
     As used in this Credit Agreement, terms defined in the preamble to this Credit Agreement have the meanings therein indicated, and the following terms have the following meanings:
     “2009 Debt Documentation” shall mean the definitive documentation, in form and substance satisfactory to the Agent, executed and delivered in connection with any 2009 Debt Issuance, including, without limitation, the HY Debt Documents.
     “2009 Debt Issuance” shall mean the issuance (in one or more transactions), at any time during the period commencing on July 10, 2009 and ending on September 30, 2009, by any Credit Party of any secured or unsecured term Debt including, without limitation, Debt issued under the HY Debt Documents.

     “2009 Equity Issuance” shall mean the issuance (in one or more transactions), at any time during the period commencing on July 10, 2009 and ending on September 30, 2009, by the Initial Borrower to any Person of any shares of its Capital Stock (other than any such equity issuance to the Initial Borrower or its Subsidiaries) that is not Prohibited Stock; provided, however, that the term “2009 Equity Issuance” shall not include any issuance by the Borrower or any of its Subsidiaries solely to the extent that such Capital Stock is issued to directors, officers and employees of the Borrower or any Subsidiary pursuant to any employee stock option plan or other equity incentive plan approved by the board of directors (or similar governing body) of the Borrower or the applicable Subsidiary.
     “ABR Default Rate” shall have the meaning set forth in Section 2.9.
     “Acquisition” means the acquisition of (i) a controlling equity interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity interest or upon exercise of an option or warrant for, or conversion of securities into, such equity interest, or (ii) assets of another Person which constitute all or any material part of the assets of such Person or of a line or lines of business conducted by such Person; provided, however, the term “Acquisition” shall exclude a Portfolio Investment.
     “Additional Credit Party” shall mean each Person that becomes a Guarantor by execution of a Joinder Agreement in accordance with Section 5.9.
     “Advances Outstanding” means on any day, the aggregate outstanding principal amount of all Revolving Loans, Swingline Loans and LOC Obligations.
     “Affiliate” of any Person means (i) any other Person which directly, or indirectly through one or more intermediaries, controls such Person, (ii) any other Person which directly, or indirectly through one or more intermediaries, is controlled by or is under common control with such Person, or (iii) any other Person of which such Person owns, directly or indirectly, 20% or more of the common stock or equivalent equity interests. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, the term “Affiliate” shall not include any Person that constitutes Investments in Equity Instruments or an Investment Loan Subsidiary.
     “Agreement” or “Credit Agreement” shall mean this Credit Agreement, as amended, modified or supplemented from time to time in accordance with its terms.
     “Agreement Currency” shall have the meaning set forth in Section 9.19(b).
     “Alternate Base Rate” shall mean, for any day, a rate per annum equal to:
     (a) in the case of amounts denominated in Dollars, the greater of (i) the Prime Rate in effect on such day plus the Applicable Percentage, and (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%; provided, however, that notwithstanding the foregoing, to the extent that at any time (1) the sum of the LIBOR Rate at such time for a one month Interest Period plus the Applicable Percentage with respect thereto plus one percent is greater than (2) the greater of the rates specified in subsection (i) and (ii) of this clause (a), then the Alternate Base Rate for purposes of this clause (a) shall be increased by the difference between (1) and (2);
     (b) in the case of amounts denominated in Euro, the “main refinancing rate” as set by the European Central Bank in effect on such day plus 1/2 of 1% plus the Applicable Percentage; provided, however, that notwithstanding the foregoing, to the extent that at any time (1) the sum of EURIBOR at such time for a one month Interest Period plus the Applicable Percentage plus one percent is greater than (2) the “main refinancing rate” as set by the European Central Bank in effect on such day plus 1/2 of 1% plus the Applicable Percentage, then the Alternate Base Rate for purposes of this clause (b) shall be increased by the difference between (1) and (2);
     (c) in the case of amounts denominated in Pounds Sterling, the base rate as set by the Monetary Policy Committee of the Bank of England in effect on such day plus 1/2 of 1% plus the Applicable Percentage; provided, however, that notwithstanding the foregoing, to the extent that at any time (1) the sum of LIBOR at such time for a one month Interest Period plus the Applicable Percentage plus one percent is greater than (2) the base rate as set by the Monetary Policy Committee of the Bank of England in effect on such day plus 1/2 of 1% plus the Applicable Percentage, then the Alternate Base Rate for purposes of this clause (c) shall be increased by the difference between (1) and (2); and
     (d) in the case of amounts denominated in any other Alternative Currency, the rate determined by the Administrative Agent, according to comparable financial benchmarks, in its reasonable discretion on such day.
     For purposes hereof: “Prime Rate” shall mean, at any time, the rate of interest per annum publicly announced or otherwise identified from time to time by Wachovia at its principal office in Charlotte, North Carolina as its prime rate. The parties hereto acknowledge that the rate announced publicly by Wachovia as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks; and “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on the next succeeding Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three (3) federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive in the absence of manifest error) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (a)(ii) of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate, the “main refinancing rate” as set by the European Central Bank or the base rate as set by the Monetary Policy Committee of the Bank of England shall be effective on the opening of business on the date of such change.

     “Alternate Base Rate Loans” shall mean Loans that bear interest at an interest rate based on the Alternate Base Rate.
     “Alternative Currency” shall mean, at any time, any of Pounds Sterling or Euro.
     “Alternative Currency Sub-Limit” shall mean $65,000,000; provided however that, notwithstanding the foregoing, when the aggregate Committed Amount is less than or equal to (a) $300,000,000, the term “Alternative Currency Sub-Limit” shall mean $60,000,000 and (b) $100,000,000, the term “Alternative Currency Sub-Limit” shall mean $0.
     “Applicable Creditor” shall have the meaning set forth in Section 9.19(b).
     “Applicable Law” shall mean for any Person or property of such Person, the organization and governing documents of such Person, all existing and future applicable laws, rules, regulations (including temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, executive orders, orders and licenses of and interpretations by any Governmental Authority (including, without limitation, usury laws, predatory lending laws, the Federal Truth in Lending Act, and Regulation Z and Regulation B of the Federal Reserve Board), and applicable judgments, decrees, injunctions, writs, orders, or line action of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.
     “Applicable Percentage” shall mean, for Alternate Base Rate Loans, EURIBOR/LIBOR Rate Loans and LMIR Loans, the percentage set forth below opposite the Initial Borrower’s applicable senior unsecured debt rating in the column labeled “Alternate Base Rate Loans, EURIBOR/LIBOR Rate Loans and LMIR Loans” and for the Commitment Fee, the percentage set forth below opposite the Initial Borrower’s applicable senior unsecured debt rating in the column labeled “Commitment Fee,” as applicable; provided that if the senior unsecured debt ratings from S&P, Moody’s and Fitch are different, and (a) two ratings are equal and higher than the third, the higher rating will apply, (b) two ratings are equal and lower than the third, the lower rating will apply, or (c) no ratings are equal, the intermediate rating will apply. In the event that the Initial Borrower shall maintain ratings from only two of Moody’s, Fitch and S&P and the Initial Borrower is split-rated and (i) the ratings differential is one level, the higher rating will apply, or (ii) the ratings differential is two levels or more, the rating immediately below the highest rating will apply. In the event that the Initial Borrower shall maintain ratings from only one of Moody’s, Fitch and S&P, the one rating shall apply.

	Alternate Base Rate Loans,
	EURIBOR/LIBOR Rate Loans
Rating (S&P/Moody’s/Fitch)	and LMIR Loans	Commitment Fee
BBB/Baa2/BBB	4.25%	0.50%
BBB-/Baa3/BBB-	4.50%	0.75%
BB+/Ba1/BB+	5.00%	1.00%
BB/Ba2/BB	5.50%	1.25%
< BB/Ba2/BB	6.50%	1.50%

In the event that no senior unsecured rating is available from any of (a) Fitch, (b) S&P, or (c) Moody’s, then the term “Applicable Percentage” shall mean 6.50% for Alternate Base Rate Loans, EURIBOR/LIBOR Rate Loans and LMIR Loans and 1.50% for the Commitment Fee. The Applicable Percentage for Alternate Base Rate Loans, EURIBOR/LIBOR Rate Loans, LMIR Loans and the Commitment Fee shall be adjusted within three (3) Business Days of (A) Initial Borrower’s receipt of senior unsecured debt ratings from S&P and Moody’s (in addition to Initial Borrower’s current senior unsecured debt rating from Fitch), and (B) a change in such senior unsecured debt ratings.
     “Asset Based Loans” shall mean any revolving loan that is secured by a first priority security interest in the related Obligor’s accounts receivable, inventory or equipment, and provides the related Obligor with the option to receive additional borrowings thereunder based on the value of its eligible accounts receivable, inventory or equipment.
     “Available Asset Coverage Ratio” shall mean the ratio of (a) the sum of the Initial Borrower’s and its Consolidated Subsidiaries (i) unencumbered and unrestricted cash and Cash Equivalents of the Credit Parties (other than as a result of any Lien granted by any Credit Party to Administrative Agent under the Credit Documents) that is, to the extent required by Section 5.37, subject to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of a control agreement in form and substance satisfactory to the Administrative Agent; and (ii) Qualified Available Assets to (b) the sum of, without duplication, (i) the Committed Amount plus (ii) Senior Unsecured Debt of the Initial Borrower and its Consolidated Subsidiaries plus (iii) all Debt outstanding pursuant to each 2009 Debt Issuance.
     “Available Assets” means (i) with respect to the calculation of Qualified Available Assets for the purposes of the Available Asset Coverage Ratio, an amount equal to (without duplication) the sum of each of the following unencumbered assets and (ii), in all other contexts, the following unencumbered assets (without duplication) without giving effect to the discount factors specified below:
     (a) 91% of the Book Value of each Investment Loan that is a Risk Rated 1 Investment Loan to a Risk Rated 4 Investment Loan to the extent that such Investment Loan is subject to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Pledge Agreement; provided that in the event that the Average Portfolio Charged-Off Ratio as determined as of the last day of each calendar month equals or exceeds (i) 12%, the discount factor for such Risk Rated 4 Investment Loans for such calendar month shall be 50% of the Book Value of such Risk Rated 4 Investment Loans or (ii) 14%, the discount factor for such Risk Rated 4 Investment Loans for such calendar month shall be 25% of the Book Value of such Risk Rated 4 Investment Loans, plus
     (b) (1) 50% of the Book Value of each Investment Loan that is a Risk Rated 5 Investment Loan to the extent that such Investment Loan is subject to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Pledge Agreement; plus (2) 45.5% of the Book Value of each Investment Loan that is an Asset Based Loan that is a Risk Rated 6 Investment Loan to the extent that such Investment Loan is subject to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Pledge Agreement; provided that in the event that the Average Portfolio Charged-Off Ratio as determined as of the last day of each calendar month equals or exceeds 12%, the discount factor for such Risk Rated 5 Investment Loans and such Risk Rated 6 Investment Loans for such calendar month shall be 0% of the Book Value of such Investment Loans; plus
     (c) (1) with respect to any CapitalSource Securitization Note, 23% of the par value of such CapitalSource Securitization Note to the extent that (i) such CapitalSource Securitization Note is subject to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Pledge Agreement or (ii) a Domestic Securitization Note Subsidiary directly owns such CapitalSource Securitization Note free and clear of all Liens (other than Permitted Liens) and all of the Capital Stock of such Domestic Securitization Note Subsidiary is subject to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Pledge Agreement; plus (2) with respect to any CapitalSource Repurchased Securitization Note, the lesser of (A) 45.5% of the par value of such CapitalSource Repurchased Securitization Note and (B) 68% of the cash purchase price paid by Initial Borrower or any Subsidiary for such CapitalSource Repurchased Securitization Note to the extent, in each case, that such CapitalSource Repurchased Securitization Note is subject to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Pledge Agreement; plus
     (d) 63.5% of the lower of the fair market value or the Book Value of Investment Grade rated debt securities excluding securities issued by the Borrower, any Subsidiary or any Unrestricted Subsidiary and excluding any securities backed by pools of residential mortgages to the extent that such Investment Grade rated debt securities are subject to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Pledge Agreement; plus
     (e) 72.5% of the Fair Market Value of Real Property Owned to the extent that a Domestic Real Property Owned Subsidiary directly owns such Real Property Owned free and clear of all Liens (other than Permitted Liens) and all of the Capital Stock of such Domestic Real Property Owned Subsidiary is held directly by one or more Credit Parties free and clear of all Liens (other than Permitted Liens) and all such Capital Stock is subject to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Pledge Agreement; plus

     (f) 45.5% of the Fair Market Value of Real Property Owned to the extent that a Domestic Real Property Owned Subsidiary directly owns such Real Property Owned free and clear of all Liens (other than Permitted Liens) and all of the Capital Stock of such Domestic Real Property Owned Subsidiary is held and owned directly by a Tier 1 Real Property Intermediate Holdco free and clear of all Liens (other than Permitted Liens) and all Capital Stock of the Tier 1 Real Property Intermediate Holdco is subject to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Pledge Agreement; plus
     (g) 27% of the Fair Market Value of Real Property Owned to the extent that a Domestic Real Property Owned Subsidiary directly owns such Real Property Owned free and clear of all Liens (other than Permitted Liens) and all of the Capital Stock of such Domestic Real Property Owned Subsidiary is held and owned directly by an Intermediate Holdco free and clear of all Liens (other than Permitted Liens) and all of the Capital Stock of such Intermediate Holdco is held and owned directly by one or more Tier 2 Real Property Intermediate Holdcos free and clear of all Liens (other than Permitted Liens) and all Capital Stock of each such Tier 2 Real Property Intermediate Holdco is subject to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Pledge Agreement (except in the case that such Tier 2 Real Property Intermediate Holdco is CHR, then, at any time on or prior to January 15, 2009, only 97% of all of the Capital Stock of CHR shall be required for purposes of this clause (g) to be subject to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Pledge Agreement); plus
     (h) if, as of any date of determination, the Healthcare REIT is a Healthcare REIT Consolidated Subsidiary and at least 20% of the outstanding Common Equity (determined on a fully-diluted basis) is listed on a U.S. national securities exchange or the NASDAQ Stock Market, then 32% of the Average Stock Price of the Common Equity that, unless a Form U-1 is provided by the Initial Borrower to the Administrative Agent pursuant to Section 5.38, is not Margin Stock of the Healthcare REIT held by the Credit Parties or their Subsidiaries to the extent that such Common Equity is subject to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Pledge Agreement; plus
     (i) if, as of any date of determination, the Healthcare REIT is not a Healthcare REIT Consolidated Subsidiary and more than 50% of the outstanding Common Equity (determined on a fully-diluted basis) is listed on a U.S. national securities exchange or the NASDAQ Stock Market, then 45.5% of the Average Stock Price of the Common Equity that, unless a Form U-1 is provided by the Initial Borrower to the Administrative Agent pursuant to Section 5.38, is not Margin Stock of the Healthcare REIT held by the Credit Parties or their

Subsidiaries to the extent that such Common Equity is subject to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Pledge Agreement; plus
     (j) if, as of any date of determination, CapitalSource Bank is a Wholly Owned Subsidiary, 37% of the Tangible Book Value of the common equity of CapitalSource Bank held by the Initial Borrower to the extent that such common equity is subject to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Pledge Agreement.
     “Average Portfolio Charged-Off Ratio” means the percentage equivalent of a fraction (a) the numerator of which is equal to the sum of the portion of the outstanding balance of all Investment Loans of the Initial Borrower and its Consolidated Subsidiaries that became Charged-Off Investment Loans (net of recoveries) during the preceding 12 months, and (b) the denominator of which is equal to a fraction the numerator of which is the sum of the outstanding balance of all Investment Loans of the Initial Borrower and its Consolidated Subsidiaries at the beginning of each of the preceding 12 months, and the denominator of which is twelve; provided, that, Liquid Real Estate Assets shall not be included in the calculation of the Average Portfolio Charged-Off Ratio.
     “Average Stock Price” means the volume weighted average of the closing price per share of the common equity on a U.S. national securities exchange or the NASDAQ Stock Market for the thirty (30) trading days prior to the date of calculation (or, if such shares have been trading for less than thirty (30) days prior to the date of calculation, such shorter period that such shares have been trading), as published on each such day in The Wall Street Journal (National Edition) or, if no such closing price is published in the Wall Street Journal (National Edition), the average of the closing bid and asked prices on each such date, as officially reported on the principal national securities exchange on which the common equity is then listed or admitted to trading.
     “Bank Acquisition” means an acquisition permitted hereunder by any Credit Party or a Bank Subsidiary (all of the Capital Stock of which is owned directly by the Initial Borrower) of (a) all of the Capital Stock of a Person that is a regulated depository institution and which becomes a Bank Subsidiary and (b) all or substantially all of the assets of a regulated depository institution.
     “Bank Holding Company” has the meaning set forth in Section 2(a) of the Bank Holding Company Act of 1956, as amended (or an successor provision thereof).
     “Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. §§ 101, et. seq.), as amended from time to time.
     “Bank Subsidiary” means a Subsidiary that is a regulated depository institution and is so designated by the Initial Borrower in writing to the Administrative Agent. Upon the consummation of the CapitalSource Bank Transaction, each of the CapitalSource Bank Entities that is a regulated depository institution shall automatically become a Bank Subsidiary.

     “Big 4 Accounting Firm” shall mean any of the following: PriceWaterhouseCoopers LLP; Deloitte & Touche LLP; Ernst & Young LLP; or KPMG LLP.
     “Book Value” means with respect to any asset, the value thereof as the same would be reflected on a consolidated balance sheet of the Initial Borrower and its Consolidated Subsidiaries as at such time in accordance with GAAP.
     “Borrower” means each of the Initial Borrower and CSF. If at any time there are Advances Outstanding from both the Initial Borrower and CSF, then the term “Borrower” shall mean the singular and the collective reference to each or all entities constituting or comprising Borrower, as the context may require.
     “Borrowing Date” shall mean, in respect of any Loan, the date such Loan is made.
     “Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina or New York, New York are authorized or required by law to close; provided, however, that (a) when used in connection with a rate determination, borrowing or payment in respect of any EURIBOR/LIBOR Rate Loan, LMIR Loan or Alternate Base Rate Loan denominated in an Alternative Currency, the term “Business Day” shall also exclude any day on which banks in London, England are not open for dealings in deposits of Dollars or Alternative Currencies, as applicable, in the London interbank market; and (b) when used in connection with a rate determination, borrowing or payment in any Alternative Currency, the term “Business Day” shall also exclude any day on which banks are not open for foreign exchange dealings between banks in the exchange of the home country of such Alternative Currency.
     “Capital Expenditures” means for any period the sum of all capital expenditures incurred during such period by the Initial Borrower, its Consolidated Subsidiaries and the CapitalSource Bank Entities, as determined in accordance with GAAP.
     “Capital Lease” shall mean any lease of property, real or personal, the obligations with respect to which are required to be capitalized on a balance sheet of the lessee in accordance with GAAP.
     “Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.
     “CapitalSource Bank Acquisition Agreement” shall mean that certain Purchase and Assumption Agreement dated as of April 13, 2008, by and among the Initial Borrower, CapitalSource TRS Inc., Fremont General Corporation, Fremont General Credit Corporation and Fremont Investment & Loan.
     “CapitalSource Bank Entities” shall mean, collectively, (i) the Wholly Owned Subsidiary formed by the Initial Borrower or one of its Wholly Owned Subsidiaries for the purpose of holding the assets acquired in the CapitalSource Bank Transaction and (ii) any Subsidiaries

thereof. For purposes of this definition, the terms Wholly Owned Subsidiary and Subsidiary shall include any Bank Subsidiary (even if such Bank Subsidiary is an Unrestricted Subsidiary).
     “CapitalSource Bank Transaction” shall mean the acquisition by the Initial Borrower of the assets of Fremont Investment & Loan pursuant to the terms of the CapitalSource Bank Acquisition Agreement.
     “CapitalSource Repurchased Securitization Note” shall mean any security or note rated at least “BB” by S&P, “Ba2” by Moody’s and “BB” by Fitch issued by CSF, CSM or any subsidiary thereof, pursuant to a Securitization Transaction and which has been repurchased by such issuer or affiliate thereof after its primary issuance.
     “CapitalSource Securitization Note” shall mean any security or note rated at least “BB” by S&P, “Ba2” by Moody’s and “BB” by Fitch issued by CSF, CSM or any subsidiary thereof, pursuant to a Securitization Transaction and which has been retained by such issuer or affiliate thereof.
     “Capital Stock” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.
     “Cash Collateralized Letters of Credit” has the meaning set forth in the definition of Permitted Liens.
     “Cash Equivalents” means: (i) marketable securities (A) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or (B) issued by any agency of the United States government the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one (1) year after acquisition thereof; (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after acquisition thereof and having, at the time of acquisition, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of acquisition and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances issued or accepted by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that is (A) “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (B) has Tier 1 capital (as defined in such regulations) of not less than $250,000,000, in each case maturing within one year after issuance or acceptance thereof; and (v) shares of any money market mutual or similar funds that (A) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) through (iv) above, (B) has net assets of not less than $500,000,000 and (C) has the highest rating obtainable from either S&P or Moody’s.
     “CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §9601 et seq. and its implementing regulations and amendments.
     “CERCLIS” means the Comprehensive Environmental Response Compensation and Liability Information System established pursuant to CERCLA.
     “Change of Control” shall mean (a) any Person or two or more Persons acting in concert shall have acquired “beneficial ownership,” directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of, or control over, Voting Stock of the Initial Borrower (or other securities convertible into such Voting Stock) representing 33-1/3% or more of the combined voting power of all Voting Stock of the Initial Borrower, (b) the replacement of greater than 50% of the Board of Directors of any Credit Party over a two year period from the directors who constituted the Board of Directors at the beginning of such period, and such replacements shall not have been approved or nominated by a vote of at least a majority of the Board of Directors of such Credit Party then still in office who were either members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved, (c) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of greater than 50% of the value of the assets of the Initial Borrower and its Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), (d) the adoption by the stockholders of the Initial Borrower of a plan or proposal for the liquidation or dissolution of the Initial Borrower, (e) at any time prior to the satisfaction of the Release Condition, the Initial Borrower shall fail to own, directly or indirectly, all of the issued and outstanding Capital Stock of CSF or (f) the occurrence of a change of control or similar term under any documentation entered into with respect to any 2009 Debt Issuance . Notwithstanding the foregoing, solely for the purpose of determining whether there has been a Change of Control pursuant to clause (a) above, any purchase by one or more Excluded Persons which increases any of such Excluded Persons’ direct or indirect ownership interest (whether individually or in the aggregate) in the Voting Stock of the Initial Borrower shall not constitute a Change of Control even if the amount of Voting Stock acquired or controlled by such Excluded Person(s) exceeds (whether individually or in the aggregate) 33-1/3% of the combined voting power of all Voting Stock of the Initial Borrower; provided, however, that for so long as any of such Excluded Persons’ direct or indirect ownership interest in the Voting Stock of the Initial Borrower exceeds (individually or in the aggregate) 33-1/3% of the combined voting power of all Voting Stock of the Initial Borrower, the initiation by the Initial Borrower of any action intended to terminate or having the effect of terminating the registration of its securities under Section 12(g) of the Exchange Act or intended to suspend or having the effect of suspending its obligation to file reports with the U.S. Securities and Exchange Commission under Sections 13 and 15(d) of the Exchange Act, shall constitute a Change of Control. “Excluded Person” shall mean each of John Delaney, Farallon Capital Management, LLC, and Madison Dearborn Partners, LLC. As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d-3 of the Securities and Exchange Commission under the Exchange Act.
     “Charged-Off Investment Loan” means any Investment Loan of the Initial Borrower or any of its Consolidated Subsidiaries (or portion thereof deemed to be “charged-off”) as to which any of the following first occurs: (a) the Initial Borrower has determined in accordance with its Credit and Collection Policy that such asset is not collectible, or adequate collateral or other source of payment does not exist to repay the principal due, (b) any principal or interest payments (other than in respect of default rate interest) remain unpaid for at least 180 days from the original due date for such payment, in which case 100% of the asset balance shall be deemed to be “charged-off”, or (c) the Obligor is subject to an Insolvency Event, in which case not less than 50% of the asset balance shall be deemed to be “charged-off”; provided that, solely for the purposes of calculating “Qualified Available Assets”, the definition of Charged-Off Investment Loan shall also include any Investment Loan of the Initial Borrower or any of its Consolidated Subsidiaries (or portion thereof deemed to be “charged-off”) as to which any principal or interest payments remain unpaid for at least ninety (90) days from the original due date for such payment, in which case 50% of the asset balance shall be deemed to be “charged-off” for such purposes.
     “CHR” shall mean CapitalSource Healthcare REIT, a Maryland real estate investment trust.
     “Class of Lenders” shall mean either the Non-Extending Lenders or the Extending Lenders, as context may require.
     “Closing Date” shall mean the date of this Credit Agreement.
     “Code” means the Internal Revenue Code of 1986, as amended, or any successor Federal tax code. Any reference to any provision of the Code shall also be deemed to be a reference to any successor provision or provisions thereof.
     “Collateral” shall mean a collective reference to the collateral which is identified in, and at any time covered by, the Security Documents and such other collateral in which a security interest is granted in favor of the Agent to secure the Credit Party Obligations.
     “Collateral Proceeds” shall mean, without duplication,
     (a) all cash proceeds received in connection with any sale, transfer, conveyance or contribution to any Person (other than to a Credit Party to the extent such sale, transfer, conveyance or contribution is permitted under Section 5.14) of any asset, property or investment constituting Collateral owned or held directly by any Credit Party;
     (b) all cash proceeds received in connection with any investment (other than Permitted Distributions) constituting Collateral owned or held directly by any Credit Party (including, without limitation, any cash proceeds received from scheduled principal collections, prepayments, or terminated commitments of any investment or loan, but specifically excluding proceeds attributable to fees, interest, reimbursements, indemnities and similar proceeds); provided, however, that the term “Collateral Proceeds” shall not include for purposes of this clause (b), any payments of principal received on account of any revolving loan held by any Credit Party without a reduction of the commitment of such Credit Party with respect to such revolving loan;
     (c) (i) the amount of secured debt or leverage obtained by any Credit Party after December 23, 2008 (other than secured Debt from any 2009 Debt Issuance); and (ii) the amount of secured debt or leverage obtained after December 23, 2008 encumbering or secured by any (1) Real Property Owned that is owned or held by a Collateral Real Property Non-Credit Party, (2) CapitalSource Securitization Note that is owned or held by a Collateral Securitization Note Non-Credit Party, or (3) Capital Stock of any Collateral Real Property Non-Credit Party, Real Property Holdco or Collateral Securitization Note Non-Credit Party that, as applicable, owns or holds directly or indirectly Real Property Owned or a CapitalSource Securitization Note;
     (d) all cash proceeds received in connection with any sale, transfer, conveyance or contribution to any Person (other than to a Credit Party to the extent such sale, transfer, conveyance or contribution is permitted under Section 5.14) of any (1) Real Property Owned that is owned or held by a Collateral Real Property Non-Credit Party, (2) CapitalSource Securitization Note that is owned or held by a Collateral Securitization Note Non-Credit Party, (3) Capital Stock of any Collateral Real Property Non-Credit Party, Real Property Holdco, or Collateral Securitization Note Non-Credit Party that, as applicable, owns or holds directly or indirectly Real Property Owned or a CapitalSource Securitization Note, or (4) Capital Stock of a Trust Depositor Subsidiary; and
     (e) all cash proceeds received by any (1) Collateral Real Property Non-Credit Party on account of its investment in Real Property Owned that is owned or held, (2) Real Property Holdco on account of its direct or indirect investment in any Collateral Real Property Non-Credit Party that owns or holds Real Property Owned, or (3) Collateral Securitization Note Non-Credit Party on account of its investment in any CapitalSource Securitization Note that is owned or held.
     “Collateral Real Property Non-Credit Parties” shall mean any Domestic Real Property Owned Subsidiary that is not a Credit Party and directly owns Real Property Owned that is included in the calculation of Qualified Available Assets pursuant to clauses (e), (f) or (g) of the definition of Available Assets.
     “Collateral Securitization Note Non-Credit Parties” shall mean any Domestic Securitization Note Subsidiary that is not a Credit Party and directly owns a Capital Source Securitization Note that is included in the calculation of Qualified Available Assets pursuant to clause (c) of the definition of Available Assets.
     “Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans in an aggregate principal amount at any time outstanding up to an amount equal to such Lender’s Commitment Percentage of the Committed Amount as specified in Schedule 2.1(a) or in the Register, as such amount may be reduced or increased from time to time in accordance with the provisions hereof.
     “Commitment Fee” shall have the meaning set forth in Section 2.5(a).
     “Commitment Percentage” shall mean, for each Lender, the percentage identified as its Commitment Percentage on Schedule 2.1(a) or in the Register, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6(c) or in connection with any reduction in the Committed Amount of such Lender pursuant to Section 2.6, such modifications to be deemed made on the Transfer Effective Date for such assignment or the date of such reduction in the Committed Amount, as applicable.
     “Commitment Termination Date” shall mean (a) March 13, 2010 with respect to the Commitments of, and the Loans held by, the Non-Extending Lenders and (b) the Extending Lender Maturity Date with respect to the Commitments of, and the Loans held by, the Extending Lenders.
     “Commitment Transfer Supplement” shall mean a Commitment Transfer Supplement, in substantially the form of Exhibit J.
     “Committed Amount” shall have the meaning set forth in Section 2.1(a).
     “Common Equity” means (a) the common equity of the Healthcare REIT and (b) the common equity of the Healthcare REIT that is issuable upon the conversion, exchange, redemption or surrender of the equity interest of any other Healthcare REIT Entity; provided that, at all times, such equity interest of any other Healthcare REIT Entity (i) is immediately, without any condition, restriction, obligation or limitation (other than reasonable notice to the Healthcare REIT), convertible, exchangeable, redeemable or able to be surrendered for common equity of the Healthcare REIT or cash in an amount equal to the fair market value of such common equity, (ii) for the sake of clarity, complies with the requirements specified in the definition of Qualified Available Assets, and (iii) is not subject to impairment in any respect, including, without limitation, in respect of exchange or redemption rights, as a result of a transfer or Lien grant contemplated by the definition of Qualified Available Assets.
     “Commonly Controlled Entity” shall mean an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414 of the Code.
     “Compliance Certificate” shall have the meaning set forth in Section 5.2(a).
     “Consolidated Debt” shall mean as of the date of any determination thereof, the sum of the aggregate unpaid amount of all Debt of the Initial Borrower, its Consolidated Subsidiaries and the CapitalSource Bank Entities determined on a consolidated basis in accordance with GAAP.

     “Consolidated Subsidiary” means at any date any Subsidiary the accounts of which, in accordance with GAAP, would be consolidated with those of the Initial Borrower in its consolidated and consolidating financial statements as of such date.
     “Consolidated Tangible Net Worth” means, as of any date of determination, the assets less the liabilities of the Initial Borrower, its Consolidated Subsidiaries, the CapitalSource Bank Entities and each Healthcare REIT Consolidated Subsidiary, less intangible assets (including goodwill), less loans or advances to stockholders, directors, officers or employees, plus an amount equal to the lesser of (i) any valuation allowance established in accordance with FAS 109 relating to deferred tax assets and (ii) $270,000,000, all determined in accordance with GAAP; provided, however, that if the Initial Borrower’s financial statements as of such date include goodwill created as a result the CapitalSource Bank Transaction, then all such goodwill in an amount not to exceed $200,000,000 shall be treated as a tangible asset for the purpose of this definition; provided, further, however, that with respect to any Consolidated Subsidiary, CapitalSource Bank Entity or Healthcare REIT Consolidated Subsidiary that all of the shares of Capital Stock are not, directly or indirectly, owned by the Initial Borrower, then, with respect to any such Person, the Consolidated Tangible Net Worth of such Person shall be calculated by multiplying the Consolidated Tangible Net Worth of such Person by the percentage of the aggregate proceeds that would be distributed to Initial Borrower, directly or indirectly, upon the dissolution of such Person.
     “Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.
     “Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.
     “Credit and Collection Policy” means the written credit policies and procedures manual of the Initial Borrower (which policies shall include without limitation policies on loss reserves, due diligence format, underwriting parameters and credit approval procedures) in the form provided to the Lenders prior to the Closing Date and attached hereto as Schedule 4.26, as it may be amended or supplemented from time to time in accordance with Section 5.30.
     “Credit Documents” shall mean this Credit Agreement, each of the Notes, the Letters of Credit, the LOC Documents, the Guaranty Agreement, any Joinder Agreement, the Security Documents and all other agreements, documents, certificates and instruments delivered to the Administrative Agent or any Lender by any Credit Party in connection therewith (including, without limitation, any joinder to the Security Agreement or the Pledge Agreement but excluding any agreement, document, certificate or instrument related to a Hedging Agreement).
     “Credit Party” shall mean any of the Borrower or Guarantors, and “Credit Parties” shall mean the Borrower and Guarantors collectively.

     “Credit Party Obligations” means all loans, advances, debts, liabilities and obligations, for monetary amounts owing by any Credit Party to the Lenders (including the Issuing Lender) and Administrative Agent, whenever arising, or any of their assigns, as the case may be, whether due or to become due, matured or unmatured, liquidated or unliquidated, contingent or non-contingent, and all covenants and duties regarding such amounts, of any kind or nature, present or future, arising under or in respect of any of this Credit Agreement, the Letters of Credit, the Notes, any fee letter (including, without limitation, any commitment letter) delivered in connection with this Credit Agreement or any Credit Document, as amended or supplemented from time to time, whether or not evidenced by any separate note, agreement or other instrument. The term Credit Party Obligations includes, without limitation, all Advances Outstanding, interest (including interest that accrues after the commencement against any Credit Party of any action under the Bankruptcy Code), breakage costs, fees, including, without limitation, any and all arrangement fees, loan fees, facility fees, and any and all other fees, expenses, costs, indemnities, or other sums (including reasonable attorney costs) chargeable to a Credit Party under any of the Credit Documents.
     “CSI” CapitalSource International Inc., a Delaware corporation.
     “Currency” shall mean Dollars or any Alternative Currency.
     “Customary Non-Recourse Exclusions” shall mean usual and customary exceptions and non-recourse carve-outs in non-recourse secured debt financings of real property including, without limitation, exceptions by reason of (i) any fraudulent misrepresentation made by the obligor in or pursuant to any document evidencing any Debt, (ii) any unlawful act on the part of the obligor in respect of the Debt, (iii) any waste or misappropriation of funds by the obligor in contravention of the provisions of the Debt, (iv) customary environmental indemnities associated with the Real Property securing the non-recourse debt financing, (v) voluntary bankruptcy of the obligor under the non-recourse debt financing or (vi) failure of the obligor to comply with applicable special purpose entity covenants, but excluding in each case exceptions by reason of (a) non-payment of the Debt (other than the first debt service payment thereon) incurred in such non-recourse financing, or (b) the failure of the relevant obligor to comply with financial covenants or similar financial requirements. For the avoidance of doubt, in the event the Borrower or any of its Subsidiaries shall become liable for one of the Customary Non-Recourse Exclusions, the guaranty will be included in Senior Unsecured Debt.
     “Debt” of any Person means at any date, without duplication (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) all obligations of such Person as lessee under Capital Leases, (e) all obligations of such Person to reimburse any bank or other Person in respect of amounts payable under a banker’s acceptance, (f) all obligations of such Person to redeem preferred stock or equity of such Person (whether or not such Person is a corporation), (g) all obligations (absolute or contingent) of such Person to reimburse any bank or other Person in respect of amounts which are available to be drawn or have been drawn under a letter of credit or similar instrument, (h) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, (i) all Debt of others guaranteed by such Person, (j) all obligations, direct or indirect (absolute or contingent) of such Person to repurchase property or assets sold or otherwise transferred by such Persons, (k) all indebtedness, obligations or liabilities of that Person in respect of derivatives, determined as of such date on a net mark-to-market basis in accordance with customary market practice, and (l) the principal portion of all obligations of such Person under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction in each case (i) is considered borrowed money indebtedness for tax purposes, and (ii) is classified as an operating lease under GAAP.
     “Debt Issuance” shall mean the issuance of any unsecured debt for borrowed money by the Borrower or any of its Subsidiaries other than (a) Debt issued and outstanding from any 2009 Debt Issuance; and (b) Permitted Unsecured Debt; provided, however, that the term Debt Issuance shall include Permitted Unsecured Debt once (and shall be deemed issued and received when) any of the criteria set forth in the definition of Permitted Unsecured Debt is not satisfied.
     “Default” shall mean any of the events specified in Section 7.1, whether or not any requirement for the giving of notice or the lapse of time, or both, or any other condition, has been satisfied.
     “Defaulting Lender” shall mean, at any time, any Lender that, at such time (a) has failed to make a Loan required pursuant to the terms of this Credit Agreement, including the funding of a Participation Interest in accordance with the terms hereof and such default remains uncured, (b) has failed to pay to the Administrative Agent or any Lender an amount owed by such Lender pursuant to the terms of this Credit Agreement and such default remains uncured, or (c) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar official.
     “Dollar Equivalent” shall mean, on any day, the spot selling rate at which the Administrative Agent offers to sell such Alternative Currency for Dollars in the London foreign exchange market at approximately 11:00 a.m., London time for delivery two (2) Business Days later.
     “Dollars” and “$” shall mean dollars in lawful currency of the United States of America.
     “Domestic Lending Office” shall mean, initially, the office of each Lender designated as such Lender’s Domestic Lending Office shown on Schedule 9.2; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Initial Borrower as the office of such Lender at which Alternate Base Rate Loans of such Lender are to be made.
     “Domestic Real Property Owned Subsidiary” means single purpose entity that is a Wholly Owned Subsidiary of the Initial Borrower organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia, created for the sole purpose of, and whose only business shall be, acquiring or owning

Real Property Owned, whether pursuant to a Securitization Transaction or otherwise, and those activities incidental thereto.
     “Domestic Securitization Note Subsidiary” means single purpose entity that is a Wholly Owned Subsidiary of the Initial Borrower organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia, created for the sole purpose of, and whose only business shall be, acquiring or owning CapitalSource Securitization Notes, whether pursuant to a Securitization Transaction or otherwise, and those activities incidental thereto.
     “Domestic Subsidiary” shall mean any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.
     “Environmental Authorizations” means all licenses, permits, orders, approvals, notices, registrations or other legal prerequisites for conducting the business of the Credit Parties or their Subsidiaries required by any Environmental Requirement.
     “Environmental Laws” shall mean any and all applicable foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other requirement of Applicable Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time be in effect during the term of this Credit Agreement.
     “Environmental Liability” means any liability, whether accrued, contingent or otherwise, arising from and in any way associated with any Environmental Requirements.
     “Environmental Requirements” means any legal requirement relating to health, safety or the environment and applicable to the Credit Parties, any Subsidiary of the Credit Parties or the Properties, including but not limited to any such requirement under CERCLA or similar state legislation and all federal, state and local laws, ordinances, regulations, orders, writs, decrees and common law.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor law. Any reference to any provision of ERISA shall also be deemed to be a reference to any successor provision or provisions thereof.
     “EURIBOR” means, in relation to any Loan to be advanced to, or owing by, any Borrower hereunder in Euro and any Interest Period relating thereto:
     (a) The percentage rate per annum equal to the offered quotation which appears on the Screen for a duration equal to or comparable to the duration of such Interest Period at or about 11.00 a.m. (Brussels time) two Business Days prior to such Interest Period; or

     (b) If no quotation for Euro for the relevant Interest Period is displayed and the Agent has not selected an alternative service on which a quotation is displayed, the rate offered by the principal London office of the Administrative Agent to leading banks in immediately available funds in the European interbank market at approximately 11:00 a.m., Brussels time two Business Days prior to such Interest Period.
     “EURIBOR/LIBOR Lending Office” shall mean, initially, the office of each Lender designated as such Lender’s EURIBOR/LIBOR Lending Office shown on Schedule 9.2; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Initial Borrower as the office of such Lender at which the EURIBOR/LIBOR Rate Loans of such Lender are to be made.
     “EURIBOR/LIBOR Rate Loan” shall mean: (a) in the case of Loans denominated in any Currency (other than Euro), any such Loan during any period in which it bears interest at a rate based upon the LIBOR Rate; and (b) in the case of Loans denominated in Euro, any such Loan during any period in which it bears interest at a rate based upon the EURIBOR.
     “Eurocurrency Reserve Percentage” shall mean for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) in respect of Eurocurrency liabilities, as defined in Regulation D of such Board as in effect from time to time, or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.
     “Euro” shall mean the lawful currency of the Participating Member States.
     “Event of Default” shall mean any of the events specified in Section 7.1; provided, however, that any requirement for the giving of notice or the lapse of time, or both, or any other condition, has been satisfied.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     “Existing Letters of Credit” shall have the meaning set forth in Section 2.3(i).
     “Extension of Credit” shall mean, as to any Lender, the making of a Loan by such Lender or the issuance of, or participation in, a Letter of Credit by such Lender.
     “Extending Event” shall mean the occurrence of any of the following events:
     (a) on or before July 31, 2009, the Committed Amount of the Extending Lenders is reduced in accordance with Section 2.6(b) by an amount equal to at least $200,000,000 from Free Cash Flow or from one or more 2009 Equity Issuance(s) and the Borrower pays or prepays the Revolving Loans and the Swingline Loans of the Extending Lenders as provided in Section 2.6(b); provided that no Event of Default is in existence at any time from the effective date of Amendment

No. 8 through the date of such Extending Event (that is not cured or waived prior to the end of such period) and no secured 2009 Debt Issuance is consummated on or prior to July 31, 2009; or
     (b) (i) on or before July 31, 2009, the Committed Amount of the Extending Lenders is reduced in accordance with Section 2.6(b) by an amount equal to at least $100,000,000 from Free Cash Flow, one or more 2009 Equity Issuance(s) or 2009 Debt Issuance(s) and the Borrower pays or prepays the Revolving Loans and the Swingline Loans of the Extending Lenders as provided in Section 2.6(b) and (ii) on or before September 30, 2009, the Committed Amount of the Extending Lenders is reduced in accordance with Section 2.6(b) by an amount equal to at least $200,000,000 (including any amounts paid down pursuant to clause (i) of this subsection (b)) from Free Cash Flow, one or more 2009 Equity Issuance(s) or 2009 Debt Issuance(s) and the Borrower pays or prepays the Revolving Loans and the Swingline Loans of the Extending Lenders as provided in Section 2.6(b); provided that if any secured 2009 Debt Issuance is consummated on or before September 30, 2009 then such amount shall be at least $300,000,000 (including any amounts paid down pursuant to clause (i) of this subsection (b)) and; provided further, that no Event of Default is in existence at any time from the effective date of Amendment No. 8 through the date of such Extending Event (that is not cured or waived prior to the end of such period).
     “Extending Lender Maturity Date” shall mean March 13, 2010; provided, however, that if the Extending Event occurs, the term “Extending Lender Maturity Date” shall mean March 31, 2012.
     “Extending Lenders” shall mean each Lender that executes Amendment No. 8 to this Credit Agreement (and their respective successors and assigns); provided, however, that any Person that is an Extending Lender shall be deemed a Non-Extending Lender solely with respect to the Loans and Commitments acquired by such Person after the effective date of Amendment No. 8 to this Credit Agreement from a Person that is a Non-Extending Lender.
     “Facility Extension Request” shall have the meaning set forth in Section 2.20.
     “Fair Market Value” shall mean with respect to Real Property Owned the “as is” appraised value of the Real Property Owned, provided that in no event shall the Fair Market Value of Real Property Owned be greater than the purchase price of the Real Property Owned.
     “Federal Funds Effective Rate” shall have the meaning set forth in the definition of “Alternate Base Rate”.
     “First Tier Domestic Subsidiary” shall mean a Domestic Subsidiary whose Capital Stock is directly owned by the Initial Borrower.
     “First Tier Foreign Subsidiary” shall mean a Subsidiary that is not a Domestic Subsidiary and whose Capital Stock is directly owned by the Initial Borrower.
     “Fiscal Month” means any fiscal month of the Initial Borrower.

     “Fiscal Quarter” means any fiscal quarter of the Initial Borrower.
     “Fiscal Year” means the fiscal year of the Initial Borrower for accounting purposes ending on December 31 of each calendar year and when preceded or followed by the designation of a calendar year (e.g. 2006 Fiscal Year means the Fiscal Year of the Initial Borrower ending on December 31 of such designated calendar year).
     “Fitch” means Fitch, Inc. or any successor thereto.
     “Foreign Currency Equivalent” shall mean, on any day, with respect to any amount in Dollars, the amount of Alternative Currency that would be required to purchase such amount of Dollars on such day, based on the rate appearing on the relevant display on the Reuters Monitor Money Rate Service for the sale of Dollars for such Alternative Currency in the London foreign exchange market at approximately 11:00 a.m. London time for delivery two (2) Business Days later, or, if not available, the spot selling rate at which the Administrative Agent offers to sell Dollars for such Alternative Currency in the London foreign exchange market at approximately 11:00 a.m., London time for delivery two (2) Business Days later.
     “Free Cash Flow” shall mean all unencumbered and unrestricted cash of the Credit Parties (other than as a result of any Lien granted by any Credit Party to Administrative Agent under the Credit Documents) that does not consist of, and was not generated or derived from, any Collateral Proceeds that are required to be applied to reduce the Committed Amount as provided in Section 2.6(b), issuance of any Debt or 2009 Equity Issuance by any Credit Party or any of its Subsidiaries that is required to be applied to reduce the Committed Amount as provided in Section 2.6(b), or any other matter or source required to be applied to reduce the Committed Amount pursuant to Section 2.6(b) hereof.
     “Fronting Fee” shall have the meaning set forth in Section 2.5(b).
     “GAAP” shall mean, except as provided in Section 1.3, generally accepted accounting principles in effect as of any date of determination in the United States of America applied on a consistent basis.
     “Government Acts” shall have the meaning set forth in Section 2.19.
     “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any court or arbitrator and any accounting board or authority (whether or not a part of the government) which is responsible for the establishment or interpretation of national or international accounting principles.
     “Guarantor” shall have the meaning set forth in the first paragraph of this Credit Agreement, and shall also include CSI so long as the Guaranty Agreement is in effect; provided, however, that for purposes of Article X the term “Guarantor” shall not include CSI.

     “Guaranty” shall mean the guaranty of the Guarantors set forth in Article X.
     “Guaranty Agreement” shall mean that certain Guaranty Agreement, dated as of December 20, 2006, made by and among the Initial Borrower, CSI and the Agent for the benefit each of the Lenders, as amended, modified or supplemented from time to time.
     “Hazardous Materials” includes, without limitation, (a) solid or hazardous waste, as defined in the Resource Conservation and Recovery Act of 1980, 42 U.S.C. §6901 et seq. and its implementing regulations and amendments, or in any applicable state or local law or regulation, (b) any “hazardous substance”, “pollutant” or “contaminant”, as defined in CERCLA, or in any applicable state or local law or regulation, (c) gasoline, or any other petroleum product or by-product, including crude oil or any fraction thereof, (d) toxic substances, as defined in the Toxic Substances Control Act of 1976, or in any applicable state or local law or regulation, and (e) insecticides, fungicides, or rodenticides, as defined in the Federal Insecticide, Fungicide, and Rodenticide Act of 1975, or in any applicable state or local law or regulation, as each such act, statute or regulation may be amended from time to time.
     “Healthcare REIT” shall mean the REIT resulting from the consummation of a spin-off, initial public offering, merger or other corporate transaction of the healthcare net-lease business of the Initial Borrower and its Subsidiaries after which the shares of such REIT (or its successor) are listed on a U.S. national securities exchange or the NASDAQ Stock Market.
     “Healthcare REIT Consolidated Subsidiary” means at any date any Healthcare REIT Entity, if such Healthcare REIT Entity’s accounts, in accordance with GAAP, would be consolidated with those of the Initial Borrower in its consolidated and consolidating financial statements as of such date.
     “Healthcare REIT Entities” shall mean the Healthcare REIT and its Subsidiaries, as well as any direct or indirect Subsidiaries of the Initial Borrower that are formed for the sole purpose of establishing, structuring or capitalizing the Healthcare REIT.
     “Hedging Agreement” shall mean, with respect to any Person, any agreement entered into to protect such Person against fluctuations in interest rates, or currency or raw materials values, including, without limitation, any interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more counterparties, commodity purchase or option agreements or other interest or exchange rate hedging agreements.
     “HY Debt Documents” shall mean (i) the HY Indenture, (ii) the notes issued under the HY Indenture by the Initial Borrower in favor of the noteholders and (iii) all other documents, instruments and agreements executed or delivered in connection therewith.
     “HY Indenture” shall mean an indenture by and between the Initial Borrower and the HY Trustee in connection with a 2009 Debt Issuance.
     “HY Intercompany Notes” shall mean the notes issued by certain Credit Parties to the Initial Borrower, in form and substance satisfactory to the Agent.

     “HY Intercreditor Agreement” shall have the meaning set forth in clause (xvi) of the definition of Permitted Liens.
     “HY Trustee” shall mean U.S. Bank, National Association, as trustee for the holders of Debt under the HY Debt Documents.
     “Impacted Lender” shall mean a Defaulting Lender or a Lender as to which (a) the Issuing Lender has a good faith belief that the Lender has defaulted in fulfilling its obligations under one or more other syndicated credit facilities, or (b) an entity that controls the Lender has been deemed insolvent or become subject to a bankruptcy or similar proceeding. As used in the foregoing sentence, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.
     “Initial Borrower” means CapitalSource Inc., a Delaware corporation.
     “Insolvency” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.
     “Insolvency Event” means with respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days, or (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.
     “Insolvency Laws” means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.
     “Insolvency Proceeding” means any case, action or proceeding before any court or Governmental Authority relating to an Insolvency Event.
     “Interest Payment Date” shall mean (a) as to any Alternate Base Rate Loan or LMIR Loan, the first day of each April, July, October and January and on March 13, 2010 and the Extending Lender Maturity Date, (b) as to any EURIBOR/LIBOR Rate Loan having an Interest

Period of three (3) months or less, the last day of such Interest Period, and (c) as to any EURIBOR/LIBOR Rate Loan having an Interest Period longer than three (3) months, (i) each three (3) month anniversary following the first day of such Interest Period, and (ii) the last day of such Interest Period.
     “Interest Period” shall mean, with respect to any EURIBOR/LIBOR Rate Loan,
     (a) initially, the period commencing on the Borrowing Date or conversion date, as the case may be, with respect to such EURIBOR/LIBOR Rate Loan and ending one (1), two (2), three (3) or six (6) months thereafter, as selected by the Borrower in the Notice of Borrowing or Notice of Conversion given with respect thereto; and
     (b) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such EURIBOR/LIBOR Rate Loan and ending one (1), two (2), three (3) or six (6) months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three (3) Business Days prior to the last day of the then current Interest Period with respect thereto; provided that the foregoing provisions are subject to the following:
          (i) if any Interest Period pertaining to a EURIBOR/LIBOR Rate Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
          (ii) any Interest Period pertaining to a EURIBOR/LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month;
          (iii) if the Borrower shall fail to give notice as provided above, the Borrower shall be deemed to have selected an Alternate Base Rate Loan to replace the affected EURIBOR/LIBOR Rate Loan;
          (iv) any Interest Period in respect of any Loan that would otherwise extend beyond the Commitment Termination Date shall end on the Commitment Termination Date;
          (v) no more than ten EURIBOR/LIBOR Rate Loans may be in effect at any time. For purposes hereof, EURIBOR/LIBOR Rate Loans with different Interest Periods shall be considered as separate EURIBOR/LIBOR Rate Loans, even if they shall begin on the same date, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new EURIBOR/LIBOR Rate Loan with a single Interest Period.

Notwithstanding the foregoing, any Interest Period entered into prior to March 13, 2010 shall end on March 13, 2010 and shall be subject to Section 2.17.
     “Intermediate Holdco” shall mean a Wholly Owned Subsidiary:
     (a) that owns and holds directly, free and clear of all Liens (other than Permitted Liens), Capital Stock of a Domestic Real Property Owned Subsidiary that directly owns Real Property Owned free and clear of all Liens (other than Permitted Liens); and
     (b) that does not have any liabilities (other than immaterial liabilities incidental to its business), debt or engage in any operations or business (other than the ownership of equity interests in other Persons) and none of the assets of, or equity of or in, such Wholly Owned Subsidiary is subject to a Lien or other encumbrance.
     “Investment” means any investment in any Person, whether by means of purchase or acquisition of obligations or securities of such Person, capital contribution to such Person, loan or advance to such Person, making of a time deposit with such Person, guarantee or assumption of any obligation of such Person or otherwise.
     “Investment Company Act” means the Investment Company Act of 1940, as amended, and all rules and regulations promulgated thereunder.
     “Investment Grade” shall mean an S&P rating of “BBB-” or better, a Fitch rating of “BBB-” or better, or a Moody’s rating of “Baa3” or better.
     “Investment Loan” means any senior or subordinated loan (including letters of credit issued under such loan) or lease (a) arising from the extension of credit to an Obligor by the Initial Borrower or a Consolidated Subsidiary (excluding an Unrestricted Subsidiary) in the ordinary course of business, (b) originated in accordance with the policies and procedures set forth in the Credit and Collection Policy, and (c) good and marketable title to which is owned by Initial Borrower or a Consolidated Subsidiary.
     “Investment Loan Subsidiary” shall mean any Person that becomes a Subsidiary as a result of the exercise of remedies by the Initial Borrower or any Consolidated Subsidiary under any Investment Loan.
     “Investments in Equity Instruments” means each Investment, that is made in accordance with the policies and procedures set forth in the Credit and Collection Policy, owned by the Initial Borrower or any Consolidated Subsidiary (excluding an Unrestricted Subsidiary) in (a) common stock, partnership interests or membership interests of any Person and that is classified as “Common Stock,” “Partnership Units” or “Membership Units” on the consolidated schedule of investments of the Initial Borrower for the then most recently ended Fiscal Quarter, (b) preferred stock (other than redeemable preferred stock) of any Person and that is classified as “Preferred Stock’ on the consolidated schedule of investments of the Initial Borrower for the then most recently ended Fiscal Quarter, (c) redeemable preferred stock of any Person and that is classified as “Redeemable Preferred Stock” on the consolidated schedule of investments of the Initial Borrower for the then most recently ended Fiscal Quarter, and (d) warrants to purchase common stock, partnership interests or membership interests of any Person and that is classified as “Common Stock Warrants,” “Partnership Unit Warrants” or “Membership Unit Warrants” on the consolidated schedule of investments of the Initial Borrower for the then most recently ended Fiscal Quarter.
     “Issuing Lender” shall mean Bank of America, N.A., Wachovia and any other consenting Lender in their capacity as such designated by the Initial Borrower with the consent of the Administrative Agent.
     “Issuing Lender Fees” shall have the meaning set forth in Section 2.5(c).
     “Joinder Agreement” shall mean a Joinder Agreement in substantially the form of Exhibit N executed and delivered by an Additional Credit Party in accordance with the provisions of Section 5.9.
     “Judgment Currency” shall have the meaning set forth in Section 9.19(b).
     “Lender” shall have the meaning set forth in the first paragraph of this Credit Agreement (and, for the avoidance of doubt, shall include each Extending Lender and Non-Extending Lender; provided, however, that the term “Lender” shall not include Non-Extending Lenders on and after the date on which the Commitments of the Non-Extending Lenders have terminated and the Credit Party Obligations of the Non-Extending Lenders have been paid in full (other than unasserted contingent indemnification obligations)).
     “Letters of Credit” shall mean any letter of credit issued by the Issuing Lender pursuant to the terms hereof as such letter of credit may be amended, modified, extended, renewed or replaced from time to time.
     “Letter of Credit Fee” shall have the meaning set forth in Section 2.5(b).
     “LIBOR” means, in relation to any Loan other than an Alternate Base Rate Loan, to be advanced to, or owing by, any Borrower hereunder in any Currency (other than Euro) and any Interest Period relating thereto the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on the Screen as the London interbank offered rate for deposits in such Currency at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If, for any reason, such rate is not available with respect to amounts denominated in such Currency on the Screen, then “LIBOR” shall mean (with respect to amounts denominated in such Currency) the rate per annum at which deposits in such Currency in an amount comparable to the Loans then requested are being offered to leading banks at approximately 11:00 A.M. London time, two (2) Business Days prior to the commencement of the applicable Interest Period for settlement in immediately available funds by leading banks in the London interbank market for a period equal to the Interest Period selected, as determined by the Administrative Agent.

     “LIBOR Market Index Rate” means, for any day, the one-month LIBOR Rate for Dollar deposits as reported on the Telerate Service, Telerate Page 3750 as of 11:00 A.M., London time, on such day, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the Swingline Lender from another recognized source for interbank quotation).
     “LIBOR Rate” for any Loan other than an Alternate Base Rate Loan, in any Currency (other than Euro), shall mean a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR

1.00 - Eurocurrency Reserve Percentage
     “Lien” means, with respect to any asset, any mortgage, deed to secure debt, deed of trust, lien, pledge, charge, security interest, security title, preferential arrangement constituting a security interest or encumbrance or encumbrance of any kind in respect of such asset to secure or assure payment of a Debt or a Guarantee, whether by consensual agreement or by operation of statute or other law, or by any agreement, contingent or otherwise, to provide any of the foregoing. An asset shall be deemed to be subject to a Lien if such asset is held by a special purpose entity (including any SPE Subsidiary) and the equity interests of such entity are themselves subject to a Lien. For the purposes of this Credit Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.
     “Liquid Real Estate Assets” means (a) residential mortgage-backed securities that (i) have a rating of not less than “AA” by S&P/Fitch and “Aa2” by Moody’s, (ii) are purchased by Initial Borrower or its Consolidated Subsidiaries solely to meet REIT asset and income tests, and (iii) are leveraged through debt facilities utilizing leverage greater than 12 times the amount of equity investment in such Liquid Real Estate Assets and (b) residential mortgage whole loan purchases made by the Initial Borrower or its Consolidated Subsidiaries solely to meet REIT asset and income tests, all in accordance with the Residential Mortgage Policies and Procedures.
     “LMIR Loan” means a Swingline Loan, or portion thereof, during any period in which it bears interest at a rate based upon the LIBOR Market Index Rate.
     “Loan” shall mean a Revolving Loan or a Swingline Loan, as appropriate.
     “LOC Commitment” shall mean the commitment of the Issuing Lender to issue Letters of Credit and with respect to each Lender that has a Commitment, the commitment of such Lender to purchase participation interests in the Letters of Credit in an amount equal to such Lender’s Commitment Percentage of LOC Committed Amount, as such amount may be reduced or increased from time to time in accordance with the provisions hereof.
     “LOC Committed Amount” shall mean $80,000,000; provided, however, that notwithstanding the foregoing, when the aggregate Committed Amount is less than or equal to

(a) $300,000,000, the term “LOC Committed Amount” shall mean $60,000,000 and (b) $100,000,000, the term “LOC Committed Amount” shall mean $20,000,000.
     “LOC Documents” shall mean, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned, or (b) any collateral security for such obligations.
     “LOC Obligations” shall mean, at any time, the sum of (a) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit, plus (b) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lender but not theretofore reimbursed.
     “Lockbox Agreement” shall mean that certain Fourth Amended and Restated Intercreditor and Lockbox Administration Agreement, dated as of June 30, 2005, by and among Bank of America, N.A., the financing agents party thereto, CSF and Capital Source Funding Inc., as such agreement is amended, amended and restated, supplemented or modified from time to time.
     “Majority Extending Lenders” shall mean the Extending Lenders holding in the aggregate more than 50% of the sum of all Loans and LOC Obligations of the Extending Lenders then outstanding at such time plus the aggregate unused Commitments of the Extending Lenders at such time (treating for purposes hereof in the case of (i) LOC Obligations and the Issuing Lender, only the portion of the LOC Obligations of the Issuing Lender which are not subject to the Participation Interests of the other Extending Lenders, (ii) the Swingline Loans and the Swingline Lender, only the portion of the Swingline Loans of the Swingline Lender which are not subject to the Participation Interests of the other Extending Lenders and (iii) Extending Lenders other than the Issuing Lender and the Swingline Lender, the Participation Interests of such Extending Lenders in LOC Obligations and Swingline Loans hereunder, in each case, as direct obligations).
     “Mandatory Cost Rate” shall mean the percentage rate per annum calculated in accordance with and in the manner set forth in Exhibit O.
     “Mandatory LOC Borrowing” shall have the meaning set forth in Section 2.3(e).
     “Mandatory Reduction Payment Date” shall have the meaning set forth in Section 2.6(b)(i).
     “Mandatory Swingline Borrowing” shall have the meaning set forth in Section 2.4(b)(ii).

     “Margin Stock” means “margin stock” as defined in Regulations T, U or X of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.
     “Material Adverse Change” means the occurrence of a Material Adverse Effect.
     “Material Adverse Effect” means with respect to any event or circumstance, a material adverse effect on (a) the business, financial condition, operations, performance or properties of the Borrower and its Subsidiaries, taken as a whole, (b) the validity, enforceability or collectibility of this Credit Agreement or any other Credit Document, (c) the rights and remedies of the Administrative Agent or any Lender under this Credit Agreement or any Credit Document, (d) the ability of the Borrower and its Subsidiaries, taken as a whole, to perform its obligations under this Credit Agreement or any other Credit Document, or (e) the enforceability or priority of the Agent’s Liens with respect to the Collateral as a result of an action or failure to act on the part of the Credit Parties.
     “Material Contract” shall mean (a) any contract or other agreement of the Initial Borrower or any of its Subsidiaries listed by the Initial Borrower as a “material contract” in its public filings with the SEC, and (b) any other written contract, agreement, permit or license, of the Borrower or any of its Subsidiaries the failure to comply with which could reasonably be expected to have a Material Adverse Effect.
     “Monthly Report” has the meaning set forth in Section 5.2(b).
     “Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.
     “Most Favored Provisions” has the meaning set forth in Section 9.21.
     “Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.
     “National Currency” shall mean the currency, other than Euro, of a member state of the European Union.
     “Net Proceeds of Capital Stock/Conversion of Debt” means any and all proceeds (whether cash or non-cash) or other consideration received by the Initial Borrower, its Consolidated Subsidiaries or the CapitalSource Bank Entities, on a consolidated basis, in respect of the issuance of Capital Stock to a Person other than the Initial Borrower or its Consolidated Subsidiaries (including, without limitation, the aggregate amount of any and all Debt converted into Capital Stock), after deducting therefrom all reasonable and customary costs and expenses incurred by the Initial Borrower, such Consolidated Subsidiary and CapitalSource Bank Entity in connection with the issuance of such Capital Stock in each case to the extent classified as equity on the consolidated balance sheet of the Initial Borrower, its Consolidated Subsidiaries and the CapitalSource Bank Entities; provided, however, that such proceeds shall exclude any consideration received in connection with an initial public offering of the Healthcare REIT.

     “Non-Extending Lenders” shall mean each Lender that does not execute Amendment No. 8 to this Credit Agreement (and their respective successors and assigns); provided, however, that any Person that is a Non-Extending Lender shall be deemed an Extending Lender solely with respect to the Loans and Commitments acquired by such Person after the effective date of Amendment No. 8 to this Credit Agreement from a Person that is an Extending Lender.
     “Note” or “Notes” shall mean the Revolving Notes, and/or the Swingline Note, collectively, separately or individually, as appropriate.
     “Notice of Borrowing” shall mean a request for a Revolving Loan borrowing pursuant to Section 2.1(b)(i).
     “Notice of Conversion” shall mean the written notice of extension or conversion as referenced and defined in Section 2.10(a).
     “Notice of Swingline Borrowing” shall mean a request for a Swingline Loan borrowing pursuant to Section 2.4(b)(i).
     “Obligor” means with respect to any Investment, the Person or Persons obligated to make payments pursuant to such Investment or in the case of Investments in Equity, the issuer of such equity, including any guarantor thereof.
     “OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.
     “OREO Property” shall mean real property, securing an Investment, that has been acquired by the Initial Borrower or an Affiliate of the Initial Borrower through foreclosure or a deed in lieu of foreclosure.
     “Other Parties” shall have the meaning set forth in Section 10.7(c).
     “Participant” shall have the meaning set forth in Section 9.6(b).
     “Participating Member State” shall mean any member state of the European Union that adopts or has adopted Euro as its lawful currency in accordance with legislation of the European Union relating to the European Economic and Monetary Union.
     “Participation Interest” shall mean a participation interest purchased by (a) a Lender in LOC Obligations as provided in Section 2.3(c), or (b) a participation interest purchased by a Lender in Swingline Loans as provided in Section 2.4.
     “PATRIOT Act” shall have the meaning set forth in Section 9.18.
     “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

     “Permitted CHR Preferred Stock” shall mean up to 125 shares of Series A Cumulative Non-Voting Preferred Shares, $0.01 par value per share, of CHR; provided that (a) such shares have no voting rights, and (b) the aggregate liquidation preference for such shares shall not at any time exceed $125,000 plus accrued and unpaid dividends thereon plus the applicable redemption premium (which in no event shall exceed, for all such shares collectively, an aggregate amount equal to $25,000).
     “Permitted Country” means each of Australia, Austria, Belgium, Canada, China, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Japan, Luxembourg, Portugal, Spain, Sweden, Switzerland, The Netherlands, The United Kingdom or the United States of America.
     “Permitted Distributions” means (a) all cash dividends or other distributions made to the Borrower or any Subsidiary on account of the Capital Stock owned by such Person in a Subsidiary, or (b) the repayment of intercompany indebtedness (other than the HY Intercompany Note) (for the avoidance of doubt, intercompany debt shall not include any CapitalSource Securitization Note), in each case which is permitted under this Agreement.
     “Permitted Liens” shall mean:
     (i) Liens held by Agent to secure the Credit Party Obligations;
     (ii) Liens for taxes, assessments, charges or other governmental levies not yet due or as to which the period of grace, if any, related thereto has not expired or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the applicable Credit Party in conformity with GAAP;
     (iii) statutory Liens such as carriers’, warehousemen’s, mechanics’, materialmen’s, landlords’, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings;
     (iv) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;
     (v) easements, rights of way, restrictions and other similar encumbrances affecting real property which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
     (vi) rights of setoff or bankers’ liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent (A) incurred in connection with the maintenance of such deposit accounts in the ordinary course of business or (B) provided for in the Lockbox Agreement or any control agreement, in form and substance satisfactory to the Administrative Agent, executed pursuant to the Credit Documents; and

     (vii) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness (including Capitalized Lease Obligations) and so long as (a) such Lien attaches only to the asset purchased or acquired or leased, accessions to such property and the proceeds thereof, and (b) such Lien only secures the Debt that was incurred to acquire the asset purchased or acquired;
     (viii) deposits to secure (a) the performance of tenders, bids, trade contracts, licenses and leases, statutory obligations, and other obligations of a like nature incurred in the ordinary course of business and consistent with past practices and not in connection with the borrowing of money, or (b) indemnification obligations entered into in the ordinary course of business consistent with past practice relating to any disposition permitted hereunder;
     (ix) Liens securing judgments, awards or orders for the payment of money that do not constitute an Event of Default pursuant to Section 7.1(g);
     (x) ground leases with respect to real property owned or leased by the Borrower or any Subsidiary not interfering in any material respect with the business of the Borrower or any Subsidiary;
     (xi) non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business;
     (xii) Liens deemed to exist in connection with investments in repurchase agreements entered into in the ordinary course of business consistent with past practice;
     (xiii) Liens existing on the date hereof and listed on Schedule P-1 and any renewals or extensions thereof, provided that any renewal or extension of the obligations secured or benefited thereby is permitted by this Agreement and the other Credit Documents and so long as the replacement Lien only encumbers the assets that secured the original obligation;
     (xiv) earn-out or similar obligations issued in connection with an acquisition otherwise permitted hereunder (to the extent such earn-out or similar obligation is unsecured but deemed a Lien);
     (xv) Liens on cash collateral securing letters of credit issued on behalf of Obligors, in the ordinary course of business and consistent with past practice, pursuant to any Investment Loan in existence on December 23, 2008 that is part of the Collateral and is subject to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Pledge Agreement; provided that (a) the amount of the obligations being cash collateralized is not less than the amount of the cash collateral, (b) such Lien does not attach to any other asset of any Credit Party or any Subsidiary, and (c) the aggregate amount of all of the outstanding obligations secured by all such Liens does not exceed $25,000,000 at any time plus the amount of such obligations that are non-recourse in any respect to any Credit Party or Subsidiary (“Cash Collateralized Letters of Credit”);

     (xvi) Liens in and to the collateral to secure the Debt and other obligations owing in respect of the 2009 Debt Issuance; provided, that, such Liens (a) do not cover or attach to any asset that is not part of the Collateral other than the HY Intercompany Notes and (b) are subject to an intercreditor agreement, in form and substance satisfactory to the Administrative Agent in its sole and absolute discretion (the “HY Intercreditor Agreement”), providing, among other things, that (i) such Liens are pari passu with the Liens securing the Credit Party Obligations, (ii) all proceeds from the sale of Collateral shall be shared by the Lenders and the holders of Debt issued under the HY Debt Documents on a pari passu basis after an event of default has occurred under the Security Agreement and (iii) the right of the holders of Debt issued under the HY Debt Documents to pursue collateral remedies on account of any default shall be subject to a standstill period approved by the Agent;
     (xvii) Liens in and to the collateral to secure the Debt and other obligations owing in respect of the HY Intercompany Notes; provided, that, such Liens do not cover or attach to any asset that is not part of the Collateral; and
     (xviii) other Liens so long as (a) any Debt secured thereby does not constitute Debt for borrowed money and (b) does not exceed $250,000 in the aggregate at any time outstanding.
     “Permitted Lines of Business” shall mean the line or lines of business conducted by the Initial Borrower and its Subsidiaries on the Closing Date (including, among other things, the lines of business contemplated for a Bank Subsidiary, investment management business, financial services business, the loan servicing business, commercial lending business, real estate investment business and mortgage lending business).
     “Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness in an aggregate principal amount outstanding at any one time not in excess of $2,000,000.
     “Permitted Unsecured Debt” shall mean all outstanding senior unsecured debt for borrowed money issued by the Initial Borrower; provided that, at all times, it satisfies each of the following criteria:
     (a) the outstanding aggregate principal balance of such debt does not exceed the prescribed limits established by the TLGP and is less than $320,000,000;
     (b) such debt is fully guaranteed by the Federal Deposit Insurance Company pursuant to the TLGP;
     (c) the TLGP prohibits the Initial Borrower from using the proceeds of such debt to prepay the Credit Party Obligations; and
     (d) such debt otherwise satisfies all of the criteria established by the TLGP.
     “Person” means an individual, a corporation, a limited liability company, a partnership (including without limitation, a joint venture), an unincorporated association, a trust or any other entity or organization, including, but not limited to, a government or political subdivision or an agency or instrumentality thereof.
     “Plan” means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (a) maintained by a member of the Controlled Group for employees of any member of the Controlled Group, or (b) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five (5) plan years made contributions.
     “Pledge Agreement” shall mean the Pledge Agreement executed by each of the Credit Parties in favor of the Administrative Agent, as the same may from time to time be amended, supplemented or otherwise modified in accordance with the terms hereof and thereof.
     “Portfolio Investments” means Investments made by the Initial Borrower or a Consolidated Subsidiary in the ordinary course of business and consistently with practices existing on the date hereof in a Person that is accounted for under GAAP as a portfolio investment of the Initial Borrower or a Consolidated Subsidiary.
     “Pounds Sterling” shall mean the lawful currency of the United Kingdom.
     “Prime Rate” shall have the meaning set forth in the definition of Alternate Base Rate.
     “Prohibited Stock” means any Capital Stock that by its terms is mandatorily redeemable on or before a date that is less than 90 days after March 31, 2012, or, on or before the date that is less than 90 days after March 31, 2012, is redeemable at the option of the holder thereof for cash or assets or securities; provided, however, that for the purposes of the definition of 2009 Equity Issuance, “Prohibited Stock” shall mean any Capital Stock that by its terms is mandatorily redeemable on or before March 31, 2013, or, on or before March 31, 2013, is redeemable at the option of the holder thereof for cash or assets or securities.
     “Properties” means all real property owned, leased or otherwise used or occupied by any Credit Party or any Subsidiary of a Credit Party, wherever located.
     “Purchase Money Indebtedness” means Debt (other than the Credit Party Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 90 days after, the acquisition, construction or improvement of any capital asset or fixed asset for the purpose of financing all or any part of the acquisition cost thereof.
     “Purchasing Lender” shall have the meaning set forth in Section 9.6(c).
     “Qualified Available Assets” shall mean Available Assets (a) good and marketable title to which is 100% owned directly by a Credit Party (or directly by (x) a Collateral Real Property Non-Credit Party in the case of Real Property Owned that is located in the United States or (y) a Collateral Securitization Note Non-Credit Party in the case of CapitalSource Securitization

Note), (b) free and clear of any Lien or encumbrance of any Person (other than Permitted Liens), (c) that are not the subject of a contractual or other prohibition or restraint (exclusive of (x) in the case of Real Property Owned by Subsidiaries of Healthcare REIT, restraints that in the reasonable opinion of counsel are advisable for such Subsidiary to avoid material tax liabilities as a result of its failure to comply with its tax status as a REIT and (y) in the case of any CapitalSource Securitization Note held by a Collateral Securitization Note Non-Credit Party, restrictions imposed by any sale agreement or related agreement on the creation of Liens in a Securitization Transaction, so long as such restrictions are substantially similar to those contained in the documentation for any Securitization Transaction entered into prior to December 23, 2008 or otherwise permitted pursuant to Section 5.36(iv)(B)) that, directly or indirectly, prohibits or restrains or has the effect of prohibiting or restraining (i) any Credit Party or other Person from transferring the Available Assets to any Credit Party, or (ii) any Credit Party or other Person from granting the Administrative Agent and Lenders a Lien on such Available Assets, (d) originated or acquired without any fraud or material misrepresentation, and (e) in material compliance with all Applicable Laws; provided, however, that in no event shall any Charged-Off Investment Loan be a Qualified Available Asset.
     “Real Estate Loans” shall mean any loan that is an extension of credit fully secured by and underwritten to the value of the related Obligor’s interest in real property.
     “Real Property Holdcos” shall mean each Intermediate Holdco, Tier 1 Real Property Intermediate Holdco and Tier 2 Real Property Intermediate Holdco.
     “Real Property Owned” shall mean any real property owned in fee simple by the Initial Borrower or a Consolidated Subsidiary of the Initial Borrower; provided, however, that such term shall not include OREO Properties.
     “Reduction Event Proceeds” shall have the meaning set forth in Section 2.6(b)(i).
     “Register” shall have the meaning set forth in Section 9.6(d).
     “Reimbursement Obligation” shall mean the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 2.3(d) for amounts drawn under Letters of Credit.
     “REIT” shall mean a “real estate investment trust” as defined in Section 856(c)(5)(B) of the Code.
     “REIT Revocation Date” shall mean January 1, 2009.
     “Related Property” means with respect to any Investment, any property or other assets of the Obligor thereunder pledged as collateral to secure the repayment of such Investment.
     “Release Condition” means the satisfaction of each of the following conditions: (a) all indebtedness (as defined in Section 10.1) that CSF owes to the Administrative Agent and/or the Lenders in its capacity as a Borrower has been indefeasibly paid in full in cash (or, in the case of Letters of Credit of which CSF is the actual account party, each such Letter of Credit has been cash collateralized in an amount equal to 103% of the stated and undrawn amount of such Letter of Credit and in the Currency in which such Letter of Credit was issued and otherwise on terms and conditions satisfactory to the applicable Issuing Lender) and there remains no commitment to make Revolving Loans to CSF; (b) the Administrative Agent shall have received written notice from CSF of its desire to terminate its rights as a Borrower with respect to the Commitment and LOC Commitment in accordance with Section 2.6(a)(ii); and (c) no Default or Event of Default shall have occurred and be continuing at the time of such termination pursuant to Section 2.6(a)(ii) or would result from such termination or the termination of the Guaranty Agreement.
     “Relevant Time” shall have the meaning set forth in Section 2.22(c).
     “Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of such term as used in Section 4241 of ERISA.
     “Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty (30) day notice period is waived under PBGC Reg. §4043.
     “Required Lenders” shall mean (i) Lenders holding in the aggregate more than 50% of the sum of all Loans and LOC Obligations then outstanding at such time plus the aggregate unused Commitments at such time (treating for purposes hereof in the case of (a) LOC Obligations and the Issuing Lender, only the portion of the LOC Obligations of the Issuing Lender which are not subject to the Participation Interests of the other Lenders, (b) Swingline Loans and the Swingline Lender, only the portion of the Swingline Loans of the Swingline Lender which are not subject to the Participation Interests of the other Lenders and, (c) Lenders other than the Issuing Lender and the Swingline Lender, the Participation Interests of such Lenders in LOC Obligations and Swingline Loans hereunder, in each case, as direct obligations) and (ii) Majority Extending Lenders; provided, however, that if any Lender shall be a Defaulting Lender at such time, then there shall be excluded from the determination of Required Lenders, Loans and LOC Obligations (including Participation Interests) owing to such Defaulting Lender and such Defaulting Lender’s Commitments, or after termination of the Commitments, the principal balance of the Loans and LOC Obligations owing to such Defaulting Lender.
     “Residential Mortgage Policies and Procedures” shall mean the written residential mortgage policies and procedures manual of the Initial Borrower in the form provided to the Lenders prior to the Closing Date and attached hereto as Schedule 1.1(a) as it may be amended or supplemented from time to time.
     “Responsible Officer” shall mean, as to (a) the Borrower, the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer, and (b) any other Credit Party, any duly authorized officer thereof.
     “Restricted Payment” means (a) any dividend or other distribution on any shares of the Initial Borrower’s Capital Stock (except dividends payable solely in shares of its Capital Stock)

or (b) any payment on account of the purchase, redemption, retirement or acquisition of (i) any shares of the Initial Borrower’s Capital Stock (except shares acquired upon the conversion thereof into other shares of its capital stock) or (ii) any option, warrant or other right to acquire shares of the Initial Borrower’s Capital Stock.
     “Revolving Loans” shall have the meaning set forth in Section 2.1.
     “Revolving Note” shall have the meaning set forth in Section 2.1(e).
     “Risk Rating Level” means risk rating levels of 1 through 6, each as determined by the Initial Borrower in accordance with the risk rating scale as denoted on Schedule 1.1(b), as of any date of determination, and pertaining to any Investment Loan.
1.	“Risk Rated 1 Investment Loan” means any Investment Loan with a Risk Rating Level of

2.	“Risk Rated 2 Investment Loan” means any Investment Loan with a Risk Rating Level of

3.	“Risk Rated 3 Investment Loan” means any Investment Loan with a Risk Rating Level of

4.	“Risk Rated 4 Investment Loan” means any Investment Loan with a Risk Rating Level of

5.	“Risk Rated 5 Investment Loan” means any Investment Loan with a Risk Rating Level of

6.	“Risk Rated 6 Investment Loan” means any Investment Loan with a Risk Rating Level of
     “S&P” shall mean Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor thereto.
     “Sanctioned Entity” shall mean (i) an agency of the government of, (ii) an organization directly or indirectly controlled by, or (iii) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.
     “Sanctioned Person” shall mean a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or as otherwise published from time to time.
     “Screen” shall mean, for:

     (a) any Currency (other than Euro), the relevant display page for LIBOR for such Currency (as determined by the Administrative Agent) on the Telerate Service; provided that, if the Administrative Agent determines in its reasonable judgment that there is no such relevant display page for LIBOR for such Currency, “Screen” means the relevant display page for LIBOR for such Currency (as determined by the Administrative Agent) on the Reuters Monitor Money Rates Service; and
     (b) the Euro, the relevant display page for EURIBOR on the Telerate Screen (as determined by the Administrative Agent), which page shall display an average rate of the Banking Federation of the European Union for Euro; provided that, if such page or such service shall cease to be available, such other page or such other service for the purpose of displaying an average rate of the Banking Federation of the European Union as the Agent shall select.
     “SEC” shall mean the United States Securities and Exchange Commission.
     “Securitization Transaction” means any financing transaction undertaken by the Initial Borrower or a Subsidiary of the Initial Borrower that is secured, directly or indirectly, by an Investment Loan or Real Property Owned or any portion thereof or interest therein, including any sale, lease, whole loan sale, asset securitization, secured loan or other transfer of one or more Investment Loans or Real Property Owned or any portion thereof.
     “Security Agreement” shall mean the Security Agreement executed by each of the Credit Parties in favor of the Administrative Agent, as amended, modified or supplemented from time to time in accordance with its terms.
     “Security Documents” shall mean the Security Agreement, the Pledge Agreement, and such other documents executed and delivered in connection with the granting, attachment and perfection of the Administrative Agent’s security interests and liens arising thereunder, including, without limitation, UCC financing statements and patent, trademark and copyright filings.
     “Senior Unsecured Debt” shall mean any Debt that is not secured by a Lien and is not junior in right to payment with respect to any other Debt (including, without limitation, the Permitted Unsecured Debt), determined on a consolidated basis in accordance with GAAP. For clarity, (i) the amount of Senior Unsecured Debt attributable to a revolving loan facility shall be the amount of Debt outstanding as of the date of determination, (ii) guaranties in respect of non-recourse secured real property financings that are limited to Customary Non-Recourse Exclusions shall not constitute Senior Unsecured Debt, and (iii) redemption obligations in respect of preferred stock (unless expressly senior in accordance with its terms) are deemed junior in right of payment to other Debt.
     “SPE Subsidiary” means a bankruptcy remote, special purpose entity that is a Wholly Owned Subsidiary of the Initial Borrower, created for the sole purpose of, and whose only business shall be, acquisition of Investment Loans or Real Property Owned pursuant to a Securitization Transaction and those activities incidental to the Securitization Transaction.

     “Stockholders Equity” means, at any time, the stockholders’ equity of the Initial Borrower, its Consolidated Subsidiaries and the CapitalSource Bank Entities, as set forth or reflected on the most recent consolidated balance sheet of the Initial Borrower, its Consolidated Subsidiaries and the CapitalSource Bank Entities prepared in accordance with GAAP.
     “Subsidiary” shall mean, as to any Person, a corporation, partnership, limited liability company, trust or estate, or other entity of which (or in which) (a) shares of stock or other ownership interests (beneficial or otherwise) having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person or (b) more than 50% of the beneficial interest in such trust or estate is otherwise held, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Credit Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower or the Guarantors; provided, however, that, the term “Subsidiary” shall not include any Person that constitutes an Investment in Equity Instruments or an Investment Loan Subsidiary; provided, further that the term “Subsidiary” shall not include an Unrestricted Subsidiary unless as noted otherwise.
     “Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding up to the Swingline Committed Amount, and the commitment of the Lenders to purchase participation interests in the Swingline Loans as provided in Section 2.4(b)(ii), as such amounts may be reduced or increased from time to time in accordance with the provisions hereof.
     “Swingline Committed Amount” shall mean: (a) prior to March 13, 2010, $40,000,000; (b) for the period commencing on March 13, 2010 and ending on December 30, 2010, $30,000,000; and (c) for the period commencing on December 31, 2010 and ending on the Extending Lender Maturity Date, $20,000,000.
     “Swingline Lender” shall mean Wachovia and any successor swingline lender in their capacity as such.
     “Swingline Loan” shall have the meaning set forth in Section 2.4(a).
     “Swingline Note” shall mean the promissory note of the Initial Borrower in favor of the Swingline Lender evidencing the Swingline Loans provided pursuant to Section 2.4(d), as such promissory note may be amended, modified, supplemented, extended, renewed or replaced from time to time.
     “Tangible Book Value” shall mean Book Value less goodwill and other intangible assets.
     “Taxes” shall have the meaning set forth in Section 2.18(a).
     “Tier 1 Real Property Intermediate Holdco” shall mean a Wholly Owned Subsidiary:

     (a) that owns and holds directly, free and clear of all Liens (other than Permitted Liens), all of the Capital Stock of a Domestic Real Property Owned Subsidiary that directly owns Real Property Owned free and clear of all Liens (other than Permitted Liens);
     (b) that does not have any liabilities (other than immaterial liabilities incidental to its business), debt or engage in any operations or business (other than the ownership of equity interests in other Persons) and none of the assets of, or equity of or in, such Wholly Owned Subsidiary is subject to a Lien or other encumbrance (other than operations or business, if such Wholly Subsidiary is CHR, consisting of any management agreement between CHR and any Credit Party and any matters incidental thereto); and
     (c) all of the Capital Stock of which is subject to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Pledge Agreement.
     “Tier 2 Real Property Intermediate Holdco” shall mean a Wholly Owned Subsidiary:
     (a) that owns and holds directly, free and clear of all Liens (other than Permitted Liens), all of the Capital Stock of an Intermediate Holdco;
     (b) that does not have any liabilities (other than immaterial liabilities incidental to its business), debt or engage in any operations or business (other than the ownership of equity interests in other Persons) and none of the assets of, or equity of or in, such Wholly Owned Subsidiary is subject to a Lien or other encumbrance (other than operations or business, if such Wholly Owned Subsidiary is CHR, consisting of any management agreement between CHR and any Credit Party and any matters incidental thereto); and
     (c) all of the Capital Stock of which is subject to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Pledge Agreement (except in the case that such Tier 2 Real Property Intermediate Holdco is CHR, then, at any time on or prior to January 15, 2009, only 97% of all of the Capital Stock of CHR shall be required for purposes of this clause (c) to be subject to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Pledge Agreement).
     “TLGP” shall mean the Temporary Liquidity Guarantee Program (12 CFR Part 370).
     “Transferee” shall have the meaning assigned in Section 9.6(f).
     “Transfer Effective Date” shall have the meaning set forth in each Commitment Transfer Supplement.
     “Trust Depositor Subsidiary” shall mean each of CapitalSource Commercial Loan Trust 2007-1, CapitalSource Commercial Loan Trust 2007-2, CapitalSource Commercial Loan Trust 2006-1, CapitalSource Commercial Loan Trust 2006-2, CapitalSource Funding III LLC, CS Funding VII Depositor LLC, CapitalSource Funding VIII LLC, CapitalSource Funding V Trust, CapitalSource Real Estate Loan Trust 2006-A, CapitalSource Real Estate Loan LLC, 2007A and CSE QRS Funding I LLC.

     “UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.
     “United States” means the United States of America.
     “Unrestricted Subsidiary” means any Person otherwise constituting a Subsidiary that is (a) a Bank Subsidiary, (b) the Healthcare REIT or (c) a Subsidiary designated as an “Unrestricted Subsidiary” in writing by the Initial Borrower to the Administrative Agent from time to time and consented to by the Required Lenders. Any direct or indirect Subsidiary of an Unrestricted Subsidiary shall automatically constitute an Unrestricted Subsidiary.
     “Voting Stock” shall mean, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such contingency.
     “Wachovia” shall mean Wachovia Bank, National Association, a national banking association.
     “WCM” shall mean Wells Fargo Securities, LLC (f/k/a Wachovia Capital Markets, LLC).
     “Wholly Owned Subsidiary” means any Subsidiary all of the shares of Capital Stock or other ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by the Initial Borrower; provided, however, that for purposes of Section 5.9 and for the definition of the terms “Intermediate Holdco,” “Tier 1 Real Property Intermediate Holdco,” and “Tier 2 Intermediate Holdco,” the term Wholly-Owned Subsidiary shall also include CHR but only to the extent that all of the Capital Stock of CHR is owned directly or indirectly by the Initial Borrower other than the Permitted CHR Preferred Stock.
     Section 1.2. Other Definitional Provisions.
     (a) Unless otherwise specified therein, all terms defined in this Credit Agreement shall have the defined meanings when used in the Notes or other Credit Documents or any certificate or other document made or delivered pursuant hereto.
     (b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
     (c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Credit Agreement shall refer to this Credit Agreement as a whole and not to any particular provision of this Credit Agreement, and Section, subsection, Schedule and Exhibit references are to this Credit Agreement unless otherwise specified.

     (d) The words “include”, “includes” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import.
     (e) The words “writing”, “written” and comparable terms shall refer to printing, typing, computer disk, e-mail, facsimile and other means of reproducing words in a visible form.
     (f) References to any agreement or contract are to such agreement or contract as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of such Person.
     Section 1.3. Accounting Terms.
     Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of the Initial Borrower and its Consolidated Subsidiaries delivered to the Lenders; provided that, if the Initial Borrower notifies the Administrative Agent that it wishes to amend any covenant in Section 5.32 to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Initial Borrower that the Required Lenders wish to amend Section 5.32 for such purpose), then the Initial Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Initial Borrower and the Required Lenders.
     Section 1.4. Computation of Time Periods.
     All time references in this Credit Agreement and the other Credit Documents shall be to Charlotte, North Carolina time unless otherwise indicated. For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”
     Section 1.5. Currencies Generally.
     (a) At any time, any reference in the definition of the term “Alternative Currency” or in any other provision of this Credit Agreement to the Currency of any particular nation means the lawful currency of such nation at such time whether or not the name of such Currency is the same as it was on the date hereof. For purposes of determining (i) whether the amount of any Revolving Loan, together with all other Revolving Loans, Swingline Loans and LOC Obligations outstanding or to be borrowed or issued at the same time as such Revolving Loan, would exceed the Committed Amount then in effect, (ii) whether the LOC Obligations exceed the LOC Committed Amount, and (iii) whether any Lender’s Commitment Percentage of any Revolving Loan

(together with its Commitment Percentage of all other Revolving Loans, Swingline Loans and LOC Obligations then outstanding or to be borrowed or issued at the same time as such Revolving Loan) would exceed the amount of such Lender’s Commitment, the outstanding principal amount of any Revolving Loan or LOC Obligation that is denominated in any Alternative Currency shall be deemed to be the Dollar Equivalent of such amount of Alternative Currency determined as of the date of such Revolving Loan or LOC Obligation. Wherever in this Credit Agreement in connection with a Revolving Loan or LOC Obligation an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Revolving Loan or LOC Obligation is denominated in any Alternative Currency, such amount shall be the relevant Foreign Currency Equivalent of such Dollar amount (rounded to the nearest one thousandth). In addition, for purposes of complying with any requirement of this Credit Agreement stated in Dollars or calculating any ratio or other test set forth in this Credit Agreement, the amount of any Revolving Loan and LOC Obligation that is denominated in any Alternative Currency shall be deemed to be the Dollar Equivalent of such amount of Alternative Currency determined as of the date of such calculation.
     (b) Each obligation hereunder of any party hereto that is denominated in the National Currency of a state that is not a Participating Member State on the date hereof shall, effective from the date on which such state becomes a Participating Member State, be redenominated in Euro in accordance with the legislation of the European Union applicable to the European Monetary Union; provided that, if and to the extent that any such legislation provides that any such obligation of any such party payable within such Participating Member State by crediting an account of the creditor can be paid by the debtor either in Euro or such National Currency, such party shall be entitled to pay or repay such amount either in Euro or in such National Currency. If the basis of accrual of interest or fees expressed in this Credit Agreement with respect to any Alternative Currency of any country that becomes a Participating Member State after the date on which such currency becomes an Alternative Currency shall be inconsistent with any convention or practice in the interbank market for the basis of accrual of interest or fees in respect of Euro, such convention or practice shall replace such expressed basis effective as of and from the date on which such state becomes a Participating Member State; provided that, with respect to any Revolving Loan denominated in such currency that is outstanding immediately prior to such date, such replacement shall take effect at the end of the Interest Period therefor.
     (c) Without prejudice to the respective liabilities of the Borrower to the Lenders and the Lenders to the Borrower under or pursuant to this Agreement, each provision of this Credit Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time, in consultation with the Initial Borrower, reasonably specify to be necessary or appropriate to reflect the introduction or changeover to Euro in any country that becomes a Participating Member State after the date hereof; provided that the Administrative Agent shall provide the Initial Borrower and each Lender with prior notice of the proposed change with an explanation of such change in sufficient time to permit the Initial Borrower and the Lenders an opportunity to respond to such proposed change.
ARTICLE II
THE LOANS; AMOUNT AND TERMS
     Section 2.1. Revolving Loans.
     (a) Revolving Commitment. Prior to the Commitment Termination Date, subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans in Dollars or in any Alternative Currency to the Borrower (“Revolving Loans”) from time to time for the purposes hereinafter set forth; provided, however, that (i) with regard to each Lender individually, the sum of such Lender’s share of outstanding Revolving Loans, plus such Lender’s Commitment Percentage of outstanding Swingline Loans, plus such Lender’s Commitment Percentage of LOC Obligations shall not exceed such Lender’s Commitment Percentage of the aggregate Committed Amount, and (ii) with regard to the Lenders collectively, the Advances Outstanding shall not exceed the aggregate Committed Amount then in effect. For purposes hereof, the aggregate amount available hereunder shall be NINE HUNDRED MILLION DOLLARS ($900,000,000.00) (as such aggregate maximum amount may be reduced from time to time as provided in Section 2.6, the “Committed Amount”) (for the avoidance of doubt, the Committed Amount of any Lender or Class of Lenders shall mean the aggregate Commitments of such Lender or Class of Lenders); provided, however, that the aggregate principal amount of all outstanding Revolving Loans and LOC Obligations in Alternative Currencies shall not exceed the Alternative Currency Sub Limit. Revolving Loans denominated in Dollars may consist of Alternate Base Rate Loans or EURIBOR/LIBOR Rate Loans, or a combination thereof, as the Initial Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof. Revolving Loans denominated in any Alternative Currency may consist of Alternate Base Rate Loans or EURIBOR/LIBOR Rate Loans, or a combination thereof, as the Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof. Notwithstanding the foregoing, any Revolving Loans made on the Closing Date or on either of the two Business Days immediately following the Closing Date may only consist of Alternate Base Rate Loans denominated in Dollars. Any Loans denominated in Dollars shall be made by each Lender at its Domestic Lending Office and any Loans denominated in any Alternative Currency shall be made by each Lender at its EURIBOR/LIBOR Lending Office.
     (b) Revolving Loan Borrowings.
          (i) Notice of Borrowing. The Borrower shall request a Revolving Loan borrowing by written notice (or telephone notice promptly confirmed in writing which confirmation may be by fax) to the Administrative Agent not later than 11:00 A.M. on the same Business Day of the requested borrowing in the case of Alternate Base Rate Loans denominated in Dollars, and on the third Business Day prior to the date of the requested borrowing in the case of EURIBOR/LIBOR Rate Loans denominated in Dollars, and on the fourth Business Day prior to the date of the requested borrowing in the case of Alternate Base Rate Loans or EURIBOR/LIBOR Rate Loans denominated in any Alternative Currency. Each such request for borrowing shall be irrevocable and shall specify (A) that a Revolving Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed, and (D) whether the borrowing shall be comprised of Alternate Base Rate Loans, EURIBOR/LIBOR Rate Loans or a combination thereof, the Currency therefor, and if EURIBOR/LIBOR Rate Loans are requested, the Interest Period(s) therefor. A form of Notice of Borrowing (a “Notice of Borrowing”) is attached as Exhibit A. If the Borrower shall fail to specify in any such Notice of Borrowing (1) an applicable Interest Period in the case of a EURIBOR/LIBOR Rate Loan, then such notice shall be deemed to be a request for an Interest Period of one month, (2) the type of Revolving Loan requested, then such notice shall be deemed to be a request for an Alternate Base Rate Loan hereunder or (3) the Currency of the Revolving Loan requested, then such notice shall be deemed to be a request by the Initial Borrower for an Alternate Base Rate Loan denominated in Dollars hereunder. The Administrative Agent shall give notice to each Lender promptly upon receipt of each Notice of Borrowing, the contents thereof and each such Lender’s share thereof.
          (ii) Minimum Amounts. Each Revolving Loan shall be in a minimum aggregate amount of $5,000,000 and integral multiples of $100,000 in excess thereof (or the remaining amount of the Committed Amount, if less).
          (iii) Advances. Each Lender will make its Commitment Percentage of each Revolving Loan borrowing available to the Administrative Agent for the account of the applicable Borrower at the office of the Administrative Agent specified in Section 9.2, or at such other office as the Administrative Agent may designate in writing, upon reasonable advance notice by 1:00 P.M. on the date specified in the applicable Notice of Borrowing, in the Currency of such Revolving Loan and in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the applicable Borrower by the Administrative Agent by crediting the account of the applicable Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.
     (c) Repayment. The principal amount of all Revolving Loans shall be due and payable in full in the Currency of such Revolving Loan on the Commitment Termination Date.
     (d) Interest. Subject to the provisions of Section 2.9, Revolving Loans shall bear interest as follows:
          (i) Alternate Base Rate Loans. During such periods as any Revolving Loans shall be comprised of Alternate Base Rate Loans, each such Alternate Base Rate Loan shall bear interest at a per annum rate equal to the Alternate Base Rate; and

          (ii) EURIBOR/LIBOR Rate Loans. During such periods as any Revolving Loans shall be comprised of EURIBOR/LIBOR Rate Loans, each such Loan denominated in (a) any Currency (other than Euro) shall bear interest at a per annum rate equal to the sum of the applicable LIBOR Rate plus the Applicable Percentage, and (b) Euro shall bear interest at a per annum rate equal to the sum of the applicable EURIBOR plus the Applicable Percentage.
     Interest on Revolving Loans shall be payable in arrears on each Interest Payment Date.
     (e) Revolving Notes. The Borrower’s obligation to pay each Lender’s Revolving Loans shall be evidenced by a revolving note made payable to such Lender in substantially the form of Exhibit B, if requested by such Lender (“Revolving Note”).
     Section 2.2. Intentionally Omitted.
     Section 2.3. Letter of Credit Subfacility.
     (a) Issuance. Subject to Section 2.3(c) and (h) and the other terms and conditions hereof and of the LOC Documents, if any, and any other terms and conditions which the Issuing Lender may reasonably require, prior to the Extending Lender Maturity Date, the Issuing Lender shall issue, and the Lenders shall participate in, Letters of Credit for the account of the Borrower from time to time upon request in a form acceptable to the Issuing Lender; provided, however, that (i) the aggregate amount of the LOC Obligations shall not at any time exceed the LOC Committed Amount (other than in connection with a reduction of the LOC Committed Amount pursuant to the definition thereof, but only if such excess has been cash collateralized in accordance with the terms hereof), (ii) the Advances Outstanding shall not at any time exceed the aggregate Committed Amount then in effect, (iii) the Advances Outstanding in Alternative Currencies shall not exceed the Alternative Currency Sub Limit, (iv) all Letters of Credit shall be issued in Dollars or in an Alternative Currency (without limiting the provisions of Section 2.3(h), Letters of Credit issued in Dollars shall only be issued for the account of the Initial Borrower and Letters of Credit issued in Alternative Currencies shall be issued for the account of any Borrower) and (v) Letters of Credit shall be issued for any lawful corporate purposes and may be issued as standby letters of credit, and trade letters of credit. Except for the Existing Letters of Credit or as otherwise expressly agreed upon by all the Lenders, no Letter of Credit shall have an original expiry date more than twelve (12) months from the date of issuance; provided, however, so long as no Default or Event of Default has occurred and is continuing and subject to the other terms and conditions to the issuance of Letters of Credit hereunder, the expiry dates of Letters of Credit may be extended annually or periodically from time to time at the request of the applicable Borrower or by operation of the terms of the applicable Letter of Credit to a date not more than twelve (12) months from the then current date of expiry; provided, further, that no Letter of Credit, as originally issued or as extended, shall have an expiry date extending beyond the date that is one month prior to the Extending Lender Maturity Date (except to the extent it is cash collateralized as provided herein). Furthermore, unless otherwise agreed to by the Issuing Lender, no trade Letter of Credit shall have an expiry date more than 180 days from the date of issuance. With respect to any Letter of Credit outstanding on March 12, 2010 and expiring after March 13, 2010, the Borrower shall deposit cash collateral with the Issuing Lender on March 13, 2010 in an amount equal to 103% of the stated and undrawn amount of such Letter of Credit and in the Currency in which such Letter of Credit was issued; provided, however, that, notwithstanding the foregoing, the Borrower shall not be obligated to cash collateralize such Letter of Credit to the extent that (w) the Extending Event has occurred, (x) an Event of Default is not in existence on March 13, 2010 and (y) the Advances Outstanding of the Extending Lenders would not exceed the Committed Amount on March 13, 2010, after giving effect to the termination of the Commitments of the Non-Extending Lenders. Notwithstanding the foregoing, with the consent of the Administrative Agent and the Issuing Lender, Letters of Credit may have an expiry date extending beyond the date that is one month prior to March 31, 2012 if the Extending Event has occurred provided that the Borrower deposits cash collateral (30 days prior to March 31, 2012) with the Issuing Lender in an amount equal to 103% of the stated and undrawn amount of the Letter of Credit and in the Currency in which such Letter of Credit was issued. Each Letter of Credit shall comply with the related LOC Documents. The issuance date and expiry date of each Letter of Credit shall be a Business Day. Except for the Existing Letters of Credit, any Letters of Credit issued hereunder shall be in a minimum original face amount of $25,000. Notwithstanding the foregoing or any other provision of this Agreement, the Issuing Lender shall have no obligation to issue any Letter of Credit if a default of any Lender’s obligations to fund under this Section 2.3 exists or any Lender is at such time an Impacted Lender, unless the Issuing Lender has entered into cash collateral arrangements or other arrangements with the applicable Borrower or any other party which are satisfactory to the Issuing Lender in its sole and absolute discretion to eliminate the Issuing Lender’s risk with respect to such Impacted Lender. Any requirement imposed on the applicable Borrower to provide cash collateral hereunder shall be expressly permitted, notwithstanding any negative pledge or other restriction elsewhere in this Agreement or any other Credit Document.
     (b) Notice and Reports. Unless otherwise agreed to by the Issuing Lender and the applicable Borrower, the request for the issuance of a standby Letter of Credit shall be submitted to the Issuing Lender at least three (3) Business Days prior to the requested date of issuance, and the request for the issuance of a trade Letter of Credit shall be submitted to the Issuing Lender at least one (1) Business Day prior to the requested date of issuance. The Issuing Lender will on the date of issuance of each Letter of Credit and promptly upon request provide to the Administrative Agent a detailed report specifying the Letters of Credit which are then issued and outstanding and any activity with respect thereto which may have occurred since the date of any prior report, and including therein, among other things, the account party, the beneficiary, the face amount, expiry date as well as any payments or expirations which may have occurred. The Issuing Lender will further provide to the Administrative Agent promptly upon request copies of the Letters of Credit. The Issuing Lender will provide to the Administrative Agent, and any requesting Lender, promptly upon request a summary report of the nature and extent of LOC Obligations then outstanding.

     (c) Participations. Each Lender (other than the Issuing Lender of such Letter of Credit), upon issuance of any Letter of Credit (or upon such Person becoming a Lender hereunder), shall be deemed to have purchased without recourse a risk participation from the Issuing Lender in such Letter of Credit and the obligations arising thereunder and any collateral relating thereto, in each case in an amount equal to its Commitment Percentage of the obligations under such Letter of Credit and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Issuing Lender therefor and discharge when due, its Commitment Percentage of the obligations arising under such Letter of Credit; provided, however, that if (1) the Extending Event has occurred and (2) such Letter of Credit has been cash collateralized if required under subsection (a) of this Section 2.3 above, then on March 13, 2010 (i) such risk participations of the Non-Extending Lenders in outstanding Letters of Credit shall terminate and (ii) the Extending Lenders shall be deemed to have purchased without recourse such risk participations in such outstanding Letters of Credit (so that they hold all of the risk participations in all outstanding Letters of Credit in accordance with their respective Commitment Percentages). Without limiting the scope and nature of each Lender’s participation in any Letter of Credit, to the extent that the Issuing Lender has not been reimbursed as required hereunder or under any LOC Document, each such Lender shall pay to the Issuing Lender its Commitment Percentage of such unreimbursed drawing in the Currency of such unreimbursed drawing and in same day funds on the day of notification by the Issuing Lender of an unreimbursed drawing pursuant to the provisions of subsection (d) below (for the avoidance of doubt, the Non-Extending Lenders shall not have any such obligation with respect to any Letter of Credit issued (1) on or after March 13, 2010 or (2) prior to March 13, 2010 if the Extending Lenders are required pursuant to the immediately preceding sentence to purchase the risk participations of the Non-Extending Lenders in such Letter of Credit). The obligation of each Lender to so reimburse the Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Lender under any Letter of Credit, together with interest as hereinafter provided.
     (d) Reimbursement. In the event of any drawing under any Letter of Credit, the Issuing Lender will promptly notify the Initial Borrower and the Administrative Agent. The Borrower shall reimburse the Issuing Lender on the day of drawing under any Letter of Credit (either with the proceeds of a Revolving Loan obtained hereunder or otherwise) in the Currency of such drawing and in same day funds as provided herein or in the LOC Documents. If the Borrower shall fail to reimburse the Issuing Lender as provided herein, the unreimbursed amount of such drawing shall bear interest at a per annum rate equal to the Alternate Base Rate applicable to the Currency of such drawing plus 2%. Unless the Borrower shall immediately notify the Issuing Lender and the Administrative Agent of its intent to otherwise reimburse the Issuing Lender, the Borrower shall be deemed to have requested a Revolving Loan in the Currency and the amount of the drawing as provided in subsection (e) below, the proceeds of which will be used to satisfy the reimbursement obligations. The Borrower’s reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of set-off, counterclaim or defense to payment the Borrower may claim or have against the Issuing Lender, the Administrative Agent, the Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including without limitation any defense based on any failure of the Borrower to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit. The Issuing Lender will promptly notify the other Lenders of the Currency and amount of any unreimbursed drawing and each Lender shall promptly pay to the Administrative Agent for the account of the Issuing Lender, in such Currency and in immediately available funds, the amount of such Lender’s Commitment Percentage of such unreimbursed drawing (for the avoidance of doubt, if (i) the Extending Event has occurred, the Non-Extending Lenders shall not have any obligation to make such payment with respect to any unreimbursed drawing occurring on or after March 13, 2010 with respect to any Letter of Credit issued on or after March 13, 2010 and (ii) that if (1) the Extending Event has occurred and (2) such Letter of Credit has been cash collateralized if required under subsection (a) of this Section 2.3, then the Non-Extending Lenders shall not have any obligation to make such payment with respect to any unreimbursed drawing occurring on or after March 13, 2010 with respect to any Letter of Credit issued prior to March 13, 2010). Such payment shall be made on the day such notice is received by such Lender from the Issuing Lender if such notice is received at or before 2:00 P.M., otherwise such payment shall be made at or before 12:00 Noon on the Business Day next succeeding the day such notice is received. If such Lender does not pay such amount to the Issuing Lender in full upon such request, such Lender shall, on demand, pay to the Administrative Agent for the account of the Issuing Lender interest on the unpaid amount during the period from the date of such drawing until such Lender pays such amount to the Issuing Lender in full at a rate per annum equal to (i), if such unpaid amount is owed in Dollars and paid within two Business Days of such date, the Federal Funds Effective Rate, and thereafter at a rate equal to the Alternate Base Rate or (ii) if such unpaid amount is owed in any Alternative Currency, the Alternate Base Rate. Each Lender’s obligation to make such payment to the Issuing Lender, and the right of the Issuing Lender to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Credit Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the Credit Party Obligations hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever.
     (e) Repayment with Revolving Loans. On any day on which the Borrower shall have requested, or been deemed to have requested, a Revolving Loan to reimburse a drawing under a Letter of Credit, the Administrative Agent shall give notice to the Lenders that a Revolving Loan has been requested or deemed requested in connection with a drawing under a Letter of Credit, in which case a Revolving Loan borrowing shall be immediately made comprised entirely of Revolving Loans in the Currency of such drawing and bearing interest at the Alternate Base Rate applicable to the Currency of such drawing (each such borrowing, a “Mandatory LOC Borrowing”) pro rata based on each Lender’s respective Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 7.2) and the proceeds thereof shall be paid directly to the Issuing Lender for application to the respective LOC Obligations. Each Lender hereby irrevocably agrees to make such Revolving Loans immediately upon any such request or deemed request on account of each Mandatory LOC Borrowing in the amount and in the manner specified in the preceding sentence and on the same such date (or, in the case of Mandatory LOC Borrowings in Alternative Currency, on the next Business Day) notwithstanding that (i) the amount of Mandatory LOC Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Section 3.2 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) failure for any such request or deemed request for Revolving Loan to be made by the time otherwise required in Section 2.1(b), (v) the date of such Mandatory LOC Borrowing, or (vi) any reduction in the Committed Amount after any such Letter of Credit may have been drawn upon. In the event that any Mandatory LOC Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower), then each such Lender hereby agrees that it shall forthwith fund (as of the date the Mandatory LOC Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) its Participation Interests in the outstanding LOC Obligations; provided, further, that in the event any Lender shall fail to fund its Participation Interest on the day the Mandatory LOC Borrowing would otherwise have occurred, then the amount of such Lender’s unfunded Participation Interest therein shall bear interest payable by such Lender to the Issuing Lender upon demand, at the rate equal to (i), if such unfunded Participation Interest is owed in Dollars and paid within two Business Days of such date, the Federal Funds Effective Rate, and thereafter at a rate equal to the Alternate Base Rate or (ii) if such unfunded Participation Interest is owed in any Alternative Currency, the Alternate Base Rate.
     (f) Modification, Extension. The issuance of any supplement, modification, amendment, renewal, or extension to any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder; provided that such supplement, modification, amendment, renewal or extension shall not cause the Borrower to pay an additional Fronting Fee on such Letter of Credit except for any Fronting Fees due with respect to any increase in the stated amount of such Letter of Credit.
     (g) Letter of Credit Governing Law. Unless otherwise expressly agreed by the Issuing Lender and the Initial Borrower, when a Letter of Credit is issued, (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each trade Letter of Credit.

     (h) Designation of Subsidiaries as Account Parties. Notwithstanding anything to the contrary set forth in this Credit Agreement, including without limitation Section 2.3(a), a Letter of Credit issued hereunder may contain a statement to the effect that such Letter of Credit is issued for the account of a Subsidiary of the Initial Borrower; provided that, notwithstanding such statement, the Initial Borrower shall be the actual account party for all purposes of this Credit Agreement for such Letter of Credit and such statement shall not affect the Initial Borrower’s reimbursement obligations hereunder with respect to such Letter of Credit. In no event shall a Letter of Credit be issued for the account of an SPE Subsidiary in connection with a Securitization Transaction or for the account of a Bank Subsidiary. Nothing in this Section 2.3(h) shall be construed to require the Issuing Lender to issue Letters of Credit for the account of a Subsidiary of the Initial Borrower where the Subsidiary is the actual account party.
     (i) Existing Letters of Credit. The letters of credit previously issued by Bank of America, N.A. and identified on Schedule 2.3(i) (the “Existing Letters of Credit”) shall be deemed to be Letters of Credit issued by the Issuing Lender pursuant to the Credit Agreement and shall be expressly subject to all of the terms and conditions of this Section 2.3. Notwithstanding anything to the contrary set forth in the Existing Letters of Credit, the Initial Borrower shall be deemed to be the account party for all purposes of this Credit Agreement. The Letter of Credit Fee shall be payable with respect to the Existing Letters of Credit pursuant to Section 2.5(b) for the period commencing on the date of this Credit Agreement to the expiry date of the applicable Existing Letters of Credit.
     Section 2.4. Swingline Loan Subfacility.
     (a) Swingline Commitment. Prior to the Extending Lender Maturity Date, subject to the terms and conditions hereof, the Swingline Lender, in its individual capacity, agrees to make certain revolving credit loans to the Initial Borrower (each a “Swingline Loan” and, collectively, the “Swingline Loans”) for the purposes hereinafter set forth; provided, however, that (i) the aggregate amount of Swingline Loans outstanding at any time shall not exceed the Swingline Committed Amount, and (ii) the sum of the Advances Outstanding shall not exceed the Committed Amount. Swingline Loans hereunder may be repaid and reborrowed in accordance with the provisions hereof. Swingline Loans shall be made only in Dollars.
     (b) Swingline Loan Borrowings.
          (i) Notice of Borrowing and Disbursement. The Swingline Lender will make Swingline Loans available to the Initial Borrower on any Business Day upon delivery of a Notice of Swingline Borrowing by the Initial Borrower to the Administrative Agent not later than 2:00 P.M. on such Business Day. A form of Notice of Swingline Borrowing (a “Notice of Swingline Borrowing”) is attached as Exhibit E. Swingline Loan borrowings hereunder shall be made in minimum amounts of $100,000 and in integral amounts of $100,000 in excess thereof.

          (ii) Repayment of Swingline Loans. Each Swingline Loan borrowing shall be due and payable upon the earlier of (a) thirty (30) days after the Swingline Loan advance and (b) the Extending Lender Maturity Date. In addition, any Swingline Loan borrowing outstanding on March 13, 2010 shall be due and payable on March 12, 2010 and no new Swingline Loans shall be made on March 12, 2010 or March 13, 2010. The Swingline Lender may, at any time, in its sole discretion, by written notice to the Initial Borrower and the Administrative Agent, demand repayment of its Swingline Loans by way of a Revolving Loan borrowing, in which case the Initial Borrower shall be deemed to have requested a Revolving Loan borrowing denominated in Dollars comprised entirely of Alternate Base Rate Loans in the amount of such Swingline Loans; provided, however that, in the following circumstances, any such demand shall also be deemed to have been given one Business Day prior to each of (A) March 13, 2010, (B) the Extending Lender Maturity Date, (C) the occurrence of any Event of Default described in Section 7.1(f), (D) acceleration of the Credit Party Obligations hereunder, whether on account of an Event of Default described in Section 7.1(f) or any other Event of Default, and (E) the exercise of remedies in accordance with the provisions of Section 7.2 hereof (each such Revolving Loan borrowing made on account of any such deemed request therefor as provided herein being hereinafter referred to as “Mandatory Swingline Borrowing”). Each Lender hereby irrevocably agrees to make such Revolving Loans promptly upon any such request or deemed request on account of each Mandatory Swingline Borrowing in the amount and in the manner specified in the preceding sentence and on the same such date notwithstanding (1) the amount of Mandatory Swingline Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (2) whether any conditions specified in Section 3.2 are then satisfied, (3) whether a Default or an Event of Default then exists, (4) failure of any such request or deemed request for Revolving Loans to be made by the time otherwise required in Section 2.1(b)(i), (5) the date of such Mandatory Swingline Borrowing, or (6) any reduction in the Committed Amount or termination of the Commitments immediately prior to such Mandatory Swingline Borrowing or contemporaneously therewith. In the event that any Mandatory Swingline Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code), then each Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Swingline Borrowing would otherwise have occurred, but adjusted for any payments received from the Initial Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause each such Lender to share in such Swingline Loans ratably based upon its respective Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 7.2); provided that (x) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is purchased, and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Lender shall be required to pay to the Swingline Lender interest on the principal amount of such participation purchased for each day from and including the day upon which the Mandatory Swingline Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate equal to, if paid within two Business Days of the date of the Mandatory Swingline Borrowing, the Federal Funds Effective Rate, and thereafter at a rate equal to the Alternate Base Rate.
     (c) Interest on Swingline Loans. Subject to the provisions of Section 2.9(b), Swingline Loans shall bear interest at a per annum rate equal to the LIBOR Market Index Rate plus the Applicable Percentage. Interest on Swingline Loans shall be payable in arrears on each Interest Payment Date.
     (d) Swingline Note. The Swingline Loans shall be evidenced by a duly executed promissory note of the Initial Borrower to the Swingline Lender in the original amount of the Swingline Committed Amount and substantially in the form of Exhibit F.
     Section 2.5. Fees.
     (a) Commitment Fee. In consideration of the Commitment, the Borrower agrees to pay to the Administrative Agent, for the benefit of the Lenders based on their respective Commitments, a commitment fee (the “Commitment Fee”) in an amount equal to the Applicable Percentage per annum on the average daily unused amount of the Committed Amount during the calendar quarter for which such fee is payable. For purposes of computation of the Commitment Fee, LOC Obligations shall be considered usage, but Swingline Loans shall not be considered usage, of the Committed Amount. The Commitment Fee shall be payable quarterly in arrears not later than five (5) Business Days following the last day of each calendar quarter for the prior calendar quarter or if earlier with respect to any Class of Lenders, the Commitment Termination Date for such Class of Lenders.
     (b) Letter of Credit Fees. In consideration of the LOC Commitments, the Borrower agrees to pay to the Administrative Agent for the benefit of the Lenders based on their respective Commitments (including the Issuing Lender) a fee (the “Letter of Credit Fee”) equal to the Applicable Percentage for EURIBOR/LIBOR Rate Loans per annum on the average daily maximum amount available to be drawn under each Letter of Credit from the date of issuance to the date of expiration. The Letter of Credit Fee shall be payable quarterly in arrears not later than five (5) Business Days following the last day of each calendar quarter for the prior calendar quarter. In addition to the Letter of Credit Fee, the Borrower agrees to pay to the Issuing Lender, for its own account, a fronting fee (the “Fronting Fee”) equal to the greater of (i) one-eighth of one percent (0.125%) of the face amount of each Letter of Credit when issued, or (ii) $250. The Fronting Fee shall be payable quarterly in arrears not later than five (5) Business Days following the last day of each calendar quarter for the prior calendar quarter or if earlier with respect to any Class of Lenders, the Commitment Termination Date for such Class of Lenders.
     (c) Issuing Lender Fees. In addition to the Letter of Credit Fees and Fronting Fee payable pursuant to subsection (b) above, the Borrower shall pay to the Issuing Lender for its own account the reasonable and customary charges from time to time of the Issuing Lender with respect to the amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit (collectively, the “Issuing Lender Fees”).
     (d) Administrative Fee. The Borrower agrees to pay to the Administrative Agent, for its own account, an annual administrative fee of $35,000, due and payable quarterly, in advance, commencing on the Closing Date until the Commitments have been terminated and the Credit Party Obligations have been paid in full.
     (e) No Duplication. The fees payable under this Section 2.5 shall be owed and payable by the Initial Borrower; provided that if there is more than one Borrower hereunder and each has any LOC Obligations outstanding, the fees payable in subsections (b) and (c) above shall be payable by the Borrower that is the actual account party.
     Section 2.6. Commitment Reductions.
     (a) Voluntary Reductions.
          (i) The Initial Borrower shall have the right to terminate or permanently reduce the unused portion of the Committed Amount or the Alternative Currency Sub Limit at any time or from time to time upon not less than three (3) Business Days’ (or four (4) Business Days in the case of the Alternative Currency Sub Limit) prior written notice to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable) of such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction which shall be in a minimum amount of (except in connection with any reduction permitted under Section 5.21) $1,000,000 or a whole multiple of $1,000,000 in excess thereof and shall be irrevocable and effective upon receipt by the Administrative Agent; provided that no such reduction or termination shall be permitted if after giving effect thereto, and to any prepayments of the Revolving Loans made on the effective date thereof, the Advances Outstanding would exceed the aggregate Committed Amount and/or the Alternative Currency Sub Limit then in effect (or in the case of any Class of Lenders, the Advances Outstanding of such Class of Lenders would exceed the Committed Amount and/or Alternative Currency Sub-Limit then in effect of such Class of Lenders); provided, further that, in the case of the proposed reduction or termination of the Alternative Currency Sub Limit, no Default or Event of Default shall have occurred and be continuing at the time of such proposed reduction or termination or would result from such reduction or termination.
          (ii) CSF shall have the right to terminate its rights as a Borrower with respect to the Commitment and LOC Commitment hereunder at any time or from time to time upon not less than three (3) Business Days’ (or four (4) Business Days’ in the case of the Alternative Currency Sub Limit) prior written notice to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable) of such termination, which notice shall specify the effective date thereof and shall be irrevocable and effective upon receipt by the Administrative Agent; provided that (1) all indebtedness (as defined in Section 10.1) that CSF owes to the Administrative Agent and/or the Lenders in its capacity as a Borrower has been indefeasibly paid in full in cash (or, in the case of Letters of Credit of which CSF is the actual account party, each such Letter of Credit has been cash collateralized in an amount equal to 103% of the stated and undrawn amount of such Letter of Credit and in the Currency in which such Letter of Credit was issued and otherwise on terms and conditions satisfactory to the applicable Issuing Lender), and (2) no Default or Event of Default shall have occurred and be continuing at the time of such termination pursuant to this Section 2.6(a) or would result from such termination or the termination of the Guaranty Agreement.
     (b) Mandatory Reductions.
          (i) Reduction Event Proceeds Stepdowns. The Committed Amount shall be reduced on each date that, without duplication: (1) Collateral Proceeds are received after December 23, 2008, by an amount equal to 75% of such Collateral Proceeds; or (2) cash proceeds from any Debt Issuance are received after December 23, 2008, by an amount equal to 75% of such proceeds (such proceeds referred to in clauses (1) and (2) are referred to collectively as, the “Reduction Event Proceeds”); provided, however, that notwithstanding the foregoing, the Committed Amount shall only be reduced pursuant to clauses (1) and (2) above in increments of $25,000,000 (or such lesser amount that is equal to the then Committed Amount), so that the Committed Amount shall not be reduced until the aggregate amount of all of the Reduction Event Proceeds required to be applied to reduce the Committed Amount pursuant to clauses (1) and (2) above equals $25,000,000 (or such lesser amount that is equal to the then Committed Amount) and, after such reduction, the Committed Amount would not be reduced (except as provided in the last sentence of this paragraph) again until the aggregate amount of all Reduction Event Proceeds required to be applied to reduce the Committed Amount pursuant to clauses (1) and (2) above (and not previously applied to reduce the Committed Amount) equals $25,000,000 (or such lesser amount that is equal to the then Committed Amount). Notwithstanding the foregoing, at the time that any payments required to be made in connection with any reduction of the Committed Amount pursuant to Sections 2.6(b)(ii)(a) or (c) below (“Mandatory Reduction Payment Date”), the Borrower shall be entitled to apply any balance of previously unapplied Reduction Event Proceeds that are less than $25,000,000 to reduce the Committed Amount pursuant to this Section (such previously unapplied Reduction Event Proceeds will, for clarity, be allocated between the Committed Amount of Extending Lenders and Non-Extending Lenders on the same basis as would apply when Reduction Event Proceeds exceed $25,000,000).
          (ii) Other Stepdowns.
     (a) Notwithstanding anything to the contrary contained herein, the Committed Amount of the Non-Extending Lenders (to the extent not reduced to the following amount prior to December 31, 2009 pursuant to Section 2.6(b)(i)) shall automatically be reduced without the act of any party to $94,859,813 on December 31, 2009 and to $0 on March 13, 2010.

     (b) (1) The Committed Amount of the Extending Lenders shall be reduced (A) no later than the sixth Business Day following the date that the Borrower receives cash proceeds from any 2009 Equity Issuance, by an amount equal to 100% of such proceeds (net of customary and reasonable fees and expenses); provided, however, that no reduction shall occur pursuant to this clause (A) to the extent that an Extending Event shall have occurred on or prior to such fifth Business Day and (B) not later than one Business Day after the date that any Credit Party receives cash proceeds from any 2009 Debt Issuance, by an amount equal to 100% of such proceeds (net of customary and reasonable fees and expenses). (2) To the extent that the Committed Amount of the Extending Lenders is not reduced to the following amounts prior to July 31, 2009 and September 30, 2009, respectively, pursuant to the clause (1) of this Section 2.6(b)(ii)(b), the Committed Amount of the Extending Lenders shall, unless otherwise approved by all of the Extending Lenders, automatically be reduced without the act of any party (x) on July 31, 2009 to $678,037,383 and (y) on September 30, 2009 to $578,037,383, provided that if any secured 2009 Debt Issuance is consummated on or prior to such date then such Committed Amount of the Extending Lenders shall be reduced to $478,037,383.
     (c) Notwithstanding anything to the contrary contained herein, the Committed Amount of the Extending Lenders (to the extent not reduced to the following amounts prior to the following respective dates pursuant to Section 2.6(b)(i) above) shall automatically be reduced, without the act of any party, if the Extending Event has occurred, on each date specified below to the amount specified opposite such date (1) in the second column of the table if no 2009 Debt Issuance (x) consummated on or prior to September 30, 2009 was secured or (y) was consummated or (2) in the third column of the table if any 2009 Debt Issuance consummated on or prior to September 30, 2009 was secured:

	Committed Amount of the
	Extending Lenders if the
	Extending Event occurred	Committed Amount of the
	and no 2009 Debt	Extending Lenders if the
Date of Commitment	Issuance was consummated	Extending Event occurred and
Reduction of	or all 2009 Debt	if any 2009 Debt Issuance was
Extending Lenders	Issuances were unsecured	secured
April 30, 2010	$553,952,492	$458,119,159
May 31, 2010	$529,867,601	$438,200,935
June 30, 2010	$505,782,710	$418,282,710
July 31, 2010	$481,697,819	$398,364,486

	Committed Amount of the
	Extending Lenders if the
	Extending Event occurred	Committed Amount of the
	and no 2009 Debt	Extending Lenders if the
Date of Commitment	Issuance was consummated	Extending Event occurred and
Reduction of	or all 2009 Debt	if any 2009 Debt Issuance was
Extending Lenders	Issuances were unsecured	secured
August 31, 2010	$457,612,928	$378,446,262
September 30, 2010	$433,528,037	$358,528,037
October 31, 2010	$409,443,146	$338,609,813
November 30, 2010	$385,358,255	$318,691,589
December 31, 2010	$361,273,364	$298,773,364
January 31, 2011	$337,188,474	$278,855,140
February 28, 2011	$313,103,583	$258,936,916
March 31, 2011	$289,018,692	$239,018,692
April 30, 2011	$264,933,801	$219,100,467
May 31, 2011	$240,848,910	$199,182,243
June 30, 2011	$216,764,019	$179,264,019
July 31, 2011	$192,679,128	$159,345,794
August 31, 2011	$168,594,237	$139,427,570
September 30, 2011	$144,509,346	$119,509,346
October 31, 2011	$120,424,455	$99,591,121
November 30, 2011	$96,339,564	$79,672,897
December 31, 2011	$72,254,673	$59,754,673
January 31, 2012	$48,169,782	$39,836,449
February 29, 2012	$24,084,891	$19,918,224
March 31, 2012	$0	$0

          (iii) For the avoidance of doubt, to the extent that (1) the Advances Outstanding shall exceed the aggregate Committed Amount as a result of any reduction pursuant to Sections 2.6(b)(i) or Section 2.6(c), the Borrower shall promptly (and in any event within three Business Days) pay or prepay the Revolving Loans and Swingline Loans and (after all Revolving Loans and Swingline Loans have been repaid) cash collateralize the LOC Obligations in an amount sufficient to eliminate such excess in each case as provided in Section 2.7(b); (2) the Advances Outstanding of the Non-Extending Lenders shall exceed the aggregate Committed Amount of the Non-Extending Lenders as a result of any reduction pursuant to Section 2.6(b)(ii)(a), the Borrower shall promptly (and in any event within three Business Days) pay or prepay the Revolving Loans and Swingline Loans of the Non-Extending Lenders; (3) the Advances Outstanding of the Extending Lenders shall exceed the aggregate Committed Amount of the Extending Lenders as a result of any reduction pursuant to Section 2.6(b)(ii)(b), the Borrower shall promptly (and in any event on the same Business Day) pay or prepay the Revolving Loans and Swingline Loans of the Extending Lenders; and (4) the Advances Outstanding of the Extending Lenders shall exceed the aggregate Committed Amount of the Extending Lenders as a result of any reduction pursuant to Sections 2.6(b)(ii)(c), the Borrower shall promptly (and in any event within three Business Days) pay or prepay the Revolving Loans and Swingline Loans of the Extending Lenders and (after all such Revolving Loans and Swingline Loans have been repaid) cash collateralize the LOC Obligations of the Extending Lenders in an amount sufficient to eliminate such excess in each case as provided in Section 2.7(b).
     (c) Commitment Termination Date. The Commitment, the Swingline Commitment and the LOC Commitment of any Class of Lenders shall automatically terminate (and any Advances Outstanding of such Class of Lenders shall be repaid in full) on the Commitment Termination Date for such Class of Lenders.
     (d) Calculation Of Mandatory Reductions; Notice. In connection with any reduction of the Committed Amount pursuant to Section 2.6(b), the Borrower shall provide the Agent with written notice of such reduction as promptly as possible and, in any event, within three (3) Business Days of such reduction, which notice shall specify (i) the effective date of such reduction, (ii) the amount of such reduction, (iii) the source of the proceeds that are being applied to such reduction and (iv) the group of Lenders to which such reduction applies (i.e. the Extending Lenders, the Non-Extending Lenders or all Lenders).
     (e) Amendments to Schedule 2.1(a). On the date of any reduction in the Commitments of any Lender pursuant to this Section 2.6, Schedule 2.1(a) shall be deemed to be amended to reflect such reduction in the Committed Amount of such Lender and any change in the Commitment Percentage of such Lender and the Agent is authorized to record such reductions and changes in the Register
     Section 2.7. Prepayments.

     (a) Optional Prepayments. The Borrower shall have the right to prepay Loans in whole or in part from time to time; provided, however, that each partial prepayment of Revolving Loans shall be in a minimum principal amount of (except in connection with any prepayment made pursuant to Section 5.21) $1,000,000 and integral multiples of $100,000 in excess thereof, and each partial prepayment of a Swingline Loan shall be in a minimum principal amount of $100,000 and integral multiples of $100,000 in excess thereof. The Borrower shall give irrevocable notice of such prepayment in writing to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable), which notice shall be at least: (i) three (3) Business Days prior to the proposed date of prepayment in the case of EURIBOR/LIBOR Rate Loans denominated in Dollars, (ii) one (1) Business Day prior to the proposed date of prepayment of Alternate Base Rate Loans denominated in Dollars, and (iii) four (4) Business Days prior to the proposed date of prepayment of Alternate Base Rate Loans and/or EURIBOR/LIBOR Rate Loans denominated in any Alternative Currency. Amounts prepaid under this Section 2.7(a) shall be applied to the outstanding Loans as the Borrower may elect; provided, that each Lender shall receive its pro rata share of any such prepayment based on its Commitment Percentage. All prepayments under this Section 2.7(a) shall be subject to Section 2.17, but otherwise without premium or penalty. Interest on the principal amount prepaid shall be payable on the next occurring Interest Payment Date that would have occurred had such Loan not been prepaid or, at the request of the Administrative Agent, interest on the principal amount prepaid shall be due and payable on any date that a prepayment is made hereunder through the date of prepayment. Amounts prepaid on the Revolving Loans and Swingline Loans may be reborrowed in accordance with the terms hereof.
     (b) Mandatory Prepayments.
          (i) Committed Amount. If at any time after the Closing Date, the Advances Outstanding shall exceed the aggregate Committed Amount then in effect, the Borrower immediately shall prepay the Revolving Loans and Swingline Loans and (after all Revolving Loans and Swingline Loans have been repaid) cash collateralize the LOC Obligations in an amount sufficient to eliminate such excess and all such payments shall be made pro rata among the Lenders in accordance with the Lender’s Commitments; provided, however, that, notwithstanding the foregoing, any payment on account of (a) Commitment reduction pursuant to Section 2.6(b)(ii)(a) shall be pro rata among the Non-Extending Lenders (based on the aggregate Commitments of the Non-Extending Lenders at such time), (b) any Commitment reduction pursuant to Section 2.6(b)(ii)(b) shall be pro rata among the Extending Lenders (based on the aggregate Commitments of the Extending Lenders at such time), or (c) any Commitment reduction pursuant to Section 2.6(b)(ii)(c) shall be pro rata among the Extending Lenders (based on the aggregate Commitments of the Extending Lenders at such time). All amounts required to be paid pursuant to this Section 2.7(b)(i) shall be paid and applied as follows: (A) first to the payment of outstanding Swingline Loans, (B), second, to the payment of outstanding Revolving Loans in the Currency in which such loans are owed; and (C) third, to a cash collateral account in respect of LOC Obligations in the Currency in which such LOC Obligations were issued. All prepayments under this Section 2.7(b)(i) shall be subject to

Section 2.17 and be accompanied by interest on the principal amount prepaid through the date of prepayment.
          (ii) If at any time after the Closing Date, the aggregate principal amount of all outstanding Revolving Loans denominated in any Alternative Currency plus all outstanding LOC Obligations denominated in any Alternative Currency shall exceed 105% of the aggregate Alternative Currency Sub-Limit, the Borrower immediately shall prepay such Alternative Currency Revolving Loans and (after all such Revolving Loans have been repaid) cash collateralize such LOC Obligations in an amount sufficient to eliminate such excess. All amounts required to be paid pursuant to this Section 2.7(b)(ii) shall be paid and applied as follows: (A) first, to the payment of outstanding Revolving Loans in the Currency in which such loans are owed; and (B) second, to a cash collateral account in respect of LOC Obligations in the Currency in which such LOC Obligations were issued. All prepayments under this Section 2.7(b)(ii) shall be subject to Section 2.17 and be accompanied by interest on the principal amount prepaid through the date of prepayment. For purposes of the calculations set forth in this Section 2.7(b)(ii), Revolving Loans and LOC Obligations denominated in Alternative Currencies shall be redenominated in Dollars in an amount equal to the Dollar Equivalent thereof.
     Section 2.8. Minimum Principal Amounts.
     All borrowings, payments and prepayments in respect of Revolving Loans shall be in such amounts and be made pursuant to such elections so that after giving effect thereto the aggregate principal amount of the Revolving Loans comprising any borrowing shall be $1,000,000 or a whole multiple of $100,000 in excess thereof.
     Section 2.9. Default Rate and Payment Dates.
     (a) If (i) all or a portion of the principal amount of any EURIBOR/LIBOR Rate Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is equal to the rate that would otherwise be applicable thereto plus 2%, until the end of the Interest Period applicable thereto and thereafter the unpaid portion of such Revolving Loan shall, if such Revolving Loan is not denominated in Dollars, automatically be redenominated in Dollars on the last day of such Interest Period in an amount equal to the Dollar Equivalent thereof on the date of such redenomination and such overdue amount shall bear interest at a rate per annum which is equal to the Alternate Base Rate applicable to Dollars plus 2% (the “ABR Default Rate”), (ii) all or a portion of the principal amount of any Alternate Base Rate Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is equal to the ABR Default Rate, (iii) if any interest payable on the principal amount of any Loan shall not be paid when due (after the applicable grace period), such overdue amount, if such Loan is not denominated in Dollars, shall automatically be redenominated in Dollars on the due date therefor in an amount equal to the Dollar Equivalent thereof on the date of such redenomination and such overdue amount shall bear interest at a rate per annum which is equal to the ABR Default Rate, and (iv) if any fee or other amount shall not be paid when due, such overdue amount shall bear interest at a rate per annum which is equal to the ABR Default Rate, in each case noted above from the date of such non-payment until such amount is paid in full (after as well as before judgment).
     (b) Upon the occurrence, and during the continuance, of any other Event of Default hereunder, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder shall bear interest, payable on demand, at a per annum rate which is (A) in the case of principal, the rate that would otherwise be applicable thereto, plus 2%, or (B) in the case of interest, fees or other amounts, the Alternate Base Rate applicable to the Currency of such Loan plus 2% (after as well as before judgment). The Required Lenders shall have the right to revoke the imposition of any default interest imposed under this Section 2.9(b).
     (c) Interest on each Loan shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to subsection (b) of this Section 2.9 shall be payable from time to time on demand.
     Section 2.10. Conversion Options.
     (a) The Borrower may, in the case of Revolving Loans elect from time to time to convert Alternate Base Rate Loans to EURIBOR/LIBOR Rate Loans by giving the Administrative Agent at least: (i) three (3) Business Days’ prior irrevocable written notice of such election in the case of Loans denominated in Dollars and (ii) at least four (4) Business Days’ prior irrevocable written notice of such election in the case of Loans denominated in any Alternative Currency. In addition, the Borrower may elect from time to time to convert EURIBOR/LIBOR Rate Loans to Alternate Base Rate Loans by giving the Administrative Agent irrevocable written notice by 11:00 A.M. one Business Day prior to the proposed date of conversion. A form of Notice of Conversion is attached as Exhibit C (the “Notice of Conversion”). If the date upon which an Alternate Base Rate Loan is to be converted to a EURIBOR/LIBOR Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day. All or any part of outstanding Alternate Base Rate Loans may be converted as provided herein; provided that (i) no Loan may be converted into a EURIBOR/LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing, and (ii) partial conversions shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. EURIBOR/LIBOR Rate Loans may only be converted to Alternate Base Rate Loans on the last day of the applicable Interest Period. If the date upon which a EURIBOR/LIBOR Rate Loan is to be converted to an Alternate Base Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of an Interest Period to such succeeding Business Day such Loan shall bear interest as if it were an Alternate Base Rate Loan.
     (b) Any EURIBOR/LIBOR Rate Loan may be continued as such upon the expiration of an Interest Period with respect thereto by the Borrower giving the

Administrative Agent at least four (4) Business Days prior irrevocable notice of such election (or the Initial Borrower giving the Administrative Agent at least three (3) Business Days’ prior irrevocable written notice of such election in the case of EURIBOR/LIBOR Rate Loans denominated in Dollars); provided, that no EURIBOR/LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, in which case such Loan shall be automatically converted to an Alternate Base Rate Loan at the end of the applicable Interest Period with respect thereto. If the Borrower shall fail to give timely notice of an election to continue any EURIBOR/LIBOR Rate Loan, or the continuation of any EURIBOR/LIBOR Rate Loan is not permitted hereunder, such EURIBOR/LIBOR Rate Loan shall be automatically converted to an Alternate Base Rate Loan at the end of the applicable Interest Period with respect thereto.
     Section 2.11. Computation of Interest and Fees.
     (a) Interest payable hereunder with respect to any Alternate Base Rate Loan based on the Prime Rate or any Alternative Currency borrowing denominated in Pounds Sterling shall be calculated on the basis of a year of 365 days (or 366 days, as applicable) for the actual days elapsed. Subject to the foregoing, all fees, interest and all other amounts payable hereunder shall be calculated on the basis of a 360 day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Initial Borrower and the Lenders of each determination of EURIBOR and a LIBOR Rate on the Business Day of the determination thereof. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate shall become effective. The Administrative Agent shall as soon as practicable notify the Initial Borrower and the Lenders of the effective date and the amount of each such change.
     (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Credit Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Initial Borrower, deliver to the Initial Borrower a statement showing the computations used by the Administrative Agent in determining any interest rate.
     (c) It is the intent of the Lenders and the Credit Parties to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between the Lenders and the Credit Parties are hereby limited by the provisions of this paragraph which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including but not limited to prepayment or acceleration of the maturity of any Loan), shall the interest taken, reserved, contracted for, charged, or received under this Credit Agreement, under the Notes or otherwise, exceed the maximum nonusurious amount permissible under Applicable Law. If, from any possible construction of this Credit Agreement or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this paragraph and such interest shall be automatically reduced to the maximum nonusurious amount permitted under Applicable Law, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is characterized as interest on the Loans under Applicable Law and which would, apart from this provision, be in excess of the maximum nonusurious amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans and not to the payment of interest, or refunded to the Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans. The right to demand payment of the Loans or any other amount required to be paid hereunder does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of such indebtedness does not exceed the maximum nonusurious amount permitted by Applicable Law.
     Section 2.12. Pro Rata Treatment and Payments.
     (a) Allocation of Payments Before Event of Default. Each borrowing of Revolving Loans and any reduction of the Commitments shall be made pro rata according to the respective Commitment Percentages of the Lenders; provided, however, that, notwithstanding the foregoing, (i) any Commitment reduction pursuant to Section 2.6(b)(ii)(a) shall be pro rata among the Non-Extending Lenders (based on the aggregate Commitments of the Non-Extending Lenders at such time), (ii) any Commitment reduction pursuant to Section 2.6(b)(ii)(b) shall be pro rata among the Extending Lenders (based on the aggregate Commitments of the Extending Lenders at such time) and (iii) any Commitment reduction pursuant to Section 2.6(b)(ii)(c) shall be pro rata among the Extending Lenders (based on the aggregate Commitments of the Extending Lenders at such time). Each payment under this Credit Agreement or any Note shall be applied, first, to any fees then due and owing by the Borrower pursuant to Section 2.5, second, to interest then due and owing hereunder and under the Notes and, third, to principal then due and owing hereunder and under the Notes. Each payment on account of any fees pursuant to Section 2.5 shall be made pro rata in accordance with the respective amounts due and owing (except as to the Fronting Fees and the Issuing Lender Fees). Each optional prepayment on account of principal of the Loans shall be applied in accordance with Section 2.7(a); provided, that prepayments made pursuant to Section 2.15 shall be applied in accordance with such Section. Each mandatory prepayment on account of principal of the Loans shall be applied in accordance with Section 2.7(b). All payments (including prepayments) to be made by the Borrower on account of principal, interest and fees shall be made without defense, set-off or counterclaim (except as provided in Section 2.18(b)) and shall be made to the Administrative Agent for the account of the Lenders at the Administrative Agent’s office specified on Section 9.2 in immediately available funds not later than 1:00 P.M. on the date when due. All amounts owing under this Credit Agreement are payable in Dollars; provided, however, that the principal of, and interest on, any Revolving Loan denominated in any Alternative Currency (except as otherwise provided in Section 2.9), breakage costs relating to, and participations in, and reimbursements of drawings under Letters of Credit denominated in, any Alternative Currency, shall only be payable in such Alternative Currency. In addition, the cash collateralization of outstanding Letters of Credit denominated in any Alternative Currency (when required under this Credit Agreement) shall be in such Alternative Currency. The Administrative Agent shall distribute such payments to the Lenders entitled thereto promptly upon receipt in like funds as received. If any payment hereunder (other than payments on EURIBOR/LIBOR Rate Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a EURIBOR/LIBOR Rate Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.
     (b) Allocation of Payments After Exercise of Remedies. Notwithstanding any other provisions of this Credit Agreement to the contrary, after the Commitments shall have been terminated and the Loans and all other amounts under the Credit Documents shall have become due and payable in accordance with the terms of Section 7.2 hereof, all amounts collected or received by the Administrative Agent or any Lender on account of the Credit Party Obligations or any other amounts outstanding under any of the Credit Documents or in respect of the Collateral shall be paid over or delivered as follows:
     FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ and consultants’ fees) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Credit Documents and any protective advances made by the Administrative Agent with respect to the Collateral under or pursuant to the terms of the Security Documents;
     SECOND, to payment of any fees owed to the Administrative Agent;
     THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ and consultants’ fees) of each of the Lenders in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Credit Party Obligations owing to such Lender;
     FOURTH, to the payment of all accrued fees and interest;
     FIFTH, to the payment of the outstanding principal amount of the Loans and the payment or cash collateralization of the outstanding LOC Obligations;

     SIXTH, to all other Credit Party Obligations and other obligations due and payable hereunder or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and
     SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.
In carrying out the foregoing: (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion of the then outstanding Loans and LOC Obligations held by such Lender) of amounts available to be applied pursuant to clauses “THIRD,” “FOURTH,” “FIFTH” and “SIXTH” above; and (iii) to the extent that any amounts available for distribution pursuant to clause “FIFTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Administrative Agent in a cash collateral account and applied (A) first, to reimburse the Issuing Lender from time to time for any drawings under such Letters of Credit, and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “FIFTH” and “SIXTH” above in the manner provided in this Section 2.12(b).
     Section 2.13. Non-Receipt of Funds by the Administrative Agent.
     (a) Except as provided in Section 2.13(d), unless the Administrative Agent shall have been notified in writing by a Lender prior to the date a Loan is to be made by such Lender (which notice shall be effective upon receipt) that such Lender does not intend to make the proceeds of such Loan available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such proceeds available to the Administrative Agent on such date, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent, the Administrative Agent shall be able to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent will promptly notify the Initial Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for the applicable borrowing pursuant to the Notice of Borrowing, and (ii) from a Lender at the Federal Funds Effective Rate with respect to Loans denominated in Dollars and at the Alternative Base Rate with respect to Loans denominated in any Alternative Currency.
     (b) Except as provided in Section 2.13(d), unless the Administrative Agent shall have been notified in writing by the Borrower, prior to the date on which any payment is due from it hereunder (which notice shall be effective upon receipt) that the

Borrower does not intend to make such payment, the Administrative Agent may assume that such Borrower has made such payment when due, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to each Lender on such payment date an amount equal to the portion of such assumed payment to which such Lender is entitled hereunder, and if the Borrower has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, repay to the Administrative Agent the amount made available to such Lender. If such amount is repaid to the Administrative Agent on a date after the date such amount was made available to such Lender, such Lender shall pay to the Administrative Agent on demand interest on such amount in respect of each day from the date such amount was made available by the Administrative Agent to such Lender to the date such amount is recovered by the Administrative Agent at a per annum rate equal to the Federal Funds Effective Rate with respect to Loans denominated in Dollars and at the Alternative Base Rate with respect to Loans denominated in any Alternative Currency.
     (c) A certificate of the Administrative Agent submitted to the Initial Borrower or any Lender with respect to any amount owing under this Section 2.13 shall be conclusive in the absence of manifest error.
     (d) On the date of any borrowing of a Revolving Loan in any Alternative Currency, the Administrative Agent shall make available to the applicable Borrower the proceeds of such borrowing only upon actual receipt by the Administrative Agent from each Lender of such Lender’s pro rata portion of such borrowing in such Alternative Currency. On the date that any payment of the principal of or interest on any Revolving Loan denominated in any Alternative Currency is due, the Administrative Agent shall make available to each Lender such Lender’s pro rata portion of such payment only upon actual receipt by the Administrative Agent from the Borrower of such payment.
     Section 2.14. Inability to Determine Interest Rate.
     Notwithstanding any other provision of this Credit Agreement, if (a) the Administrative Agent shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that, by reason of circumstances affecting the relevant market, reasonable and adequate means do not exist for ascertaining EURIBOR and/or LIBOR for any Currency for any Interest Period, or (b) the Required Lenders shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that EURIBOR and/or the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of funding EURIBOR/LIBOR Rate Loans that the Borrower has requested during such Interest Period, the Administrative Agent shall forthwith give telephone notice of such determination, confirmed in writing, to the Initial Borrower, and the Lenders at least two Business Days prior to the first day of such Interest Period. Unless the Initial Borrower shall have notified the Administrative Agent upon receipt of such telephone notice that it wishes to rescind or modify the request regarding such EURIBOR/LIBOR Rate Loans, any Loans that were requested to be made as EURIBOR/LIBOR Rate Loans shall be made as Alternate Base Rate Loans in the applicable Currency and any Loans that were requested to be converted into or continued as EURIBOR/LIBOR Rate Loans shall remain as or be converted into Alternate Base Rate Loans in the applicable Currency. Until any such notice has been withdrawn by the Administrative Agent, no further Loans shall be made as, continued as, or converted into, EURIBOR/LIBOR Rate Loans for the Interest Periods so affected.
     Section 2.15. Illegality.
     Notwithstanding any other provision of this Credit Agreement, if the adoption of or any change in any requirement of Applicable Law or in the interpretation or application thereof by the relevant Governmental Authority to any Lender shall make it unlawful for such Lender or its EURIBOR/LIBOR Lending Office to make or maintain EURIBOR/LIBOR Rate Loans in any Currency as contemplated by this Credit Agreement or to obtain in the interbank eurodollar market through its EURIBOR/LIBOR Lending Office the funds with which to make such Loans, (a) such Lender shall promptly notify the Administrative Agent and the Initial Borrower thereof, (b) the commitment of such Lender hereunder to make or continue EURIBOR/LIBOR Rate Loans in such Currency shall forthwith be suspended until the Administrative Agent shall give notice that the condition or situation which gave rise to the suspension shall no longer exist, and (c) such Lender’s Loans then outstanding as EURIBOR/LIBOR Rate Loans, if any, shall be converted on the last day of the Interest Period for such Loans or within such earlier period as required by law as Alternate Base Rate Loans. The Borrower hereby agrees promptly to pay any Lender, upon its demand, any additional amounts necessary to compensate such Lender for actual and direct costs (but not including anticipated profits) reasonably incurred by such Lender in making any repayment in accordance with this Section 2.15 including, but not limited to, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its EURIBOR/LIBOR Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to this Section 2.15 submitted by such Lender, through the Administrative Agent, to the Initial Borrower shall be conclusive in the absence of manifest error. Each Lender agrees to use reasonable efforts (including reasonable efforts to change its EURIBOR/LIBOR Lending Office) to avoid or to minimize any amounts which may otherwise be payable pursuant to this Section 2.15; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender to be material.
     Section 2.16. Requirements of Law.
     (a) If the adoption of or any change in any requirement of Applicable Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:
          (i) shall subject such Lender to any tax of any kind whatsoever with respect to any Letter of Credit, any participation therein or any application relating thereto, any EURIBOR/LIBOR Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for changes in the rate of tax on the overall net income of such Lender);

          (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of EURIBOR or the LIBOR Rate hereunder; or
          (iii) shall impose on such Lender any other condition;
and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining EURIBOR/LIBOR Rate Loans or the Letters of Credit or the participations therein or to reduce any amount receivable hereunder or under any Note, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such additional cost or reduced amount receivable which such Lender reasonably deems to be material as determined by such Lender with respect to its EURIBOR/LIBOR Rate Loans or Letters of Credit.
     (b) Without prejudice to paragraph (a) (but without double-counting), if and so long as any Lender is required by (i) the Bank of England or any other monetary or other authority of the United Kingdom or (ii) the European Central Bank to make special deposits, to maintain reserve asset ratios or to pay fees, in each case in respect of such Lender’s EURIBOR/LIBOR Rate Loans, such Lender may require the Borrower to pay, contemporaneously with each payment of interest on each of such Loans, additional interest on such Loan at a rate per annum equal to the Mandatory Cost Rate.
     (c) A certificate as to any additional amounts payable pursuant to this Section 2.16 submitted by such Lender, through the Administrative Agent, to the Initial Borrower shall be conclusive in the absence of manifest error. Each Lender agrees to use reasonable efforts (including reasonable efforts to change its Domestic Lending Office or EURIBOR/LIBOR Lending Office, as the case may be) to avoid or to minimize any amounts which might otherwise be payable pursuant to this paragraph of this Section 2.16; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender to be material.
     (d) If any Lender shall have reasonably determined that the adoption of or any change in any requirement of Applicable Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount reasonably deemed by such Lender to be material, then from time to time, within fifteen (15) days after demand by such Lender, the Borrower shall pay to such Lender such additional amount as shall be certified by such Lender as being required to compensate it for such reduction. Such a certificate as to any additional amounts payable under this Section 2.16 submitted by a Lender (which certificate shall include a description of the basis for the computation), through the Administrative Agent, to the Initial Borrower shall be conclusive absent manifest error.
     (e) The agreements in this Section 2.16 shall survive the termination of this Credit Agreement and payment of the Notes and all other amounts payable hereunder.
     Section 2.17. Indemnity.
     The Borrower hereby agrees to indemnify each Lender and to hold such Lender harmless from any funding loss or expense which such Lender may sustain or incur as a consequence of (a) the failure by the Borrower to pay the principal amount of or interest on any Loan by such Lender in accordance with the terms hereof, (b) the failure of the Borrower to accept a borrowing after the Borrower has given a notice in accordance with the terms hereof, (c) the failure of the Borrower to make any prepayment after the Borrower has given a notice in accordance with the terms hereof, and/or (d) the making by the Borrower of a prepayment of a Loan, or the conversion thereof, on a day which is not the last day of the Interest Period with respect thereto, in each case including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its Loans hereunder. In addition, the Borrower agrees to indemnify and hold each Lender harmless from any loss, cost or expense which such Lender may sustain or incur as a result or consequence of (a) the payment of any LOC Obligation denominated in Alternative Currency on a date other than the due date thereof or (b) the payment of any Credit Party Obligation denominated in Alternative Currency in a different Currency. A certificate as to any additional amounts payable pursuant to this Section 2.17 submitted by any Lender, through the Administrative Agent, to the Initial Borrower (which certificate must be delivered to the Administrative Agent within thirty (30) days following such default, prepayment or conversion) shall be conclusive in the absence of manifest error. The agreements in this Section 2.17 shall survive termination of this Credit Agreement and payment of the Notes and all other amounts payable hereunder.
     Section 2.18. Taxes.
     (a) All payments made by the Borrower hereunder or under any Note will be, except as provided in Section 2.18(b), made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any Governmental Authority or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any tax imposed on or measured by the net income or profits of a Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such

Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Credit Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. The Borrower will furnish to the Administrative Agent as soon as practicable after the date the payment of any Taxes is due pursuant to Applicable Law certified copies (to the extent reasonably available and required by law) of tax receipts evidencing such payment by the Borrower. The Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender.
     (b) Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) agrees to deliver to the Initial Borrower and the Administrative Agent on or prior to the Closing Date, or in the case of a Lender that is an assignee or transferee of an interest under this Credit Agreement pursuant to Section 9.6(c) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, (i) if the Lender is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY (or successor forms) certifying such Lender’s entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Credit Agreement and under any Note, or (ii) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY as set forth in clause (i) above, or (A) a certificate substantially in the form of Exhibit L (any such certificate, a “2.18 Certificate”), and (B) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (or successor form) certifying such Lender’s entitlement to an exemption from United States withholding tax with respect to payments of interest to be made under this Credit Agreement and under any Note. In addition, each Lender agrees that it will deliver upon the Initial Borrower’s request updated versions of the foregoing, as applicable, whenever the previous certification has become obsolete or inaccurate in any material respect, together with such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Credit Agreement and any Note. Notwithstanding anything to the contrary contained in Section 2.18(a), but subject to the immediately succeeding sentence, (1) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold Taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes to the extent that such Lender has not provided to the Initial Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding, and (2) the Borrower shall not be obligated pursuant to Section 2.18(a) hereof to gross-up payments to be made to a Lender in respect of Taxes imposed by the United States if (I) such Lender has not provided to the Initial Borrower the Internal Revenue Service Forms

required to be provided to the Initial Borrower pursuant to this Section 2.18(b), or (II) in the case of a payment, other than interest, to a Lender described in clause (ii) above, to the extent that such Forms do not establish a complete exemption from withholding of such Taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 2.18, the Borrower agrees to pay additional amounts and to indemnify each Lender in the manner set forth in Section 2.18(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Closing Date in any Applicable Law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of Taxes.
     (c) Each Lender agrees to use reasonable efforts (including reasonable efforts to change its Domestic Lending Office or EURIBOR/LIBOR Lending Office, as the case may be) to avoid or to minimize any amounts which might otherwise be payable pursuant to this Section 2.18; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.
     (d) If the Borrower pays any additional amount pursuant to this Section 2.18 with respect to a Lender, such Lender shall use reasonable efforts to obtain a refund of tax or credit against its tax liabilities on account of such payment; provided that such Lender shall have no obligation to use such reasonable efforts if either (i) it is in an excess foreign tax credit position, or (ii) it believes in good faith, in its sole discretion, that claiming a refund or credit would cause adverse tax consequences to it. In the event that such Lender receives such a refund or credit, such Lender shall pay to the Initial Borrower an amount that such Lender reasonably determines is equal to the net tax benefit obtained by such Lender as a result of such payment by the Borrower. In the event that no refund or credit is obtained with respect to the Borrower’s payments to such Lender pursuant to this Section 2.18, then such Lender shall upon request provide a certification that such Lender has not received a refund or credit for such payments. Nothing contained in this Section 2.18 shall require a Lender to disclose or detail the basis of its calculation of the amount of any tax benefit or any other amount or the basis of its determination referred to in the proviso to the first sentence of this Section 2.18 to the Borrower or any other party.
     (e) The agreements in this Section 2.18 shall survive the termination of this Credit Agreement and the payment of the Notes and all other amounts payable hereunder.
     Section 2.19. Indemnification; Nature of Issuing Lender’s Duties.
     (a) In addition to its other obligations under Section 2.3, the Borrower hereby agrees to protect, indemnify, pay and save the Issuing Lender and each Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) that the Issuing Lender or such Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit, or (ii) the failure of the Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions, herein called “Government Acts”).
     (b) As between the Borrower and the Issuing Lender and each Lender, the Borrower shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. Neither the Issuing Lender nor any Lender shall be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon a Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (vii) for any consequences arising from causes beyond the control of the Issuing Lender or any Lender, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of the Issuing Lender’s rights or powers hereunder.
     (c) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Lender or any Lender, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in the absence of gross negligence or willful misconduct, shall not put such Issuing Lender or such Lender under any resulting liability to the Borrower. It is the intention of the parties that this Credit Agreement shall be construed and applied to protect and indemnify the Issuing Lender and each Lender against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Borrower, including, without limitation, any and all risks of the acts or omissions, whether rightful or wrongful, of any Government Authority. The Issuing Lender and the Lenders shall not, in any way, be liable for any failure by the Issuing Lender or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the Issuing Lender and the Lenders.
     (d) Nothing in this Section 2.19 is intended to limit the reimbursement obligation of the Borrower contained in Section 2.3(d) hereof. The obligations of the Borrower under this Section 2.19 shall survive the termination of this Credit Agreement. No act or omissions of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Issuing Lender and the Lenders to enforce any right, power or benefit under this Credit Agreement.

     (e) Notwithstanding anything to the contrary contained in this Section 2.19, the Borrower shall have no obligation to indemnify the Issuing Lender or any Lenders in respect of any liability incurred by the Issuing Lender or such Lender arising out of the gross negligence or willful misconduct of the Issuing Lender (including action not taken by the Issuing Lender or such Lender), as determined by a court of competent jurisdiction or pursuant to arbitration.
     Section 2.20. Extension of Commitment Termination Date.
     Prior to March 14, 2008, Initial Borrower may extend the Commitment Termination Date (as defined in this Credit Agreement on March 14, 2008) to a date that is not later than twelve (12) months after the then-effective Commitment Termination Date, no more than one time, upon: (a) delivery of a Facility Extension Request in the form attached hereto as Exhibit M (the “Facility Extension Request”) to Administrative Agent; (b) payment to Administrative Agent for the benefit of the Lenders of a facility extension fee equal to twenty basis points (0.20%) on the then-existing Committed Amount (i.e., 0.20% times the Committed Amount); and (c) payment by Borrower of all fees and expenses to Administrative Agent and the Lenders to the extent then due. Such extension shall be evidenced by delivery of written confirmation of the same by Administrative Agent to Initial Borrower; provided, that:
          (i) no Default or Event of Default shall have occurred and be continuing; and
          (ii) the representations and warranties contained in this Credit Agreement shall be true and correct on and as of the Facility Extension Request as if made on and as of such date (or, if any such representation and warranty is expressly stated to have been made as of a specific date, such representations and warranties shall be true and correct as of such specific date).
     Section 2.21. Replacement of Lenders.
     If Borrower becomes obligated to pay additional amounts to any Lender pursuant to Section 2.16 or Section 2.18, then Initial Borrower may within sixty (60) days thereafter designate another bank or financial institution which is acceptable to Agent in its reasonable discretion (such other bank or financial institution being called a “Replacement Lender”) to purchase the Loans of such Lender and such Lender’s rights hereunder, without recourse to or warranty by, or expense to, such Lender, for a purchase price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and all accrued but unpaid fees owed to such Lender and any other amounts payable to such Lender under this Credit Agreement (all such amounts shall only be payable in the Currency in which they are owed under this Agreement), and to assume all the obligations of such Lender hereunder, and, upon such purchase and assumption (pursuant to a Commitment Transfer Supplement), such Lender shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Lender prior to the date of such purchase and assumption) and shall be relieved from all obligations to Borrower hereunder, and the Replacement Lender shall succeed to the rights and obligations of such

Lender hereunder. Nothing in this Section 2.21 shall be deemed to relieve Borrower of its obligation to pay additional amounts to any Lender pursuant to Section 2.16 or Section 2.18.
     Section 2.22. Additional Limitations on CSF as Borrower. Notwithstanding anything to the contrary contained in this Agreement (but subject to Section 2.3(h)), in no event shall any Revolving Loan or Letter of Credit be issued to, or for the account of, CSF if the Guaranty Agreement is not in full force and effect with respect to the Initial Borrower and CSI.
     Section 2.23. Several Liability of the Borrower. Without limiting the obligations of the Initial Borrower or CSI as a guarantor under the Guaranty Agreement or of CSF as a Guarantor under the Guaranty in Article X hereof, each Borrower shall be severally (and not jointly) liable for any and all of the Revolving Loans made directly to it as a Borrower, and Letters of Credit issued for the actual account of it as a Borrower.
     Section 2.24. Currency Conversion of Loans. Except as otherwise provided in Section 2.9, in no event shall the Currency in which any outstanding Alternate Base Rate Loan or EURIBOR/LIBOR Rate Loan is denominated be changed or converted into another Currency (including, without limitation, if any such Loan is converted to an Alternate Base Rate Loan or LIBOR Rate Loan pursuant to Section 2.10).
     Section 2.25. Additional Repayments of Loans. Notwithstanding anything to the contrary contained in this Article II, in no event shall: (i) the Advances Outstanding of any Class of Lenders exceed the aggregate Committed Amount of such Class of Lenders then in effect, (ii) the Advances Outstanding of any Lender exceed the aggregate Commitment of such Lender, (iii) with regard to any Class of Lenders, the sum of such Class of Lenders’ share of outstanding Revolving Loans plus such Class of Lenders’ Commitment Percentage of outstanding Swingline Loans plus such Class of Lenders’ Commitment Percentage of LOC Obligations exceed such Class of Lenders’ Commitment Percentage of the aggregate Committed Amount and (iv) with regard to any Lender individually, the sum of such Lender’s share of outstanding Revolving Loans plus such Lender’s Commitment Percentage of outstanding Swingline Loans plus such Lender’s Commitment Percentage of LOC Obligations exceed such Lender’s Commitment Percentage of the aggregate Committed Amount. On the date of any reduction in the Committed Amount of any Class of Lenders pursuant to Section 2.6 prior to the date on which the Commitments of the Non-Extending Lenders have been terminated and the Credit Party Obligations of the Non-Extending Lenders have been paid in full (other than unasserted contingent indemnification obligations), the Initial Borrower shall also pay or repay Advances Outstanding of such Class of Lenders in an amount required, after giving effect to such reduction, so that the ratio of the aggregate Advances Outstanding to Commitments of such Class of Lenders equals the ratio of the aggregate Advances Outstanding to Commitments of the other Class of Lenders
ARTICLE III
CONDITIONS PRECEDENT
     Section 3.1. Conditions to Closing.

     This Credit Agreement shall become effective upon, and the obligation of each Lender to make the initial Loans, and the Issuing Lender to issue Letters of Credit on the Closing Date is subject to, the satisfaction of the following conditions precedent:
     (a) Execution of Credit Agreement and Credit Documents. The Administrative Agent shall have received (i) counterparts of this Credit Agreement, executed by a duly authorized officer of each party hereto, (ii) a Note, for the account of each Lender that requests a Note, (iii) for the account of the Swingline Lender, the Swingline Note, and (iv) counterparts of any other Credit Document, executed by the duly authorized officers of the parties thereto.
     (b) Authority Documents. The Administrative Agent shall have received the following:
          (i) Certificate of Incorporation, Etc. Copies of the certificate of incorporation or other charter or formation documents of each Credit Party certified to be true and complete as of a recent date by the appropriate governmental authority of the state of its incorporation or formation, as the case may be.
          (ii) Resolutions. Copies of resolutions of the board of directors or other comparable managing body of each Credit Party approving and adopting the Credit Documents, the transactions contemplated therein and authorizing execution and delivery thereof, certified by an officer or the managing member of such Credit Party as of the Closing Date to be true and correct and in force and effect as of such date.
          (iii) Bylaws. A copy of the bylaws and/or operating agreement of each Credit Party certified by an officer or managing member of such Credit Party as of the Closing Date to be true and correct and in force and effect as of such date.
          (iv) Good Standing. Copies of certificates of good standing, existence or its equivalent with respect to each Credit Party certified as of a recent date by the appropriate governmental authorities of the state of incorporation or formation, as the case may be, and each other state in which such Credit Party is qualified to do business.
          (v) Incumbency. An incumbency certificate of each Credit Party certified by a secretary or assistant secretary pursuant to the Secretary Certificate substantially in the form of Exhibit D (“Secretary’s Certificate”) to be true and correct as of the Closing Date, in form and substance satisfactory to Administrative Agent.
     (c) Personal Property Collateral. The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent: (i) searches of UCC filings in the jurisdiction of the chief executive office and state of incorporation of each Credit Party and each jurisdiction where Credit Party’s personal property is located; and (ii) copies of the financing statements on file in such jurisdictions.

     (d) Legal Opinions of Counsel. The Administrative Agent shall have received an opinion of counsel for each Credit Party from Hogan and Hartson LLP dated the Closing Date and addressed to the Administrative Agent and the Lenders in form and substance satisfactory to Administrative Agent.
     (e) Fees. The Administrative Agent and the Lenders shall have received all fees, if any, owing pursuant to Section 2.5 and any fee or commitment letter.
     (f) Litigation. There shall not exist any pending or threatened litigation, investigation, bankruptcy or insolvency, injunction, order or claim affecting or relating to any Credit Party or any of their Subsidiaries, this Credit Agreement and the other Credit Documents, that has not been settled, dismissed, vacated, discharged or terminated prior to the Closing Date which could reasonably be expected to result in a Material Adverse Effect.
     (g) Government Consent. The Administrative Agent shall have received evidence that all governmental, shareholder and material third party consents and approvals necessary in connection with the financings and other transactions contemplated hereby have been obtained.
     (h) Compliance with Laws. The Loans and other transactions contemplated hereby shall be in compliance with all Applicable Laws and regulations (including all applicable securities and banking laws, rules and regulations).
     (i) Bankruptcy. There shall be no Insolvency Proceedings with respect to any Credit Party or any of their Subsidiaries.
     (j) Financial Statements. The Administrative Agent and the Lenders shall have received copies of the financial statements referred to in Section 5.1 hereof, each in form and substance satisfactory to it.
     (k) No Material Adverse Change. Since December 31, 2005, there has been no Material Adverse Change with respect to the Borrower and its Subsidiaries taken as a whole.
     (l) Financial Condition Certificate. The Administrative Agent shall have received a certificate, substantially in the form of Exhibit G (“Solvency Certificate”) and certified as accurate by a Responsible Officer, demonstrating compliance by the Borrower and its Subsidiaries as of the Closing Date with the financial covenants contained in Section 5.32 hereof.
     (m) Officer’s Certificate. The Administrative Agent shall have received a certificate executed by a Responsible Officer of each Credit Party as of the Closing Date stating that (i) no action, suit, investigation or proceeding is pending or, to the knowledge of each such Credit Party, threatened in any court or before any arbitrator or governmental instrumentality that purports to affect the Credit Parties or the transactions contemplated by the Credit Documents, if such action, suit, investigation or proceeding could reasonably be expected to have a Material Adverse Effect, and (ii) immediately after giving effect to this Credit Agreement (including the initial Loans hereunder), the other Credit Documents, and all the transactions contemplated therein or thereby to occur on such date, (A) no Default or Event of Default exists, and (B) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects.
     (n) Borrower Information Certificate. The Administrative Agent shall have received a certificate substantially in the form of Exhibit K (“Borrower Information Certificate”), for benefit of itself and the Lenders, provided by each Credit Party that sets forth information required by the PATRIOT Act including, without limitation, the identity of each Credit Party, the name and address of each Credit Party and other information that will allow the Administrative Agent or any Lender, as applicable, to identify each Credit Party in accordance with the PATRIOT Act.
     (o) Additional Matters. All other documents and legal matters in connection with the transactions contemplated by this Credit Agreement shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.
     Section 3.2. Conditions to All Extensions of Credit.
     The obligation of each Lender to make any Extension of Credit hereunder is subject to the satisfaction of the following conditions precedent on the date of making such Extension of Credit:
     (a) Representations and Warranties. The representations and warranties made by the Credit Parties herein, in the Security Documents or which are contained in any certificate furnished at any time under or in connection herewith shall be true and correct on and as of the date of such Extension of Credit as if made on and as of such date (except for those which expressly relate to an earlier date, in which case, such representations and warranties shall be true and correct as of such earlier date).
     (b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extension of Credit to be made on such date unless such Default or Event of Default shall have been waived in accordance with this Credit Agreement.
     (c) Compliance with Covenants. Immediately after giving effect to the making of any such Extension of Credit, each Credit Party is in compliance with each of the covenants set forth herein.
     (d) Compliance with Commitments. Immediately after giving effect to the making of any such Extension of Credit (and the application of the proceeds thereof), (i) the sum of the aggregate principal amount of outstanding Revolving Loans, plus outstanding Swingline Loans, plus LOC Obligations shall not exceed the Committed

Amount then in effect, (ii) the LOC Obligations shall not exceed the LOC Committed Amount (other than in as a result of a reduction of the LOC Committed Amount pursuant to the definition thereof, but only if such excess has been cash collateralized in accordance with the terms hereof), (iii) the Swingline Loans shall not exceed the Swingline Committed Amount, and (iv) the aggregate principal amount of outstanding Revolving Loans denominated in any Alternative Currency plus LOC Obligations denominated in any Alternative Currency shall not exceed the Alternative Currency Sub-Limit. For purposes of completing the calculations set forth in this Section 3.2(d), Revolving Loans and LOC Obligations denominated in Alternative Currencies shall be redenominated in Dollars in an amount equal to the Dollar Equivalent thereof.
     (e) Additional Conditions to Revolving Loans. If such Loan is made pursuant to Section 2.1, all applicable conditions set forth in such Section shall have been satisfied.
     (f) Additional Conditions to Letters of Credit. If such Extension of Credit is made pursuant to Section 2.3, all applicable conditions set forth in such Section shall have been satisfied.
     (g) Material Adverse Change. There shall have been no Material Adverse Change to the Credit Parties and their Subsidiaries taken as whole.
     Each request for an Extension of Credit and each acceptance by the Borrower of any such Extension of Credit shall be deemed to constitute a representation and warranty by each Credit Party as of the date of such Extension of Credit that the applicable conditions in paragraphs (a) through (g) of this Section 3.2 have been satisfied.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     To induce the Lenders to enter into this Credit Agreement and to make the Extension of Credit herein provided for, each of the Credit Parties hereby represents and warrants to the Administrative Agent and to each Lender that:
     Section 4.1. Existence and Power. Each of the Credit Parties (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, except for such jurisdictions where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect, and (c) has all organizational powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except for those licenses, permits or other approvals, the absence of which could not reasonably be expected to have a Material Adverse Effect.
     Section 4.2. Organizational and Governmental Authorization; No Contravention. The execution, delivery and performance by each Credit Party of the Credit Documents to which each such Credit Party is a party (a) are within each such Credit Party’s organizational powers,

(b) have been duly authorized by all necessary organizational action, (c) except for filings relating to the perfection of security interests under the Security Documents (all of which have been obtained to the extent required thereunder) require no action by or in respect of, or filing with, any governmental body, agency or official, (d) do not contravene any provision of any Applicable Law or regulation or of the organizational documents of each Credit Party or of any judgment, injunction, order, decree, or constitute a default under any material agreement binding upon the Credit Parties or any of their Subsidiaries, and (e) except as contemplated by the Security Documents, do not result in the creation or imposition of any Lien on any asset of the Credit Parties or any of their Subsidiaries.
     Section 4.3. Binding Effect. This Credit Agreement constitutes a valid and binding agreement of each Credit Party enforceable in accordance with its terms, and the Notes and the other Credit Documents, when executed and delivered in accordance with this Credit Agreement, will constitute valid and binding obligations of the Credit Parties enforceable in accordance with their respective terms, provided that the enforceability hereof and thereof is subject in each case to general principles of equity and to Insolvency Laws.
     Section 4.4. Financial Information. (a) The consolidated balance sheet of the Initial Borrower and its Consolidated Subsidiaries (including Unrestricted Subsidiaries) as of December 31, 2005 and the related consolidated statements of income, shareholders’ equity and cash flows for the Fiscal Year then ended, reported on by a Big 4 Accounting Firm, copies of which have been delivered to each of the Lenders, fairly present, in conformity with GAAP, the consolidated financial position of the Initial Borrower and its Consolidated Subsidiaries (including Unrestricted Subsidiaries) as of such dates and their consolidated results of operations and cash flows for such periods stated.
     (b) Since December 31, 2005, there has been no event, act, condition or occurrence which has had or could reasonably be expected to have a Material Adverse Effect.
     Section 4.5. Litigation. There is no investigation, action, suit or proceeding pending, or to the knowledge of the Credit Parties threatened, against or affecting any Credit Party or any Subsidiary (including Unrestricted Subsidiaries) of a Credit Party before any court or arbitrator or any governmental body, agency or official which could reasonably be expected to have a Material Adverse Effect or which purports to affect the validity or enforceability of the Credit Documents.
     Section 4.6. Compliance with ERISA. (a) The Borrower and each member of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or a Plan under Title IV of ERISA.
     (b) Neither the Borrower nor any member of the Controlled Group is or ever has been obligated to contribute to any Multiemployer Plan.

     (c) The assets of Borrower or any Subsidiary do not and will not constitute “plan assets,” within the meaning of ERISA, the Code and the respective regulations promulgated thereunder. The execution, delivery and performance of this Credit Agreement, and the borrowing and repayment of amounts hereunder, do not and will not constitute “prohibited transactions” under ERISA or the Code.
     Section 4.7. Taxes. There have been filed on behalf of the Borrower and its Subsidiaries all Federal tax returns and, to the Borrower’s knowledge all state and local income, excise, property and other tax returns which are required to be filed by them and all taxes due (including pursuant to such returns or pursuant to any assessment received) by or on behalf of the Borrower or any Subsidiary have been paid prior to becoming delinquent (other than taxes currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower). The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.
     Section 4.8. Subsidiaries. Each of the Borrower’s Subsidiaries (including Unrestricted Subsidiaries) (a) is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, except as could not reasonably be expected to have a Material Adverse Effect, (b) is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, except for such jurisdictions where the failure to qualify could not reasonably be expected to have a Material Adverse Effect, and (c) has all organizational powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted except those licenses, permits or other approvals, the absence of which could not reasonably be expected to have a Material Adverse Effect. As of the date hereof, the Borrower has no Subsidiaries except those Subsidiaries listed on Schedule 4.8, which accurately sets forth each such Subsidiary’s complete name and jurisdiction of incorporation.
     Section 4.9. Investment Company Act. None of the Credit Parties is (i) an “investment company” or a company controlled by an “investment company” that has elected to be regulated as a “business development company” within the meaning of the Investment Company Act, or (ii) a person qualifying for treatment as a “regulated investment company” under the Code.
     Section 4.10. [Reserved]
     Section 4.11. Ownership of Property. Each Credit Party and each of their Subsidiaries has title to its properties sufficient for the conduct of its business and, in the case of the Credit Parties, free and clear of all Liens (other than Permitted Liens).
     Section 4.12. No Default. None of the Credit Parties nor any of their respective Subsidiaries is in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound which could reasonably be expected to have a Material Adverse Effect. No event has occurred and is continuing and no condition exists, or would result from the Extension of Credit or from the application of the proceeds therefrom, which constitutes a Default or Event of Default.

     Section 4.13. Full Disclosure.
     (a) None of the factual information (other than projections) heretofore furnished (including any information furnished in public filings) in writing by any Credit Party for purposes of or in connection with this Credit Agreement contains any untrue statement of a material fact, or when taken together with all other written information so furnished omits to state any material fact necessary to make any information not materially misleading.
     (b) Any projections heretofore furnished by the Borrower to the Administrative Agent for purposes of or in connection with the Credit Agreement were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of the delivery, the Borrower’s best estimate of its future financial performance.
     (c) Each Credit Party has disclosed to the Lenders in writing any and all facts which are reasonably likely to have a Material Adverse Effect.
     Section 4.14. Environmental Matters. Except as could not reasonably be expected to have a Material Adverse Effect:
     (a) None of the Credit Parties nor any of their Subsidiaries (including Unrestricted Subsidiaries) is subject to any Environmental Liability and none of the Credit Parties or any their Subsidiaries (including Unrestricted Subsidiaries) has been designated as a potentially responsible party under CERCLA. None of the Properties has been identified on any current or proposed (i) National Priorities List under 40 C.F.R. § 300, (ii) CERCLIS list, or (iii) any list arising from a state statute similar to CERCLA.
     (b) No Hazardous Materials have been or are being used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, managed or otherwise handled at, or shipped or transported to or from the Properties or are otherwise present at, on, in or under the Properties, or, to the best of the knowledge of any Credit Party, at or from any adjacent site or facility, except for Hazardous Materials, such as cleaning solvents, pesticides and other materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, and managed or otherwise handled in minimal amounts in the ordinary course of business in compliance with all applicable Environmental Requirements.
     (c) Each Credit Party and each of their Subsidiaries (including Unrestricted Subsidiaries) has procured all Environmental Authorizations necessary for the conduct of its business, and is in compliance with all Environmental Requirements in connection with the operation of the Properties and the Credit Parties, and each of their respective Subsidiary’s (including Unrestricted Subsidiaries) respective businesses.

     Section 4.15. Compliance with Laws. Each Credit Party and each Subsidiary (including Unrestricted Subsidiaries) of the Credit Parties is in compliance with all Applicable Laws, including, without limitation, all Environmental Laws except in such instances in which failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     Section 4.16. Capital Stock. All Capital Stock, debentures, bonds, notes and all other securities of the Credit Parties and their Subsidiaries presently issued and outstanding are validly issued in accordance with all Applicable Laws, including, but not limited to, the “Blue Sky” laws of all applicable states and the federal securities laws. As of the Closing Date the issued shares of Capital Stock of each Credit Party’s respective Wholly Owned Subsidiaries are owned by the Credit Parties free and clear of any Lien or adverse claim except for Liens described on Schedule 4.16.
     Section 4.17. Margin Stock. None of the Credit Parties or any of their Subsidiaries is engaged in the business of extending credit for the purpose of “purchasing” or “carrying” any Margin Stock. The Credit Parties do not own any Margin Stock (other than any shares of Capital Stock of the Healthcare REIT listed on a U.S. national securities exchange or the NASDAQ Stock Market and which are held by a Credit Party), and no portion of the proceeds of any Loan hereunder will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Debt that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any portion of such proceeds to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Board of Governors of the Federal Reserve System. The Credit Parties will not take or permit to be taken any action that might cause any Credit Document to violate any regulation of the Board of Governors of the Federal Reserve System.
     Section 4.18. Insolvency. After giving effect to the execution and delivery of the Credit Documents and each Extension of Credit under this Credit Agreement, none of the Credit Parties will be “insolvent,” within the meaning of such term as defined in the Bankruptcy Code or Section 2 of the Uniform Fraudulent Transfer Act, or any other applicable state law pertaining to fraudulent transfers, as each may be amended from time to time, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.
     Section 4.19. Available Assets. The information contained in the Monthly Report delivered pursuant to Section 5.2(b) is an accurate and complete listing in all material respects of all Qualified Available Assets, and the information contained therein with respect to the identity of such Qualified Available Assets and the amounts owing thereunder is true and correct in all material respects. Each of the Credit Parties, the Collateral Real Property Non-Credit Parties and the Collateral Securitization Note Non-Credit Parties owns and has good and marketable title to the Qualified Available Assets attributable to it and each such Qualified Available Asset and the Related Property is free and clear of any Lien of any Person (other than Permitted Liens). All of the Available Assets are owned directly by a Credit Party (or directly by (x) a Collateral Real Property Non-Credit Party in the case of Real Property Owned or (y) a Collateral Securitization Note Non-Credit Party in the case of CapitalSource Securitization Notes). At all times on and after January 15, 2009, the Agent’s Liens in such Available Assets (or in the case of (x) Real Property Owned, the Capital Stock of, as applicable, a Collateral Real Property Non-Credit Party, Tier 1 Real Property Owned Subsidiary or Tier 2 Real Property Owned Subsidiary or (y) CapitalSource Securitization Notes, the Capital Stock of a Collateral Securitization Note Non-Credit Party) are validly created, perfected and first priority Liens, subject only to Permitted Liens which by operation of law or contract have priority over the Liens securing the Credit Party Obligations.
     Section 4.20. Labor Matters. There are no significant strikes, lockouts, slowdowns or other labor disputes against the Credit Parties pending or, to the knowledge of the Credit Parties, threatened. The hours worked by and payment made to employees of the Credit Parties and each Subsidiary of the Credit Parties have not been in violation of the Fair Labor Standards Act or any other applicable federal, state or foreign law dealing with such matters, except in such instances in which the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     Section 4.21. Patents, Trademarks, Etc. To the best of their knowledge, the Credit Parties and each Subsidiary of the Credit Parties owns, or is licensed to use, all patents, trademarks, trade names, copyrights, technology, know-how and processes, service marks and rights with respect to the foregoing that are (a) necessary for the conduct of their respective businesses as currently conducted, and (b) material to the businesses, financial condition, operations, or properties, of the Credit Parties and their Subsidiaries taken as a whole. To the Credit Parties knowledge, the use of such patents, trademarks, trade names, copyrights, technology, know-how, processes and rights with respect to the Credit Parties and their Subsidiaries, does not infringe on the rights of any Person in any manner which could reasonably be expected to cause a Material Adverse Effect.
     Section 4.22. Tax Shelter Regulations. Borrower does not intend to treat the Loans and advances and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event Borrower determines to take any action inconsistent with such intention, it will promptly notify Administrative Agent thereof. If Borrower so notifies Administrative Agent, Borrower acknowledges that one or more of the Lenders may treat its Revolving Loans and/or its interest in Swingline Loans as part of a transaction that is subject to Treasury Regulation 301.6112-1, and that such Lender or Lenders, as applicable, will maintain the lists and other records required by such Treasury Regulation.
     Section 4.23. All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or of any Governmental Authority (if any) required in connection with the due execution, delivery and performance by the Credit Parties of this Credit Agreement and any Credit Document to which the Credit Parties are a party, have been obtained.
     Section 4.24. Selection Procedures. No procedures believed by the Credit Parties to be adverse to the interests of the Administrative Agent and the Lenders were utilized by the Credit Parties in identifying and/or selecting the Investments that are part of the Available Assets and Qualified Available Assets; it being understood that the selection procedures used by the Credit Parties for the inclusion of Investments in one or more of its Securitization Transactions or other financing facilities and which are solely intended to obtain the most beneficial advance rates thereunder and/or otherwise maximize the efficiency of such facilities shall not be deemed to be adverse procedures for the purposes of this Section.
     Section 4.25. Location of Collateral. As of December 23, 2008 and as of the 45th calendar day following each calendar quarter (or, with respect to any calendar quarter, such earlier time as when the Initial Borrower delivers its quarterly report on Form 10-Q for such quarter to the Administrative Agent), set forth on Schedule 4.25 is a list (as such list may be updated from time to time by the Borrower by giving written notice thereof to the Administrative Agent) of: (a) the Properties of the Credit Parties located in the United States with street address, county and state where located; (b) all locations where any material tangible personal property (other than personal property in transit) of the Credit Parties is located; and (c) the state of formation or organization, chief executive office and principal place of business of each of the Credit Parties.
     Section 4.26. Credit and Collection Policy; Residential Mortgage Policies and Procedures. The copy of the Residential Mortgage Policies and Procedures and the Credit and Collection Policy, attached hereto as Schedule 1.1(a) and Schedule 4.26, respectively, are true, complete and accurate as of the Closing Date. Since the date hereof, there have been no material changes in any Credit and Collection Policy or the Residential Mortgage Policies and Procedures other than in accordance with this Credit Agreement. Since December 31, 2005, no Material Adverse Change has occurred in the overall rate of collection of the Investment Loans and Investments in Equity Instruments, and Borrower has at all times complied in all material respects and to the extent applicable with the Credit and Collection Policy with respect to each Investment Loan and each Investment in Equity Instruments.
     Section 4.27. Compliance with OFAC Rules and Regulations. None of the Borrower, any Subsidiary (including Unrestricted Subsidiaries) of the Borrower, any Guarantor or, to the Borrower’s knowledge, any Affiliate of the Borrower or any Guarantor (i) is a Sanctioned Person, or (ii) derives any of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Entities. The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Entity.
     Section 4.28. REIT Status. Until the REIT Revocation Date, the Initial Borrower will: (a) operate its business so as to satisfy all requirements necessary to qualify as a REIT, and will not intentionally take any action that will cause Initial Borrower to fail to so qualify; (b) maintain adequate records so as to comply with all record-keeping requirements relating to its qualification as a REIT as required by the Code and applicable regulations of the Department of Treasury promulgated thereunder and will properly prepare and timely file with the Internal Revenue Service all returns and reports required thereby to qualify as a REIT; and (c) will timely request (has requested) from its shareholders all information required by the Code and applicable regulations of the Department of Treasury promulgated thereunder to qualify as a REIT.
     Section 4.29. Security Documents. The Security Documents create, or, when executed and delivered in accordance with the requirements hereof, will create, valid security interests in,

and Liens on, the Collateral purported to be covered thereby, which security interests and Liens are currently (or will be, upon the execution of such Security Document, including control agreements with respect to deposit and securities accounts and the filing or recording of appropriate financing statements, in each case in favor of the Administrative Agent on behalf of the Lenders) perfected security interests and Liens to the extent required therein, prior to all other Liens (other than Permitted Liens which by operation of law or contract have priority over the Liens securing the Credit Party Obligations).
     Section 4.30. Deposit Accounts. Set forth on Schedule 4.30 (as updated pursuant to the provisions of the Security Agreement from time to time) is a listing of all of each Credit Parties’ deposit accounts, including, with respect to each bank or securities intermediary (a) the name and address of such Person, and (b) the account numbers of the deposit accounts maintained with such Person.
     Section 4.31. Holding Company. CS FII is a holding company and does not have any liabilities (other than liabilities arising under the Credit Documents or immaterial liabilities incidental to its status as a holding company) or engage in any operations or business (other than the ownership of Capital Stock of certain Persons, which Capital Stock is held free and clear of all Liens (other than Permitted Liens) and is subject to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Pledge Agreement.
ARTICLE V
COVENANTS
     Each Credit Party hereby covenants and agrees that, on the Closing Date, and thereafter for so long as this Credit Agreement is in effect and until all of the Commitments have terminated, no Note remains outstanding and unpaid and the Credit Party Obligations under the Credit Documents, together with interest, Commitment Fees and all other amounts owing to the Agent or any Lender hereunder, are paid in full:
     Section 5.1. Financial Statements.
     Initial Borrower shall furnish to the Administrative Agent and each of the Lenders:
     (a) Annual Financial Statements. As soon as available, but in any event within ten (10) days of the date the Initial Borrower is required to file its Form 10-K with the SEC (without giving effect to any extension of such due date, whether obtained by filing the notification permitted by Rule 12b-25 or any successor provision thereto or otherwise), a copy of the consolidated and consolidating balance sheet of the Initial Borrower and its Consolidated Subsidiaries (including Unrestricted Subsidiaries to the extent such Unrestricted Subsidiaries are consolidated with the Initial Borrower in accordance with GAAP) as at the end of such Fiscal Year and the related consolidated and consolidating statements of income, cash flows and retained earnings of the Initial Borrower and its Consolidated Subsidiaries (including Unrestricted Subsidiaries to the extent such Unrestricted Subsidiaries are consolidated with the Initial Borrower in accordance with GAAP) for such year, audited by a Big 4 Accounting Firm, setting forth in each case in comparative form the figures for the preceding Fiscal Year, reported on without a “going concern” or like qualification, exception or assumption, or qualification or assumption indicating that the scope of the audit was inadequate to permit such independent certified public accountants to certify such financial statements without such qualification; provided, however, that, notwithstanding the foregoing, in no event shall such consolidating balance sheet or consolidating statements of income, cash flows and retained earnings be required to be delivered prior to March 31st of the applicable calendar year;
     (b) Quarterly Financial Statements. As soon as available and in any event within ten (10) days of the date the Initial Borrower is required to file its Form 10-Q with the SEC (without giving effect to any extension of such due date, whether obtained by filing the notification permitted by Rule 12b-25 or any successor provision thereto or otherwise), a company-prepared consolidated and consolidating balance sheet of the Initial Borrower and its Consolidated Subsidiaries (including Unrestricted Subsidiaries to the extent such Unrestricted Subsidiaries are consolidated with the Initial Borrower in accordance with GAAP) as at the end of such period and related company-prepared consolidated and consolidating statements of income, cash flows and retained earnings for the Initial Borrower and its Consolidated Subsidiaries (including Unrestricted Subsidiaries to the extent such Unrestricted Subsidiaries are consolidated with the Initial Borrower in accordance with GAAP) for such quarterly period and for the portion of the Fiscal Year ending with such period, in each case setting forth in comparative form the figures for the corresponding period or periods of the preceding Fiscal Year (subject to normal recurring year-end audit adjustments) certified as to fairness of presentation, GAAP and consistency by the Chief Financial Officer of the Initial Borrower; and
all such financial statements to fairly present in all material respects the financial condition and results from operations of the entities and for the periods specified and to be prepared in reasonable detail and in accordance with GAAP (subject, in the case of interim statements, to normal year-end audit adjustments) applied consistently throughout the periods reflected therein and, if applicable, accompanied by a description of, and an estimation of the effect on the financial statements on account of, a change in the application of accounting principles as provided in Section 1.3.
     Section 5.2. Certificates; Other Information.
     Initial Borrower shall furnish to the Administrative Agent and each of the Lenders:
     (a) concurrently with the delivery of the financial statements referred to in Sections 5.1(a) and 5.1(b) above, a certificate of a Responsible Officer substantially in the form of Exhibit H (“Compliance Certificate”) stating that (i) such financial statements present fairly the financial position of the Initial Borrower and its Consolidated Subsidiaries (including Unrestricted Subsidiaries to the extent such Unrestricted Subsidiaries are consolidated with the Initial Borrower in accordance with GAAP) for the periods indicated in conformity with GAAP applied on a consistent basis,

(ii) each Credit Party during such period observed or performed in all material respects all of its covenants and other agreements, and satisfied in all material respects every condition, contained in this Credit Agreement to be observed, performed or satisfied by it, and (iii) such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and if any Default then exists, setting forth the details thereof and the action which the Initial Borrower is taking or proposes to take with respect thereto, and including calculations in reasonable detail required to indicate compliance with Sections 5.8, 5.28 and 5.32 as of the last day of such period;
     (b) within fifteen (15) Business Days after the end of each calendar month, a monthly report (the “Monthly Report”) signed by a Responsible Officer of the Initial Borrower and substantially in the form of Exhibit I; and
     (c) promptly, such additional financial and other information as the Administrative Agent, on behalf of any Lender, may from time to time reasonably request.
     Section 5.3. Payment of Taxes and Other Obligations.
     The Credit Parties will, and will cause each of their Subsidiaries (including Unrestricted Subsidiaries, other than the Healthcare REIT and its Subsidiaries to the extent that any related non-payment or non-discharge or non-satisfaction by such Healthcare REIT and its Subsidiaries would not reasonably be expected to result in or have a Material Adverse Effect) to pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, (subject, where applicable, to specified grace periods) all (a) Federal taxes, and (b) promptly upon obtaining knowledge thereof, all state and local taxes, assessments and governmental charges the nonpayment of which could reasonably be expected to result in a material liability or asset impairment, and any additional costs that are imposed as a result of any failure to so pay, discharge or otherwise satisfy such taxes, obligations and liabilities, except when the amount or validity of any such taxes, obligations and liabilities is currently being contested in good faith by appropriate proceedings and reserves, if applicable, in conformity with GAAP with respect thereto have been provided on the books of the Credit Parties.
     Section 5.4. Notices.
     Immediately after any Credit Party becomes aware thereof give written notice to the Administrative Agent (which shall promptly transmit such notice to each Lender) of the occurrence of any Default or Event of Default, and promptly (but in no event later than three (3) Business Days after a Responsible Officer of any Credit Party obtains actual knowledge thereof) give written notice of the following to the Administrative Agent (which shall promptly transmit such notice to each Lender):
     (a) the occurrence of any default or event of default under any Contractual Obligation of any of the Credit Parties or any Subsidiary which could reasonably be expected to have a Material Adverse Effect or result in monetary liability in excess of $10,000,000;

     (b) any litigation, or any investigation or proceeding affecting any of the Credit Parties which, could reasonably be expected to have a Material Adverse Effect;
     (c) any order, judgment or decree exceeding $10,000,000 having been entered against any of the Credit Parties or any Subsidiary;
     (d) (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC (other than a Permitted Lien) or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan, or (ii) the institution of proceedings or the taking of any other action by the PBGC or any Credit Party or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan;
     (e) any notice of any material violation received by any Credit Party from any Governmental Authority;
     (f) any other development or event which could reasonably be expected to have a Material Adverse Effect; and
     (g) any attachment, Lien or levy exceeding $2,000,000 that could reasonably be expected to be assessed against any Credit Party (other than Permitted Liens).
Each notice pursuant to this Section 5.4 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Credit Party proposes to take with respect thereto. In the case of any notice of a Default or Event of Default, such Credit Party shall specify that such notice is a Default or Event of Default notice on the face thereof.
     Section 5.5. Inspection of Property, Books and Records.
     Each Credit Party will: (a) keep, and will cause each Subsidiary (including Unrestricted Subsidiaries, other than the Healthcare REIT to the extent such matters would not reasonably be expected to result in or have a Material Adverse Effect) to keep, proper books of record and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities; (b) to the extent permitted by law or regulation (but excluding for such purpose any law or regulation with respect to the enforcement of a contractual obligation), permit, and will cause each Subsidiary (including Unrestricted Subsidiaries) of the Credit Parties to permit, during regular business hours, upon not less than five (5) days prior notice which notice shall not be required in the case of a Default or an Event of Default having occurred, the Administrative Agent or its designee, at the expense of the Borrower, to perform periodic field audits and investigations of the Borrower and the Qualified Available Assets, from time to time, provided that the field audits and investigations at the Borrower’s headquarters in Chevy Chase, Maryland shall be no more frequent than twice each Fiscal Year (in the absence of an Event of Default); and (c) to the extent permitted by law or regulation (but excluding for such purpose any law or regulation with respect to the enforcement of a contractual obligation), permit and will cause each Subsidiary (including Unrestricted Subsidiaries) to permit, representatives of the Administrative Agent and any Lender at the expense of the Administrative Agent or such Lender, as applicable, prior to the occurrence of an Event of Default and at the Borrower’s expense after the occurrence of an Event of Default to visit and inspect, during regular business hours, any of their respective properties, to examine and make abstracts from any of their respective books and records (including computer tapes and disks) and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants. Each Credit Party agrees to cooperate and assist in such visits and inspections; provided that such visits and inspections shall be no more frequent than twice each Fiscal Year so long as no Event of Default shall have occurred and be continuing, and as often as may reasonably be desired in the event that an Event of Default shall have occurred and be continuing. Notwithstanding anything to the contrary contained herein, all Customer Information reviewed pursuant to this Section 5.5 shall be subject to Section 9.15.
     Section 5.6. Acquisitions.
     Neither the Borrower nor any Subsidiary of the Borrower shall consummate any Acquisition, unless (a) the line or lines of business of the Person to be acquired are substantially the same as or related to one or more Permitted Lines of Business, (b) no Default or Event of Default shall have occurred and be continuing either immediately prior to or immediately after giving effect to such Acquisition and no less than three (3) Business Days after the date such Acquisition is effective the Initial Borrower provides to the Administrative Agent and Lenders pro forma financial statements confirming the Initial Borrower will be in pro forma compliance with Section 5.32, and (c) the Person acquired shall be (i) a Subsidiary or merged into a Subsidiary, (ii) any CapitalSource Bank Entity as contemplated by the CapitalSource Bank Acquisition Agreement or (iii) be merged into the Borrower immediately upon consummation of the Acquisition (or if assets are being acquired, the acquiror shall be the Borrower or a Subsidiary of the Borrower).
     Section 5.7. Restricted Payments.
     The Credit Parties shall not make any Restricted Payment if on or after the REIT Revocation Date, a Default or an Event of Default shall have occurred and be continuing or would result from (or occur immediately after) the making of such Restricted Payment. Notwithstanding the foregoing, in no event shall the aggregate amount of all payments on account of the purchase, redemption, retirement or acquisition of (i) any shares of the Initial Borrower’s Capital Stock (except shares acquired upon the conversion thereof into other shares of its capital stock) or (ii) any option, warrant or other right to acquire shares of the Initial Borrower’s Capital Stock exceed $10,000,000 from and after July 10, 2009.
     Section 5.8. Capital Expenditures.
     Capital Expenditures will not exceed in the aggregate in any Fiscal Year the sum of $25,000,000.
     Section 5.9. Additional Guarantors.

     (a) Initial Borrower will cause each of its First Tier Domestic Subsidiaries and each of its First Tier Foreign Subsidiaries, whether newly formed, after acquired or otherwise existing, to promptly (and in any event within thirty (30) days after such Subsidiary is formed or acquired (or such longer period of time as agreed to by the Administrative Agent in its reasonable discretion)) become a Guarantor hereunder by way of execution of a Joinder Agreement; provided that, First Tier Foreign Subsidiaries shall not be required to become a Guarantor if it would be unlawful or would cause any material adverse tax consequences to the Initial Borrower or such First Tier Foreign Subsidiary. The Initial Borrower may also at any time voluntarily cause any of its Wholly Owned Subsidiaries (other than First Tier Domestic Subsidiaries or First Tier Foreign Subsidiaries) to become a Guarantor hereunder by way of execution of a Joinder Agreement. In addition, Initial Borrower shall, and shall cause CSI to, enter into the Guaranty Agreement prior to or simultaneous with CSF becoming a Borrower hereunder and shall maintain, and shall cause CSI to maintain, the Guaranty Agreement in full force and effect and shall perform and observe all of the terms and provisions of the Guaranty Agreement to be performed or observed by it, and cause CSI to do the same, until such time as the Release Condition has been satisfied. Upon satisfaction of the Release Condition, the Guaranty Agreement shall be terminated and the Administrative Agent shall promptly (and in any event within five (5) Business Days after the written request of the Initial Borrower) execute such documents as may reasonably be requested by the Initial Borrower to evidence such termination.
     (b) At the time that any Person becomes a Guarantor, such Guarantor shall provide the Agent with (i) a joinder to the Security Agreement, together with such other security documents, as well as appropriate financing statements, all in form and substance reasonably satisfactory to the Agent, (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens which by operation of law or contract have priority over the Liens securing the Credit Party Obligations) in and to the Collateral of such Guarantor covered thereby in a manner consistent with the requirements of the Security Agreement), (ii) a joinder to the Pledge Agreement and appropriate certificates and powers or financing statements, as applicable, hypothecating the Collateral of such Guarantor covered by the Pledge Agreement and all of the direct or beneficial ownership interest in such new Guarantor, all in form and substance reasonably satisfactory to the Agent, (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens which by operation of law or contract have priority over the Liens securing the Credit Party Obligations) in and to the Collateral of such Guarantor and such interest in such Guarantor covered thereby in a manner consistent with the requirements of the Pledge Agreement), and (iii) if requested by the Agent, opinions of counsel reasonably satisfactory to Agent with respect to, among other things, the execution and delivery of the applicable documentation referred to in Section 5.9(a) above and this Section 5.9(b). Any document, agreement, or instrument executed or issued pursuant to this Section 5.9 shall be a Credit Document.
     (c) With respect to any Subsidiary of the Borrower that becomes a Guarantor on or after December 23, 2008, if requested by the Initial Borrower, the obligations of such Guarantor under the Guaranty may be terminated and the Administrative Agent shall execute such documents as may reasonably be requested by the Initial Borrower to evidence such termination; provided, however, that such termination shall include a release of all Collateral owned by such Guarantor and such termination and release shall be permitted only if (i) such release of Collateral would otherwise be permitted pursuant to clauses (i) or (ii) of Section 8.11(a); (ii) no Default or Event of Default shall have occurred and be continuing either immediately prior to or immediately after giving effect to such termination and release; (iii) the Credit Parties are in pro forma compliance with Section 5.32, both before and after giving effect to such termination and release; and (iv) all costs and expenses of such release notified to any Credit Party are paid for by the Credit Parties.
     Section 5.10. Payments on 2009 Debt Issuance or the HY Intercompany Notes. Other than with the consent of the Majority Extending Lenders, no Credit Party nor any of its Subsidiaries (including Unrestricted Subsidiaries) shall make any payment on account of any HY Intercompany Notes or any Debt or other obligations following the incurrence thereof with respect to any 2009 Debt Issuance (other than (i) scheduled payments of interest and (ii) payments required under the 2009 Debt Documentation but solely with the Collateral Proceeds).
     Section 5.11. Ownership of Credit Parties; Restrictions.
     No Credit Party shall (i) sell, transfer, pledge or otherwise dispose of any Capital Stock or other equity interest in any other Credit Party that is a Subsidiary of the Initial Borrower and (ii) no Credit Party that is a Subsidiary of the Initial Borrower may issue or sell its Capital Stock, except that in the case of clause (i) or (ii) such Capital Stock or other equity interest of such Subsidiary may be transferred or issued directly to another Credit Party subject to Section 5.22.
     Section 5.12. Maintenance of Existence.
     Each Credit Party will and will cause each Subsidiary of a Credit Party, except as otherwise permitted by Section 5.13 and 5.14, to continue to engage in business of the same general type as any of the Permitted Lines of Business, preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing in each jurisdiction where the failure to maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect (it being the understanding that the Initial Borrower may become a Bank Holding Company if and to the extent that the Board of Governors of the Federal Reserve System approves Initial Borrower’s application to become a Bank Holding Company).
     Section 5.13. Dissolution.
     None of the Credit Parties or any Subsidiary of a Credit Party shall suffer or permit dissolution or liquidation, except (a) through corporate reorganization, merger, asset sale or similar transaction to the extent permitted by Section 5.14; (b) the dissolution or liquidation of Subsidiaries which are not Credit Parties, provided that: (i) if such Subsidiary is a Wholly Owned Subsidiary, it transfers all of its assets to a Credit Party or a Wholly Owned Subsidiary prior to such liquidation or dissolution; (ii) such Subsidiary has no assets at the time of such liquidation or dissolution; and (iii) immediately after giving effect thereto no Default or Event of Default would exist.
     Section 5.14. Consolidations, Mergers and Sales of Assets. (a) None of the Credit Parties will, nor will they permit any Subsidiary of a Credit Party to, consolidate or merge with or into any other Person; provided that (i) any Credit Party may merge with another Person if (A) in the case of any Credit Party that is organized under the laws of the United States of America or one of its states, such Person is organized under the laws of the United States of America or one of its states, (B) a Credit Party is the entity surviving such merger or the surviving entity becomes a Credit Party hereunder upon the effectiveness of such merger, and in any consolidation or merger involving the Borrower, the Borrower shall be the surviving entity, and (C) immediately after giving effect to such merger, no Default or Event of Default shall have occurred and be continuing, and (ii) Subsidiaries of the Initial Borrower (which are not Credit Parties) may merge with (1) one another or into the Initial Borrower or any Credit Party, or (2) another Person in connection with a transaction permitted by, and subject to the satisfaction of the conditions set forth in, Section 5.6.
     (b) None of the Credit Parties will sell or otherwise dispose of assets except (i) any Credit Party may sell Portfolio Investments (including, but not limited to, Investment Loans and Investments in Equity Instruments) in the ordinary course of business, or (ii) any Credit Party may make any other disposition on arm’s length terms (provided that such arm’s length requirement shall not apply to (A) dispositions to another Credit Party, (B) to the extent constituting a disposition of assets of a Credit Party, transactions expressly permitted pursuant to clauses (a) — (f) of Section 5.24, provided that, in the case of any transaction covered by clauses (a) and (b) of Section 5.24, the cash proceeds received in connection with such transaction are promptly transferred to a Credit Party, (C) dispositions of cash and Cash Equivalents in the ordinary course of business consistent with past practice, so long as the Credit Parties continue to be in compliance with the requirements of Section 5.37 and (D) dispositions of an Investment Loan to an Investment Loan Subsidiary in connection with the exercise of remedies under any Investment Loan; provided that the cash proceeds of such exercise of remedies are promptly transferred to a Credit Party) so long as prior to such sale no Default or Event of Default exists and immediately after giving effect to such sale, no Default or Event of Default shall exist; provided, in each case, that the Credit Parties shall at all times be in pro forma compliance with Section 5.32.
     Section 5.15. Use of Proceeds.
     (i) No Letter of Credit nor any portion of the proceeds of any Revolving Loan or any Swingline Loan will be used by any Borrower or any Subsidiary (as applicable) (a) directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock, or (b) for any purpose in violation of any Applicable Law or regulation.
     (ii) The proceeds of the Revolving Loans shall be used to fund Portfolio Investments made in the ordinary course of business of any Borrower or any Subsidiary and for general corporate purposes.

     (iii) The proceeds of the Swingline Loans shall be used to fund Portfolio Investments made in the ordinary course of business of any Borrower or any Subsidiary and for general corporate purposes.
     (iv) Each Letter of Credit will be used by any Borrower or any Subsidiary for the benefit of Obligors under Investment Loans and for general corporate purposes in the ordinary course of business of the Borrower and its Subsidiaries.
     (v) The proceeds of the Revolving Loans in any Alternative Currency shall be used by any Borrower or any Subsidiary (as applicable) solely to: (a) satisfy obligations denominated in such Alternative Currency, in the ordinary course of such Person’s business; or (b) acquire Portfolio Investments; provided, that (i) such Portfolio Investments are in the same Alternative Currency and (ii) the issuer, in the case of equity interests, or the obligor, in the case of debt interests, is organized or incorporated under the laws of a jurisdiction of a Permitted Country.
     Section 5.16. Compliance with Laws.
     (a) Compliance with Laws. Each Credit Party will, and will cause each Subsidiary (including Unrestricted Subsidiaries) and each member of the Controlled Group to, comply with all Applicable Laws (including but not limited to those with respect to the Investment Loans and any Related Property), regulations and similar requirements of governmental authorities (including but not limited to PBGC), except where the necessity of such compliance is being contested in good faith through appropriate proceedings diligently pursued or where failure to comply could not be expected to cause a Material Adverse Effect.
     (b) ERISA Exemptions. No Credit Party shall permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Code and the respective regulations promulgated thereunder.
     (c) Minimum Capital Ratios and Guidelines. Each Credit Party and Subsidiary (including, without limitation, each Bank Subsidiary) shall: (i) comply with all minimum capital ratios and guidelines, including, without limitation, risk-based capital guidelines and capital leverage regulations applicable to it or its Subsidiaries (including, without limitation, each Bank Subsidiary), as may from time to time be prescribed, by regulation or enforceable order of (including, without limitation, that certain order dated June 17, 2008), or agreement or arrangement with, the Federal Deposit Insurance Corporation or other federal or state regulatory authorities having jurisdiction over such Credit Party and/or Subsidiary; and (ii), within such ratios and guidelines, to the extent the same may be applicable to it, be “adequately capitalized.”
     (d) Initial Borrower’s Compliance with Bank Holding Company Act and Regulations. If and to the extent that the Board of Governors of the Federal Reserve System approves Initial Borrower’s application to become a Bank Holding Company, Initial Borrower shall comply, in all material respects, with all conditions and requirements set forth within the Board of Governors of the Federal Reserve System’s

approval, and shall comply, in all material respects, with all laws, regulations, requirements and interpretations applicable to Initial Borrower in its capacity as a Bank Holding Company, including, but not limited to: (i) the Bank Holding Company Act of 1956, as amended, and the regulations promulgated thereunder (including Regulation Y of the Board of Governors of the Federal Reserve System (12 CFR Part 225)); (ii) the requirements to manage, to serve as a “source of strength” and to adequately fund its subsidiary banks (as required by the Board of Governors of the Federal Reserve System); (iii) Sections 23A and 23B of the Federal Reserve Act and other applicable laws, regulations, and requirements regarding transactions with and between affiliates; and (iv) restrictions on extensions of credit and other transactions by and between subsidiary banks and certain bank and bank holding company officials contained in Regulation O of the Board of Governors of the Federal Reserve System.
     Section 5.17. Insurance.
     (a) Each Credit Party will maintain, and will cause each Subsidiary of a Credit Party to maintain (either in the name of such Credit Party or in such Subsidiary’s own name), insurance with financially sound and reputable insurance companies, in such amounts and against such risks as are customarily maintained by companies of established repute engaged in the same or similar business; and furnish to the Administrative Agent, upon written request, full information as to the insurance carried. The Administrative Agent shall be named as loss payee or mortgagee, as its interest may appear, and the Administrative Agent shall be named as an additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be altered or canceled, and that no act or default of any Credit Party or any other Person shall affect the rights of the Administrative Agent or the Lenders under such policy or policies. The present insurance coverage of the Credit Parties as of July 10, 2009 is outlined as to carrier, policy number, expiration date, type and amount on Schedule 5.17(a).
     (b) In case of any material casualty loss, damage to or destruction of Collateral with a value in excess of $2,000,000, such Credit Party shall promptly (and, in any event, within ten Business Days) give written notice thereof to the Administrative Agent generally describing the nature and extent of such damage or destruction. In case of any loss, damage to or destruction of any Collateral that is material to the operations of the business of any of the Credit Parties, the Initial Borrower will promptly repair or replace the Collateral so lost, damaged or destroyed unless such Credit Party shall have reasonably determined that such repair or replacement of the affected Collateral is not economically feasible or is not deemed in the best business interest of such Credit Party.
     Section 5.18. Change in Fiscal Year.

     The Borrower will not change its Fiscal Year without the consent of the Administrative Agent.
     Section 5.19. Maintenance of Property.
     Each Credit Party shall, and shall cause each Subsidiary of a Credit Party to, maintain all of its Properties and assets necessary for the conduct of its business in good condition, repair and working order, ordinary wear and tear excepted and subject to damage and destruction due to casualty events. Each Credit Party shall keep all of its assets free and clear of all Liens (other than Permitted Liens).
     Section 5.20. Environmental Laws.
     Each Credit Party shall, and shall cause each Subsidiary (including Unrestricted Subsidiaries) to:
     (a) Comply in all material respects with all applicable Environmental Laws and obtain and comply in all material respects with and maintain any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except, in each case, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
     (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings or could not reasonably be expected to have a Material Adverse Effect.
     Section 5.21. Conditional Obligations to Repurchase Loans. Except as set forth on Schedule 5.21 and in the 2009 Debt Documentation, no Credit Party nor any of their respective Subsidiaries shall be subject to any conditional obligation (other than customary contingent indemnification obligations) to repurchase any loan.
     Section 5.22. Pledged Assets.
     (a) Each of the Credit Parties shall, to the extent required by the Security Documents, cause 100% of the Capital Stock owned by such Credit Party in each of its direct Subsidiaries to be subject at all times on and after January 15, 2009 to a first priority, perfected Lien in favor of the Administrative Agent.
     (b) To the extent required by the Security Documents, each Credit Party shall take such action at its own expense as requested by the Administrative Agent to ensure that the Administrative Agent has at all times on and after January 15, 2009 (in the case of control agreements described in Section 5.37, after the applicable date set forth in the

Security Documents) a first priority perfected Lien to secure the Credit Party Obligations in all of the Collateral.
     Section 5.23. Compliance with Material Contracts.
     Each Credit Party will, and will cause each Subsidiary to comply with all Material Contracts except, in each case, to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect.
     Section 5.24. Transactions with Affiliates.
     None of the Credit Parties nor any Subsidiary of the Credit Parties shall enter into, or be a party to, any transaction with any Affiliate of any Credit Party or such Subsidiary (which Affiliate is not a Credit Party, or a Subsidiary of a Credit Party) or any Healthcare REIT Entity (so long as such Healthcare REIT Entity is an Affiliate), except as permitted by law and in the ordinary course of business and pursuant to terms which are not materially less favorable to such Credit Party or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person which is not an Affiliate; provided that this Section 5.24 shall not apply to: (a) the origination, administration or modification of an Investment Loan (other than an Investment Loan to any Healthcare REIT Entity) or an Investment in Equity Instruments (other than any Investment in Equity Instruments in any Healthcare REIT Entity); (b) the exercise of any right or remedy in connection with an Investment Loan (other than an Investment Loan to any Healthcare REIT Entity) or an Investment in Equity Instruments (other than any Investment in Equity Instruments in any Healthcare REIT Entity); (c) the making of any Restricted Payment permitted pursuant to Section 5.7; (d) transactions with any CapitalSource Bank Entity entered into solely for the purpose of complying with Section 5.16(c) and the CapitalSource Bank Acquisition Agreement; (e) any transaction with any CapitalSource Bank Entity solely to the extent that the Credit Party or Subsidiary of a Credit Party that participates in such transaction (x) is required or mandated by the Federal Deposit Insurance Corporation or any other bank regulatory authority having jurisdiction over the Credit Party or Subsidiary under applicable bank regulatory law, regulation or guideline to participate in such transaction in order for such Credit Party or Subsidiary to comply with its obligations under applicable bank regulatory law, regulation or guideline and (y) cannot otherwise consummate such transaction in compliance with such requirements or mandates on arm’s length terms; (f) any transaction with the Healthcare REIT that is not material and does not involve, together with all other transactions involving any Credit Party or any of its Subsidiaries (including Unrestricted Subsidiaries) and any Healthcare REIT Entity that were on terms materially less favorable to such Credit Party or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person which is not an Affiliate, amounts, consideration and/or value in excess of $15,000,000 per calendar year; and (g) the HY Intercompany Notes.
     Section 5.25. [Intentionally Omitted]
     Section 5.26. No Restrictive Agreement.

     Except as provided in the 2009 Debt Documentation, none of the Credit Parties will, and will not permit or cause any of their Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction or encumbrance on (a) the ability of any Credit Party and its Subsidiaries to perform and comply with their respective obligations under the Credit Documents (or prepay the Credit Party Obligations), (b) the ability of any Subsidiary of the Initial Borrower that is not a Credit Party (other than the SPE Subsidiaries) or any of the CapitalSource Bank Entities (except as required by bank regulatory authorities or laws, regulations or guidelines applicable to the CapitalSource Bank Entities) to make any dividend payments or other distributions in respect of its Capital Stock, to repay Debt owed to any Credit Party or any other Subsidiary or to repay the Credit Party Obligations, except with respect to transactions described in Schedule 5.26; or (c) the ability of any Subsidiary of the Initial Borrower that is not a Credit Party (other than SPE Subsidiaries) to transfer any of its unencumbered assets or properties to any Credit Party or any other Subsidiary; provided, however, that the restriction in clause (c) above shall be limited to unencumbered assets or properties in an amount sufficient to satisfy the Available Asset Coverage Ratio set forth in Section 5.32(e).
     Section 5.27. Costs and Expenses.
     The Borrower shall satisfy all payment obligations under Section 9.5.
     Section 5.28. Additional Debt.
     The Borrower shall not issue, assume, create, incur or suffer to exist any Debt, except for: (a) the Debt owed to the Lenders, the Issuing Lender and Swingline Lender under this Credit Agreement and the Credit Documents; (b) the Debt existing and outstanding on the Closing Date described on Schedule 5.28; (c) Debt from any 2009 Debt Issuance(s); provided that (i) the aggregate principal amount of such Debt, together with the outstanding principal amount of all other Debt from all of the other 2009 Debt Issuance(s), does not exceed $400,000,000; (ii) such Debt does not have a final maturity date occurring on or prior to March 31, 2013, (iii) such Debt does not provide for any amortization payments, (iv) such Debt does not have any financial maintenance covenants, (v) such Debt does not contain any cross default provision to any of the Credit Documents (for the avoidance of doubt, cross acceleration provisions and defaults for failure of the Credit Parties to make payments under other Debt are not considered cross default provisions for purposes of this clause (v)), and (vi) the terms and conditions of such Debt are set forth in the 2009 Debt Documentation and are otherwise on terms and conditions that are satisfactory to the Agent; (d) any additional Debt not covered in clauses (a)-(c) of this Section 5.28 (other than Debt of a Credit Party with respect to Capital Leases, purchase money Debt and Cash Collateralized Letters of Credit); provided that (i) such Debt does not have a final maturity date occurring on or prior to March 31, 2013 and (ii) after giving effect to the incurrence of any such Debt, the Initial Borrower will be in compliance with the provisions of Section 5.32. No Credit Party shall have any Debt with respect to Capital Leases or purchase money Debt, except for Permitted Purchase Money Indebtedness. Notwithstanding anything to the contrary herein, the Borrower shall not refinance, exchange or issue any Debt or equity in exchange for the Loans held by, and/or the Credit Party Obligations of, the Non-Extending Lenders without the consent of the Majority Extending Lenders.

     Section 5.29. Lien Waivers. Each Credit Party shall use commercially reasonable efforts in obtaining executed lien waivers, on terms reasonably satisfactory to the Administrative Agent, from: (a) the landlord from whom the Initial Borrower leases its corporate headquarters and (b) such other landlords from whom any Credit Party leases real estate as the Administrative Agent shall reasonably request.
     Section 5.30. Credit and Collection Policy.
     The Borrower will and will cause each Subsidiary of the Borrower to (a) comply in all material respects with the Credit and Collection Policy in regard to each Investment Loan and each Investment in Equity Instruments and (b) furnish to the Administrative Agent and the Lenders, at least 30 days prior to the proposed effective date, notice of any changes in the Credit and Collection Policy, which notice shall include a description in reasonable detail of any material adverse effect of such changes on the Lenders, including, but not limited to any effect on the calculation of Available Assets. Notwithstanding anything to the contrary herein, if the Administrative Agent, in its discretion, determines that such changes may have a material adverse effect on the Lenders, the Administrative Agent may, at the Borrower’s sole cost and expense, engage a consultant or other third party to analyze the effect of any such change on the Lenders. Prior to the proposed effective date of the proposed changes to the Credit and Collection Policy, the Administrative Agent shall advise the Borrower whether the Administrative Agent consents to the proposed changes or, in the event that the Administrative Agent has retained a consultant or third party as provided in the previous sentence, if such consultant or third party requires additional time to complete its analysis. In no event shall any change to the Credit and Collection Policy become effective unless that Administrative Agent has consented in writing to such change.
     Section 5.31. REIT Status and Notice of REIT Termination.
     (a) Until the REIT Revocation Date, the Initial Borrower will satisfy all requirements necessary to qualify as a REIT.
     (b) In the event that the Initial Borrower’s Board of Directors or any Committee thereof (or any Person designated by the Board of Directors or any Committee thereof) determines to revoke the Initial Borrower’s REIT status, then within five Business Days of such event the Initial Borrower shall provide written notice of such event to the Administrative Agent (it being the understanding that a copy of any press release or any report that the Initial Borrower files with the SEC in connection with such event shall constitute notice pursuant to this Section 5.31(b)).
     Section 5.32. Financial Covenants.
     For so long as this Credit Agreement is in effect and thereafter until the payment in full of the Credit Party Obligations, Initial Borrower shall not, directly or indirectly permit:
     (a) Reserved.

     (b) Consolidated Debt to Stockholders Equity. The ratio of the Consolidated Debt to Stockholders Equity, determined as of the last day of each Fiscal Quarter, to exceed 3.5 to 1.0 for each Fiscal Quarter.
     (c) Minimum Consolidated Tangible Net Worth. Consolidated Tangible Net Worth to be less than (i) $1,015,000,000, plus (ii) 70% of the cumulative Net Proceeds of Capital Stock/Conversion of Debt received at any time after December 31, 2005 (other than the period commencing on January 1, 2008 and ending on September 30, 2008), plus (iii) 30% of the cumulative Net Proceeds of Capital Stock/Conversion of Debt received at any time during the period commencing on January 1, 2008 and ending on September 30, 2008.
     (d) Intentionally Omitted.
     (e) Available Asset Coverage Ratio. The Available Asset Coverage Ratio to be less than 1.00 to 1.0 on the last day of any calendar month.
     (f) Consolidated Interest Expense. As determined on the last day of each Fiscal Quarter beginning on June 30, 2009 for the Initial Borrower, its Consolidated Subsidiaries and the CapitalSource Bank Entities determined on a consolidated basis in accordance with GAAP, for the trailing four quarter period, the ratio of (i) (1) total investment income minus (2) total operating expenses minus (3) deferred fees, discount amortization, and non-cash lease income plus (4) depreciation expense with respect Real Property Owned and any real property owned by any of the CapitalSource Bank Entities plus (5) non-cash equity compensation expense to (ii) (1) total interest expense minus (2) non-cash interest expense (including deferred financing fees and discounts) shall not be less than:

Ratio	Period
1.3:1.0	for the Fiscal Quarters ending on or before December 31, 2009
1.4:1.0	for the Fiscal Quarters ending after December 31, 2009 and on or before December 31, 2010
1.5:1.0	for the Fiscal Quarters ending after December 31, 2010.
     Section 5.33. Other.

     Each Credit Party will furnish to the Administrative Agent such other information, documents, records or reports respecting the Portfolio Investments or the portfolio investments of any Unrestricted Subsidiary (other than the Healthcare REIT) or the condition or operations, financial or otherwise, of the Credit Parties as the Administrative Agent, at the request of any Lender, may from time to time reasonably request in order to protect the interests of the Administrative Agent or the Lender under or as contemplated by this Credit Agreement.
     Section 5.34. Liens. No Credit Party shall contract, create, incur, assume, permit or suffer to exist any Lien with respect to any of their respective property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, except for Permitted Liens. Notwithstanding the foregoing, if a Credit Party shall grant a Lien on any of its assets in violation of this Section 5.34, then it shall be deemed to have simultaneously granted an equal and ratable Lien on any such assets in favor of the Administrative Agent for the benefit of the Lenders.
     Section 5.35. Adverse Amendments to Debt. Except in respect of Debt set forth on Schedule 5.35 or the conversion of convertible Debt to Capital Stock that is not Prohibited Stock, no Credit Party shall amend or modify (or permit the amendment or modification of) any of the terms of any Debt of such Credit Party if such amendment or modification would add or change any terms in a manner materially adverse to any of the Lenders, or shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled.
     Section 5.36. No Further Negative Pledges.
     Following December 23, 2008, the Credit Parties shall not enter into, assume or become subject to any new agreement that prohibits or restricts (or amend, restate, supplement or modify any agreement in effect on December 23, 2008 if one of the purposes of such amendment, restatement, supplement or modification is to prohibit or otherwise restrict) the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation; provided that the foregoing shall not apply to (i) restrictions or conditions imposed by any agreement relating to Permitted Purchase Money Indebtedness and Cash Collateralized Letters of Credit if such restrictions or conditions apply only to the property or assets securing such Debt, (ii) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), (iii) this Agreement and the other Credit Documents, (iv) restrictions imposed by any sale agreement on the creation of Liens in any Securitization Transaction, so long as such restrictions are (A) in the case of Securitization Transactions originated by Initial Borrower or its Subsidiaries, substantially similar to those contained in the documentation for any Securitization Transaction entered into prior to December 23, 2008 and (B) in the case of any interest in Securitization Transactions originated by Persons other than the Initial Borrower or its Subsidiaries, not entered into in contemplation of the acquisition of such interest by the Initial Borrower or its Subsidiaries and are ordinarily of the type included in Securitization Transactions, and (v) restrictions or conditions set forth in any documents in connection with any 2009 Debt Issuance, including, but not limited to, the HY Debt Documents.
     Section 5.37. Bank Accounts.
     (a) No Credit Party will maintain any deposit account unless Administrative Agent, such Credit Party and the bank at which the account is (or is to be) opened enter into a “springing control” control agreement, in form and substance reasonably acceptable to the Administrative Agent, regarding such deposit account pursuant to which such bank acknowledges the security interest of Administrative Agent in such deposit account, agrees to comply with instructions originated by Administrative Agent directing disposition of the funds in the deposit account without further consent from such Credit Party.
     (b) The foregoing provisions of this Section 5.37(a) shall not apply to (i) deposit accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of employees and, to the extent consistent with past practice and in the ordinary course of business, contractors of the Initial Borrower and its Subsidiaries, (ii) the extent that the proceeds in any deposit account have been pledged to a Financing Agent (as defined in the Lockbox Agreement) pursuant to the Lockbox Agreement, (iii) immaterial deposit accounts; provided that the aggregate balance in all such immaterial deposit accounts of the Credit Parties not subject to a control agreement in form and substance reasonably satisfactory to the Agent (plus the balance in the deposit accounts of each of the subsidiaries of such Credit Parties) shall at all times be less than $10,000,000 plus any amounts that are inadvertently or mistakenly deposited or transferred in any such account by a third Person and which are promptly (and, in any event, within three Business Days) deposited or transferred by any Credit Party to an account subject to the control of the Agent (pursuant to a control agreement in form and substance satisfactory to the Agent), or (iv) any accounts prior to the date on which control agreements are required pursuant to the Security Documents.
     (c) The Initial Borrower and CSF shall take all action necessary to cause the Agent to be, at all times, a Financing Agent under the Lockbox Agreement with respect to the Credit Party Obligations on terms reasonably satisfactory to the Agent.
     Section 5.38. Form U-1. The Borrower will promptly upon request of the Administrative Agent complete and deliver to the Administrative Agent a duly executed Purpose Statement on Federal Reserve Form FR U-1.
     Section 5.39. Prohibited Stock. Except as set forth on Schedule 5.39, no Credit Party nor any of its Subsidiaries shall issue any Prohibited Stock.
     Section 5.40. Amendments to Security Documents. If any Security Document is amended in connection with any 2009 Debt Issuance, the Credit Parties shall reimburse the Administrative Agent for its out-of-pocket expenses in connection with any such amendment (including reasonable fees and charges of counsel) and deliver a favorable written opinion with respect to the amended Security Documents (addressed to the Administrative Agent and the Lenders) of Hogan and Hartson LLP, in form and substance reasonably satisfactory to the Administrative Agent.
ARTICLE VI
[RESERVED]
ARTICLE VII
EVENTS OF DEFAULT
     Section 7.1. Events of Default.
     An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):
     (a) Payment Default. The Borrower shall fail to pay any principal on any Loan or Note when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms thereof or hereof; or the Borrower shall fail to reimburse the Issuing Lender for any LOC Obligations when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Note or any fee or other amount payable hereunder when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms thereof or hereof and such failure to pay any interest or any fee shall continue unremedied for three (3) Business Days (or any Guarantor shall fail to pay on the Guaranty Agreement in respect of any of the foregoing or in respect of any other guaranteed obligations).
     (b) Representations and Warranties. Any representation or warranty made or deemed made herein, or in any of the other Credit Documents (including, without limitation, the Security Documents) or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Credit Agreement shall prove to have been incorrect, false or misleading in any material respect on or as of the date made or deemed made.
     (c) Covenant Default. (i) Any Credit Party shall fail to perform, comply with or observe any term, covenant or agreement applicable to it contained in Sections 5.1, 5.2, 5.4, 5.6, 5.7 through 5.15, 5.16(c), 5.16(d), 5.22, 5.24, 5.28, 5.31, 5.32, 5.34, 5.35, 5.36, 5.37 or 5.38 hereof; (ii) any Credit Party shall fail to comply with any covenant contained in the Security Agreement or the Pledge Agreement and such breach or failure to comply remains uncured for ten (10) calendar days after the earlier of (A) receipt by such Credit Party of written notice of such violation, breach, or failure to comply, and (B) the time at which such Credit Party knew or became aware, or should reasonably have known or been aware, of such violation, breach, or failure to comply; or (iii) any Credit Party shall fail to comply with any other covenant contained in this Credit Agreement or the other Credit Documents (other than as described in Sections 7.1(a) or 7.1(c)(i) or 7.1(c)(ii) above), and such breach or failure to comply remains uncured for thirty (30) calendar days after the earlier of (A) receipt by such Credit Party of written notice of such violation, breach, or failure to comply, and (B) the time at which such Credit Party knew or became aware, or should reasonably have known or been aware, of such violation, breach, or failure to comply.
     (d) Debt Payment Default. Any Credit Party or any Subsidiary of a Credit Party (including a Bank Subsidiary) shall default in any payment of principal of or interest on any Debt (other than the Loans and Reimbursement Obligations) in an aggregate principal amount equal to or greater than $17,500,000 for Borrower and any of its Subsidiaries (including the Bank Subsidiaries) in the aggregate beyond any applicable grace period or cure period (not to exceed thirty (30) days), if any, provided in the instrument or agreement under which such Debt was created.
     (e) Debt Acceleration. Any event or condition shall occur which results in the acceleration of the maturity of Debt outstanding in an aggregate principal amount equal to or greater than $17,500,000 of the Borrower and its Subsidiaries (including the Bank Subsidiaries) or the mandatory prepayment (other than a mandatory prepayment required under the applicable Debt instrument or agreement as a result of an equity or debt issuance, disposition of assets, or casualty or condemnation event) or purchase of such Debt by the Borrower (or its designee) or such Subsidiary (including a Bank Subsidiary) of the Borrower (or its designee) prior to the scheduled maturity thereof.
     (f) Bankruptcy Default. (i) Any Credit Party or any of their Subsidiaries (including the Bank Subsidiaries) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to have it judged bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Credit Party or any of its Subsidiaries (including the Bank Subsidiaries) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Credit Party or any of its Subsidiaries (including the Bank Subsidiaries) any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment, or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against any Credit Party or any of its Subsidiaries (including the Bank Subsidiaries) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) any Credit Party or any of its Subsidiaries (including the Bank Subsidiaries) shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or (v) any Credit Party or any of its Subsidiaries (including the Bank Subsidiaries) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; provided, however, that the provisions of this clause (f) shall not apply to any special purpose entity established solely to finance real estate assets that has an aggregate fair market value of less than $15,000,000 at the time of any such bankruptcy, insolvency or reorganization, and there is no Material Adverse Effect as a result of any such bankruptcy, insolvency or reorganization.
     (g) Judgment Default. One or more judgments, orders, decrees or arbitration awards shall be entered against a Credit Party or any of its Subsidiaries (including the Bank Subsidiaries) involving in the aggregate a liability (to the extent not paid when due or covered by insurance) of $17,500,000 or more and all such judgments, orders, decrees or arbitration awards shall not have been paid and satisfied, vacated, discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof.
     (h) ERISA Default. The Borrower or any member of the Controlled Group shall fail to pay when due any material amount which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans shall be filed under Title IV of ERISA by the Borrower, any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within thirty (30) days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated.
     (i) Tax Lien. A federal tax lien shall be filed against the Borrower or any Subsidiary (including a Bank Subsidiary) of the Borrower under Section 6323 of the Code or a lien of the PBGC shall be filed against the Borrower or any Subsidiary (including a Bank Subsidiary) of the Borrower under Section 4068 of ERISA and in either case such lien shall remain undischarged for a period of twenty-five (25) days after the date of filing except when the amount or validity of such lien is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower.
     (j) Change of Control. A Change of Control shall have occurred.
     (k) Pro Forma Compliance. If any Credit Party or any Subsidiary of any Credit Party (a) takes any action to cause it to comply with Section 5.16(c), or (b) enters into any transaction requiring reliance on the provisions of Section 5.24(d) or Section 5.24(e), and, in any such case, the Credit Parties are not in pro forma compliance with Section 5.32 both before and after giving effect to such action or transaction.

     (l) REIT Termination. If the income taxes, withholding taxes, estimated taxes and other taxes (as well as any associated interest and penalties) attributable to the termination of the Initial Borrower’s REIT status (and payable in respect of the tax year with respect to which such termination occurs) would result in the Credit Parties not being in pro forma compliance with Section 5.32.
     (m) Failure of Credit Documents. This Credit Agreement or any other Credit Document shall for any reason cease to be valid and binding obligations of the Borrower and each Credit Party thereto or any Person acting by or on behalf of any Credit Party shall deny or disaffirm such Person’s obligations under this Credit Agreement or any other Credit Document.
     (n) Default under 2009 Debt Issuance Documents. An event of default under any of the documentation relating to any 2009 Debt Issuance has occurred (after giving effect to all applicable grace and cure periods), including, without limitation, to the extent applicable, under any HY Debt Document).
     (o) Failure to have a Lien. Except to the extent permitted by the terms hereof or thereof (including in connection with a disposition of the applicable Collateral in a transaction permitted under this Agreement), if (i) the Security Agreement or any other Credit Document (including, without limitation, the Pledge Agreement) that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected, first priority Lien on the Collateral covered thereby (subject to Permitted Liens which by operation of law or contract have priority over the Liens securing the Credit Party Obligations) or (ii) any Credit Party shall deny or disaffirm the validity or perfection of any such Lien.
     (p) HY Intercreditor Agreement. After the consummation of a secured 2009 Debt Issuance, the HY Intercreditor Agreement ceases to be in full force and effect, is declared to be null and void or unenforceable or is found to be invalid.
     Section 7.2. Acceleration; Remedies.
     Upon the occurrence and during the continuation of an Event of Default, then, and in any such event, (a) if such event is an Event of Default specified in Section 7.1(f) above with respect to any Credit Party, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon), and all other amounts under the Credit Documents (including without limitation the maximum amount of all contingent liabilities under Letters of Credit) shall immediately become due and payable, and the Borrower shall immediately pay to the Administrative Agent cash collateral as security for the LOC Obligations for subsequent drawings under then outstanding Letters of Credit in an amount equal to the maximum amount which may be drawn under Letters of Credit then outstanding, and (b) if such event is any other Event of Default, subject to the terms of Section 8.5, with the written consent of the Required Lenders, the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, take any or all of the following actions: (i) by notice to the Initial Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; (ii) by notice of default to the Initial Borrower declare the Loans (with accrued interest thereon) and all other amounts owing under this Credit Agreement and the Notes to be due and payable forthwith and direct the Borrower to pay to the Administrative Agent cash collateral as security for the LOC Obligations for subsequent drawings under then outstanding Letters of Credit in an amount equal to the maximum amount of which may be drawn under Letters of Credit then outstanding, to be paid in the Alternative Currency in which such Letters of Credit were issued, whereupon the same shall immediately become due and payable; and/or (iii) exercise on behalf of the Lenders all of its other rights and remedies under this Credit Agreement, the other Credit Documents and Applicable Law. Except as expressly provided above in this Section 7.2, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Credit Parties.
ARTICLE VIII
THE ADMINISTRATIVE AGENT
     Section 8.1. Appointment.
     Each Lender hereby irrevocably designates and appoints Wachovia as the Administrative Agent of such Lender under this Credit Agreement, and each such Lender irrevocably authorizes Wachovia, as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Credit Agreement and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Credit Agreement, together with such other powers as are reasonably incidental thereto. Each Lender acknowledges that the Credit Parties may rely upon action taken by the Administrative Agent on behalf of the Lenders hereunder. Notwithstanding any provision to the contrary elsewhere in this Credit Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or otherwise exist against the Administrative Agent.
     Section 8.2. Delegation of Duties.
     The Administrative Agent may execute any of its duties under this Credit Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. Without limiting the foregoing, the Administrative Agent may appoint one of its affiliates as its agent to perform the functions of the Administrative Agent hereunder relating to the advancing of funds to the Borrower and distribution of funds to the Lenders and to perform such other related functions of the Administrative Agent hereunder as are reasonably incidental to such functions.
     Section 8.3. Exculpatory Provisions.

     Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Credit Agreement (except for its or such Person’s own gross negligence, fraud or willful misconduct), or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in this Credit Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Credit Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any of the Credit Documents or for any failure of any Credit Party to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance by any Credit Party of any of the agreements contained in, or conditions of, this Credit Agreement, or to inspect the properties, books or records of the any Credit Party.
     Section 8.4. Reliance by Administrative Agent.
     (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, statement, order or other document or conversation believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless an executed Commitment Transfer Supplement has been filed with the Administrative Agent pursuant to Section 9.6(c) with respect to the Loans evidenced by such Note. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any of the Credit Documents in accordance with a request of the Required Lenders or all of the Lenders, as may be required under this Credit Agreement, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.
     (b) For purposes of determining compliance with the conditions specified in Section 3.1, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.
     Section 8.5. Notice of Default.

     The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Credit Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Credit Agreement expressly requires that such action be taken, or not taken, only with the consent or upon the authorization of the Required Lenders, or all of the Lenders, as the case may be.
     Section 8.6. Non-Reliance on Administrative Agent and Other Lenders.
     Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representation or warranty to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of any Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower or any other Credit Party and made its own decision to make its Loans hereunder and enter into this Credit Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower or any other Credit Party which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.
     Section 8.7. Indemnification.
     The Lenders agree to indemnify the Administrative Agent in its capacity as such, the Issuing Lender in its capacity as such and the Swingline Lender in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought under this Section 8.7, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes or any Reimbursement Obligation) be imposed on, incurred by or asserted against the Administrative Agent, the Issuing Lender or the Swingline Lender in any way relating to or arising out of any Credit Document or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent, the Issuing Lender or the Swingline Lender under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from the gross negligence or willful misconduct of the Administrative Agent, the Issuing Lender or the Swingline Lender, as applicable, as determined by a court of competent jurisdiction. The agreements in this Section 8.7 shall survive the termination of this Credit Agreement and payment of the Notes, any Reimbursement Obligation and all other amounts payable hereunder.
     Section 8.8. The Administrative Agent in Its Individual Capacity.
     The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Administrative Agent were not the Administrative Agent hereunder. With respect to the Loans made or renewed by it and any Note issued to it, the Administrative Agent shall have the same rights and powers under this Credit Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.
     Section 8.9. Successor Administrative Agent.
     The Administrative Agent may resign as Administrative Agent upon thirty (30) days’ prior written notice to the Initial Borrower and the Lenders. If the Administrative Agent shall resign as Administrative Agent under this Credit Agreement and the other Credit Documents or if the Administrative Agent enters or becomes subject to receivership, then the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor agent shall be approved by the Initial Borrower (such approval not to be unreasonably withheld) so long as no Default or Event of Default has occurred and is continuing, whereupon such successor administrative agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor administrative agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Credit Agreement or any holders of the Notes. If no successor Administrative Agent has accepted appointment as Administrative Agent within thirty (30) days after the retiring Administrative Agent’s giving notice of resignation, the retiring Administrative Agent shall have the right, on behalf of the Lenders, to appoint a successor administrative agent, which successor shall be approved by the Initial Borrower (such approval not to be unreasonably withheld) so long as no Default or Event of Default has occurred and is continuing; provided, that, such successor administrative agent has minimum capital and surplus of at least $500,000,000. If no successor administrative agent has accepted appointment as Administrative Agent within sixty (60) days after the retiring Administrative Agent’s giving notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless become effective and the Lenders shall perform all duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor administrative agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the indemnification provisions of this Credit Agreement and the other Credit Documents and the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Credit Agreement.
     Section 8.10. Other Agents.
     None of the Lenders or other Persons identified on the facing page or signature pages of this Credit Agreement as a “syndication agent,” “documentation agent,” “co—agent,” “book manager,” “book runner,” “lead manager,” “arranger,” “lead arranger” or “co—arranger” shall have any right (except as expressly set forth herein), power, obligation, liability, responsibility or duty under this Credit Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Credit Agreement or in taking or not taking action hereunder.
Section 8.11. Collateral Matters.
     (a) The Lenders hereby irrevocably authorize Agent, at its option and in its sole discretion, to release any Collateral or any Lien on any Collateral (i) upon the termination of all of the Commitments and payment and satisfaction in full by Borrower of all Credit Party Obligations (other than unasserted contingent indemnification obligations), (ii) that is permitted to be sold, transferred or otherwise disposed of under this Agreement or any other Credit Document, (iii) that is owned by a Guarantor that is permitted to be released under this Agreement or any other Credit Documents, or (iv) constituting property in which the Loan Parties and their respective Subsidiaries owned no interest at the time the Agent’s Lien was granted nor at any time thereafter. Upon request by Agent or Borrower at any time, the Lenders will confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 8.11; provided, however, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent’s reasonable opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Credit Party Obligations or any Liens (other than those expressly being released) upon (or obligations of any Credit Party in respect of) all interests retained by any Credit Party, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Subject to the foregoing proviso, Agent further agrees that, in connection with any transaction described in the foregoing clauses (i) — (iv) and as soon as is reasonably practicable after its receipt of a written request from the Initial Borrower specifying in reasonable detail the Collateral proposed to be released in connection with such transaction and the basis for such release, it will execute and deliver to the Initial Borrower (at the Initial Borrower’s sole cost and expense) such collateral release documentation as the Initial Borrower shall reasonably request to evidence such release; provided that prior to, and immediately after giving effect to, such release no Default or Event of Default is in existence.
     (b) The Agent shall not have any obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by the Credit Parties or is cared for, protected, or insured or has been encumbered, or that the Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Credit Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.
     (c) Anything contained in any of the Credit Documents to the contrary notwithstanding, the Initial Borrower, the Agent and each Lender hereby agree that no Lender shall have any right individually to realize upon any of the Collateral or to enforce any of the Security Documents, it being understood and agreed that all powers, rights and remedies thereunder may be exercised solely by the Agent, on behalf of the Lenders in accordance with the terms hereof and thereof. Each Lender hereby, on and after the effective date of the HY Intercreditor Agreement, (i) agrees to be bound by the terms thereof and (ii) authorizes the Agent and the collateral agent thereunder to take any and all action required to be taken by such Person (or from refraining from taking any action) pursuant to the terms of the HY Intercreditor Agreement.
     Section 8.12. Agency for Perfection. Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting the Agent’s Liens in assets which, in accordance with Article 8 or Article 9 of the applicable Uniform Commercial Code can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.
     Section 8.13. Concerning the Collateral and Related Credit Documents. Each Lender authorizes and directs Agent to enter into this Agreement and the other Credit Documents. Each Lender agrees that any action taken by Agent in accordance with the terms of this Agreement or the other Credit Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.
ARTICLE IX
MISCELLANEOUS
     Section 9.1. Amendments, Waivers and Release of Collateral.
     Neither this Credit Agreement, nor any of the Notes, nor any of the other Credit Documents, nor any terms hereof or thereof may be amended, supplemented, waived or modified except in accordance with the provisions of this Section 9.1 nor may the Borrower or any Guarantor be released except in accordance with the provisions of this Section 9.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the Initial Borrower or any other Credit Party written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Credit Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Borrower or any other Credit Party hereunder or thereunder, or (b) waive, on such terms and conditions as the Required Lenders may specify in such instrument, any of the requirements of this Credit Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, waiver, supplement, modification or release shall:
          (i) reduce the amount or extend the scheduled date of maturity of any Loan or Note or any installment thereon, or reduce the stated rate of any interest or fee payable hereunder (except in connection with a waiver of interest at the increased post-default rate set forth in Section 2.9(b) which shall be determined by a vote of the Required Lenders) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment (except for the extension of the Commitment Termination Date pursuant to Section 2.20), in each case without the written consent of each Lender directly affected thereby; or
          (ii) amend, modify or waive any provision of this Section 9.1 or reduce the percentage specified in the definition of Required Lenders, without the written consent of all the Lenders; or
          (iii) amend, modify or waive any provision of Article VIII, without the written consent of the Administrative Agent; or
          (iv) release any Guarantor from the Guaranty hereunder or any guarantor under the Guaranty Agreement (except as otherwise permitted by Sections 5.9, 5.13 or 5.14), without the written consent of all the Lenders; or
          (v) cancel or forgive any amounts owing hereunder, without the written consent of all of the Lenders affected thereby; or

          (vi) subordinate the Loans to any other Debt without the written consent of all of the Lenders; or
          (vii) permit the Borrower to assign or transfer any of its rights or obligations under this Credit Agreement or other Credit Documents without the written consent of all of the Lenders; or
          (viii) amend, modify or waive any provision of the Credit Documents requiring consent, approval or request of the Required Lenders or all Lenders without the written consent of all of the Required Lenders or Lenders as appropriate; or
          (ix) amend, modify or waive the order in which Credit Party Obligations are paid in Section 2.12(b) without the written consent of each Lender directly affected thereby; or
          (x) amend or modify the provisions to the Credit Documents to permit the Borrower to obtain borrowings in currencies other than Dollars, Pounds Sterling or Euro, without the written consent of all the Lenders affected thereby; or
          (xi) amend or modify the definition of Credit Party Obligations to delete or exclude any obligation or liability described therein without the written consent of each Lender directly affected thereby; or
          (xii) release all or substantially all of the Collateral without the prior written consent of all of the Lenders (except the release of substantially all of the Collateral in connection with the sale of assets permitted hereunder to the extent that the Committed Amount is reduced pursuant to Section 2.6(b)(i) as a result of the sale of such Collateral and the Credit Party Obligations are prepaid as required under Section 2.6(b)(iii)).
provided, further, that no amendment, waiver or consent affecting the rights or duties of the Administrative Agent, or the Issuing Lender or the Swingline Lender under any Credit Document shall in any event be effective, unless in writing and signed by the Administrative Agent, or the Issuing Lender and/or the Swingline Lender, as applicable, in addition to the Lenders required hereinabove to take such action.
     Any such waiver, any such amendment, supplement or modification and any such release shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Administrative Agent and all future holders of the Notes. In the case of any waiver, the Borrower, the other Credit Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Loans and Notes and other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

     Notwithstanding any of the foregoing to the contrary, the consent of the Borrower shall not be required for any amendment, modification or waiver of the provisions of Article VIII (other than the provisions of Section 8.9); provided, however, that the Administrative Agent will provide written notice to the Initial Borrower of any such amendment, modification or waiver. In addition, the Borrower and the Lenders hereby authorize the Administrative Agent to modify this Credit Agreement by unilaterally amending or supplementing Schedule 2.1(a) from time to time in the manner requested by the Initial Borrower, the Administrative Agent or any Lender in order to reflect any assignments or transfers of the Loans as provided for hereunder; provided, however, that the Administrative Agent shall promptly deliver a copy of any such modification to the Initial Borrower and each Lender.
     Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (A) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein, and (B) the Required Lenders may consent to allow a Credit Party to use cash collateral (excluding cash collateral securing LOC Obligations) in the context of a bankruptcy or insolvency proceeding.
     If, in connection with any proposed amendment, modification, supplement, waiver or release (a “Proposed Change”) requiring the consent of all Lenders or all affected Lenders, the consent of Required Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained being referred to as a “Non-Consenting Lender”), then, so long as Agent is not a Non-Consenting Lender, at Initial Borrower’s request, Agent may within sixty (60) days thereafter designate another bank or financial institution which is acceptable to Agent in its reasonable discretion (such other bank or financial institution being called a “Replacement Lender”) to purchase the Loans of such Non-Consenting Lender and such Non-Consenting Lender’s rights hereunder, without recourse to or warranty by, or expense to, such Non-Consenting Lender, for a purchase price equal to the outstanding principal amount of the Loans payable to such Non-Consenting Lender plus any accrued but unpaid interest on such Loans and all accrued but unpaid fees owed to such Non-Consenting Lender and any other amounts payable to such Non-Consenting Lender under this Credit Agreement, and to assume all the obligations of such Non-Consenting Lender hereunder, and, upon such purchase and assumption (pursuant to a Commitment Transfer Supplement), such Non-Consenting Lender shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Non-Consenting Lender prior to the date of such purchase and assumption) and shall be relieved from all obligations to Borrower hereunder, and the Replacement Lender shall succeed to the rights and obligations of such Non-Consenting Lender hereunder.
     Section 9.2. Notices.
     (a) Except as otherwise provided in Article II, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy or other electronic communications as provided below), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (i) when delivered by hand, (ii) when transmitted via telecopy (or other facsimile device) to the number set out herein, (iii) the day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (iv) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid and return receipt requested, in each case, addressed as follows in the case of the Borrower, the other Credit Parties and the Administrative Agent, the Domestic Lending Offices set forth on Schedule 9.2 in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

The Borrower:	CapitalSource Inc.
4445 Willard Avenue
Chevy Chase, MD 20815
Attention: Chief Financial Officer
Telecopier: (301) 841-2307

with a copy to:	CapitalSource Inc.
4445 Willard Avenue
Chevy Chase, MD 20815
Attention: Chief Legal Officer
Telecopier: (301) 841-2380

The Guarantors:	c/o CapitalSource Inc.
4445 Willard Avenue
Chevy Chase, MD 20815
Attention: Chief Financial Officer
Telecopier: (301) 841-2307

with a copy to:	c/o CapitalSource Inc.
4445 Willard Avenue
Chevy Chase, MD 20815
Attention: Chief Legal Officer
Telecopier: (301) 841-2380

The Administrative Agent:	Wachovia Bank, National Association
201 South College Street
NC0680/CP8
Charlotte, North Carolina 28288-0608
Attention: Syndication Agency Services
Telecopier: (704) 383-0288
Telephone: (704) 374-2698

with a copy to:	Wachovia Bank, National Association
One Wachovia Center, Mail Code: NC0600
Charlotte, North Carolina 28288-0608
Attention: Raj Shah
Telecopier: (704) 715-0067
provided, that, notices given by the Borrower pursuant to Section 2.1 or Section 2.10 hereof shall be effective only upon receipt thereof by the Administrative Agent.
     (b) Notices and other communications to the Lenders or the Administrative Agent hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided, that, the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided further, that, approval of such procedures may be limited to particular notices or communications.
     Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     Section 9.3. No Waiver; Cumulative Remedies.
     No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     Section 9.4. [Reserved].
     Section 9.5. Payment of Expenses and Taxes; Indemnification.
          The Borrower agrees (a) to pay or reimburse the Administrative Agent and WCM for all reasonable out-of-pocket costs and expenses incurred in connection with the development,

preparation, negotiation, printing and execution of, and any amendment, supplement or modification to, this Credit Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, together with the reasonable fees and disbursements of counsel to the Administrative Agent, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Credit Agreement, the Notes and any other Credit Document, including, without limitation, the fees and disbursements of counsel to the Administrative Agent and to the Lenders (including reasonable allocated costs of in-house legal counsel of Administrative Agent), (c) on demand, to pay, indemnify, and hold each Lender, the Administrative Agent and WCM harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the Credit Documents and any such other documents, (d) defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective Affiliates and their respective employees, agents, officers and directors, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Credit Parties, any Investment Loan Subsidiary or the Properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor, and (e) to pay, indemnify, and hold each Lender, the Administrative Agent and WCM and their Affiliates, employees, officers and directors harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the use, or proposed use, of proceeds of the Loans or Letters of Credit, (f) to pay, indemnify, and hold each Lender, the Administrative Agent and WCM and their Affiliates, employees, officers and directors harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever to the extent arising from third party claims with respect to the execution, delivery, enforcement, performance and administration of the Credit Documents and any such other documents; and (g) to pay, indemnify, and hold each Lender, the Administrative Agent and WCM and their Affiliates, employees, officers and directors harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever to the extent arising from or related to any Investment Loan Subsidiary (all of the foregoing, collectively, the “indemnified liabilities”); provided, however, that the Borrower shall not have any obligation hereunder to the Administrative Agent, WCM or any Lender with respect to indemnified liabilities arising from the gross negligence or willful misconduct of the Administrative Agent, WCM or such Lender, as determined by a court of competent jurisdiction. The agreements in this Section 9.5 shall survive repayment of the Loans, Notes, LOC Obligations and all other amounts payable hereunder.
Section 9.6. Successors and Assigns; Participations; Purchasing Lenders.
     (a) This Credit Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, all future holders of the Notes and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Credit Agreement or the other Credit Documents without the prior written consent of each Lender.
     (b) Any Lender may, in the ordinary course of its business and in accordance with Applicable Law, at any time sell to one or more banks or other entities (each, a “Participant”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender, or any other interest of such Lender hereunder, in each case in minimum amounts of $10,000,000 (or, if less, the entire amount of such Lender’s obligations, Commitments or other interests). In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Credit Agreement to the other parties to this Credit Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Credit Agreement, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. No Lender shall transfer or grant any participation under which the Participant shall have rights to approve any amendment to or waiver of this Credit Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the scheduled maturity of any Loan or Note or any installment thereon in which such Participant is participating (except in connection with the extension of the Commitment Termination Date pursuant to Section 2.20), or reduce the stated rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of interest at the increased post-default rate) or reduce the principal amount thereof, or increase the amount of the Participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without consent of a Participant if such Participant’s participation is not increased as a result thereof), (ii) release any material Guarantor from its obligations under the Guaranty or the Guaranty Agreement (except as otherwise expressly permitted by Sections 5.9, 5.13 or 5.14), (iii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Credit Agreement or (iv) release all or substantially all of the Collateral. In the case of any such participation, the Participant shall not have any rights under this Credit Agreement or any of the other Credit Documents (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation; provided, that, each Participant shall be entitled to the benefits of Sections 2.16, 2.17, 2.18, 2.19 and 9.5 with respect to its participation in the Commitments and the Loans outstanding from time to time; provided, further, that, no Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.
     (c) Any Lender may, in the ordinary course of its business and in accordance with Applicable Law, at any time, sell or assign with the consent of the Administrative Agent and the Issuing Lender and, so long as no Default or Event of Default has occurred and is continuing, the Initial Borrower (in each case, which consent shall not be unreasonably withheld), to one or more additional banks, insurance companies or other financial institutions or any funds investing in bank loans (each, a “Purchasing Lender”), all or any part of its rights and obligations under this Credit Agreement and the Notes in minimum amounts of $10,000,000 (or, if less, the entire amount of such Lender’s Commitment), pursuant to a Commitment Transfer Supplement, executed by such Purchasing Lender, such transferor Lender, the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Initial Borrower, and delivered to the Administrative Agent for its acceptance and recording in the Register; provided, however, that consent from the Issuing Lender shall not be required if the Purchasing Lender has a senior unsecured debt rating from any two of S&P, Moody’s and Fitch equal to or higher than A- (or A3 with respect to Moody’s); provided, further, that any sale or assignment to another Lender or to an Affiliate of an existing Lender shall not require the consent of the Administrative Agent, the Issuing Lender or the Borrower. Upon such execution, delivery, acceptance and recording, from and after the Transfer Effective Date specified in such Commitment Transfer Supplement, (i) the Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Credit Agreement (and, in the case of a Commitment Transfer Supplement covering all or the remaining portion of a transferor Lender’s rights and obligations under this Credit Agreement, such transferor Lender shall cease to be a party hereto). Such Commitment Transfer Supplement shall be deemed to amend this Credit Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Credit Agreement and the Notes. On or prior to the Transfer Effective Date specified in such Commitment Transfer Supplement, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the Notes delivered to the Administrative Agent pursuant to such Commitment Transfer Supplement new Notes to the order of such Purchasing Lender in an amount equal to the Commitment assumed by it pursuant to such Commitment Transfer Supplement and, unless the transferor Lender has not retained a Commitment hereunder, new Notes to the order of the transferor Lender in an amount equal to the

Commitment retained by it hereunder. Such new Notes shall be dated the Closing Date and shall otherwise be in the form of the Notes replaced thereby. The Notes surrendered by the transferor Lender shall be returned by the Administrative Agent to the Initial Borrower marked “cancelled”.
     (d) The Administrative Agent shall maintain at its address referred to in Section 9.2 a copy of each Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Credit Agreement. The Register shall be available for inspection by the Initial Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.
     (e) Upon its receipt of a duly executed Commitment Transfer Supplement, together with payment to the Administrative Agent by the transferor Lender or the Purchasing Lender (except for any assignment by a Lender to an Affiliate of such Lender), as agreed between them, of a registration and processing fee of $3,500 for each Purchasing Lender listed in such Commitment Transfer Supplement and the Notes, if any, subject to such Commitment Transfer Supplement, the Administrative Agent shall (i) accept such Commitment Transfer Supplement, (ii) record the information contained therein in the Register, and (iii) unless Initial Borrower’s consent to such assignment is not required give prompt notice of such acceptance and recordation to the Initial Borrower.
     (f) Each Credit Party authorizes each Lender to disclose to any Participant or Purchasing Lender (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower and its affiliates which has been delivered to such Lender by or on behalf of a Credit Party pursuant to this Credit Agreement or which has been delivered to such Lender by or on behalf of a Credit Party in connection with such Lender’s credit evaluation of the Borrower and its affiliates prior to becoming a party to this Credit Agreement, in each case subject to Section 9.15.
     (g) At the time of each assignment pursuant to this Section 9.6 to a Person which is not already a Lender hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for federal income tax purposes, the respective assignee Lender shall provide to the Initial Borrower and the Administrative Agent the appropriate Internal Revenue Service Forms (and, if applicable, a 2.18 Certificate) described in Section 2.18.
     (h) Nothing herein shall prohibit any Lender from pledging or assigning any of its rights under this Credit Agreement (including, without limitation, any right to payment of principal and interest under any Note) to any Federal Reserve Bank in accordance with Applicable Laws.
Section 9.7. Set-off.
     (a) Each Lender agrees that if any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to an Insolvency Event or otherwise) in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrowers and each other Credit Party agrees that each Lender so purchasing a portion of another Lender’s Loans may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.
     (b) In addition to any rights and remedies of the Lenders provided by law (including, without limitation, other rights of set-off), each Lender and its Affiliates shall have the right, without prior notice to the Borrower or the applicable Credit Party, any such notice being expressly waived by the Credit Parties to the extent permitted by Applicable Law, upon the occurrence of any Event of Default, to setoff and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held by or owing to such Lender or any branch or agency thereof to or for the credit or the account of the Borrower or any other Credit Party, or any part thereof in such amounts as such Lender may elect, against and on account of the Loans and other Credit Party Obligations of the Borrower and the other Credit Parties to such Lender hereunder and claims of every nature and description of such Lender against the Borrower and the other Credit Parties, in any Currency, whether arising hereunder or, under any other Credit Document provided by such Lender pursuant to the terms of this Credit Agreement, as such Lender may elect, whether or not such Lender has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The aforesaid right of set-off may be exercised by such Lender against the Borrower, any other Credit Party or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of the Borrower or any other Credit Party, or against anyone else claiming through or against the Borrower or any other Credit Party, or any such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Lender prior to the occurrence of any Default or Event of Default. Each Lender agrees promptly to notify the Initial Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.
Section 9.8. Table of Contents and Section Headings.
     The table of contents and the Section and subsection headings herein are intended for convenience only and shall be ignored in construing this Credit Agreement.
     Section 9.9. Counterparts.
     This Credit Agreement may be executed by one or more of the parties to this Credit Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Credit Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.
     Section 9.10. Effectiveness.
     This Credit Agreement shall become effective on the date on which all of the parties have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Administrative Agent or, in the case of the Lenders, shall have given to the Administrative Agent written, telecopied or telex notice (actually received) at such office that the same has been signed and mailed to it.
     Section 9.11. Severability.
     Any provision of this Credit Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     Section 9.12. Integration.
     This Credit Agreement and the Notes, if any, represent the agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Borrower, or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the Notes, if any.

     Section 9.13. Governing Law.
     This Credit Agreement and the Notes and the rights and obligations of the parties under this Credit Agreement and the Notes shall be governed by, and construed and interpreted in accordance with, the law of the State of New York without regard to conflict of laws principles thereof (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).
     Section 9.14. Consent to Jurisdiction and Service of Process.
     Any legal action or proceeding with respect to this Credit Agreement or any other Credit Document shall be brought in the courts of the State of New York in New York County or of the United States for the Southern District of New York, and, by execution and delivery of this Credit Agreement, each Credit Party, the Administrative Agent and each Lender accepts, for itself and in connection with its Properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Credit Agreement from which no appeal has been taken or is available. Each Credit Party, the Administrative Agent and each Lender irrevocably agrees that all service of process in any such proceedings in any such court may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid and return receipt requested, to it at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto, such service being hereby acknowledged by the Borrower and the other Credit Parties to be effective and binding service in every respect. Each Credit Party, the Administrative Agent and the Lenders irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in any such jurisdiction. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of any Lender to bring proceedings against the Borrower in the court of any other jurisdiction.
     Section 9.15. Confidentiality.
     Each of the Administrative Agent, the Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons agents, advisors and other representatives to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Credit Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Credit Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the written consent of the Initial Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.
     For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     Notwithstanding the foregoing provisions in this Section 9.15, with respect to that Information which constitutes customer or consumer information with the meaning of the Gramm-Leach-Bliley Act (“GLBA”), 15 USC Section 6801 et seq. and which is marked conspicuously “Customer Information” (“Customer Information”), the parties acknowledge each Bank Subsidiary has a responsibility as a financial institution to keep Customer Information strictly confidential. Notwithstanding any provision in this Credit Agreement to the contrary, Customer Information shall be kept confidential during the term of this Credit Agreement and after its termination. Each of the Administrative Agent, the Lenders, and the Issuing Lender agree to use Customer Information only for the purposes for which it was shared to them by Initial Borrower and/or, as applicable, its Subsidiaries (including Unrestricted Subsidiaries), and not to disclose Customer Information or make it available to any Person for any reason whatsoever other than as required by law, subpoena, regulation or by any regulatory authority or as otherwise permitted under the GLBA or the implementing regulations. Any Person required to maintain the confidentiality of Customer Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Customer Information as such Person would accord to its own confidential information.
Section 9.16. Acknowledgments.
The Borrower hereby acknowledges that:
     (a) it has been advised by counsel in the negotiation, execution and delivery of each Credit Document;
     (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower or any other Credit Party arising out of or in connection with this Credit Agreement and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith is solely that of debtor and creditor; and

     (c) no joint venture exists among the Lenders or among the Borrower and the Lenders.
     Section 9.17. Waivers of Jury Trial; Waiver of Consequential Damages.
     THE BORROWER, THE OTHER CREDIT PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN. The Borrower, the other Credit Parties, the Administrative Agent and the Lenders agree not to assert any claim against any other party to this Credit Agreement or any of their respective directors, officers, employees, attorneys, Affiliates or agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to any of the transactions contemplated herein.
     Section 9.18. PATRIOT Act Notice.
     Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies each Credit Party that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Credit Party in accordance with the PATRIOT Act.
Section 9.19. Judgment Shortfall.
     (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one Currency into another Currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first Currency could be purchased with such other Currency on the Business Day immediately preceding the day on which final judgment is given.
     (b) The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a Currency (the “Judgment Currency”) other than the Currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum due in accordance with this Agreement to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the

Applicable Creditor against such loss and if the amount of the Agreement Currency so purchased exceeds the sum due in accordance with this Agreement to the Applicable Creditor in the Agreement Currency, the Applicable Creditor agrees to remit such excess to the Borrower. The obligations of the Borrower and Applicable Creditor contained in this Section 9.19 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.
     Section 9.20. Return of Notes.
     In the event of (i) any termination in full by the Initial Borrower or CSF of all rights with respect to the Commitment in accordance Section 2.6(a)(i) or 2.6(a)(ii), as applicable or (ii) the delivery of any new Note in replacement of a previously issued Note, the applicable Lender shall return to the Borrower any Notes previously issued to it relating to such terminated Commitment or replaced Note, as applicable and such Notes shall be marked “cancelled.” In the event that any Lender does not return its applicable Note or Notes as described in this Section 9.20 within forty-five (45) days after the written request of Borrower, Borrower shall be entitled to receive a lost note affidavit from such Lender including customary indemnifications reasonably satisfactory to Borrower with respect to the applicable unreturned Note or Notes.
     Section 9.21. Most Favored Provisions.
     (a) If at any time any document or agreement with respect to any Debt regarding a 2009 Debt Issuance contains any representation, event of default or informational, financial, affirmative or negative covenant (including any definition used in or related to such representations, covenants or events of default) that is either not provided for in any of the Credit Documents, or is more favorable to the holders or other creditors under such Debt regarding a 2009 Debt Issuance or is more onerous to any Credit Party or any of their respective Subsidiaries (each a “Most Favored Provision”) as compared to the representations, Events of Default or covenants (including any definition used in or related to such representations, Events of Default or covenants) binding on the Credit Parties and their respective Subsidiaries that are provided for in the Credit Documents, then, unless otherwise agreed in writing by the Majority Extending Lenders, each such Most Favored Provision shall, subject to clause (b) below, be deemed to be automatically incorporated by reference into this Agreement, mutatis mutandis, as if set forth fully herein and, notwithstanding anything to the contrary herein or therein, without any further action on the part of any of the Credit Parties or any other Person being required; provided, however, that (1) in the case any additional representation incorporated herein pursuant to this Section 9.21, such representation shall be deemed made only at such time as such representation is made under any documents or agreements relating to the 2009 Debt Issuance, (2) in the event that any additional or more burdensome covenant is incorporated herein pursuant to this Section 9.21, the existence of any Default or Event of Default hereunder with respect to such incorporated covenant shall be determined according to the default notice and cure periods applicable thereto under any document or agreement with respect to any Debt regarding a 2009 Debt Issuance (but with the Administrative Agent being entitled to provide any required notices in lieu of the applicable creditor or creditor representative under any document or agreement with respect to any Debt regarding a 2009 Debt Issuance, with (subject to Section 7.1) the effect that no Default or Event of Default shall exist hereunder with respect to such covenant until the applicable cure period, if any, has lapsed under such document or agreement and (3) the provisions of this Section 9.21 shall not apply to (i) any interest, premium, fee or indemnification obligations, registration rights, trustee matters or securities law obligations, (ii) any mandatory prepayment events required under any document or agreement with respect to any Debt regarding a 2009 Debt Issuance relating to Collateral Proceeds or (iii) any requirements relating to collateral that, if incorporated herein, would conflict with the requirements set forth in the HY Intercreditor Agreement.
     (b) In addition, the Initial Borrower shall provide prompt written notice to the Administrative Agent following any 2009 Debt Issuance of any provision that the Initial Borrower reasonably believes to constitute a Most Favored Provision, and each Credit Party agrees promptly to enter into such documentation as the Administrative Agent may reasonably request to evidence the provisions provided for in this Section 9.21. For the avoidance of doubt, if the document or agreement with respect to the applicable 2009 Debt Issuance containing the Most Favored Provision is amended or modified to weaken or loosen such provision, such amendment or modification shall not in any way amend or modify such provision under this Credit Agreement (which provision in this Credit Agreement may only be amended in accordance with Section 9.1 hereof).
     Section 9.22. HY Intercreditor Agreement.
     Notwithstanding anything herein to the contrary, following the issuance of any secured 2009 HY Debt Issuance, the exercise of any right or remedy by the Administrative Agent hereunder is subject to the provisions of the HY Intercreditor Agreement, as the same may be amended, supplemented, modified or replaced from time to time.
ARTICLE X
GUARANTY
     Section 10.1. The Guaranty.
     In order to induce the Lenders to enter into this Credit Agreement and to extend credit hereunder and thereunder and in recognition of the direct benefits to be received by the Guarantors from the Extensions of Credit hereunder, each of the Guarantors hereby agrees with the Administrative Agent and the Lenders to unconditionally and irrevocably jointly and severally guarantee the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all indebtedness of the Borrower to the Administrative Agent and the Lenders. If any or all of the indebtedness becomes due and payable hereunder, each Guarantor unconditionally promises to pay such indebtedness to the Administrative Agent, the Lenders, or their respective order, or demand, together with any and all reasonable expenses which may be incurred by the Administrative Agent or the Lenders in collecting any of the Credit Party Obligations. The word “indebtedness” is used in this Article X in its most comprehensive sense and includes any and all advances, debts, obligations and liabilities of the

Borrower, including specifically all Credit Party Obligations, arising in connection with this Credit Agreement or the other Credit Documents, in each case, heretofore, now, or hereafter made, incurred or created, whether voluntarily or involuntarily, absolute or contingent, liquidated or unliquidated, determined or undetermined, whether or not such indebtedness is from time to time reduced, or extinguished and thereafter increased or incurred, whether the Borrower may be liable individually or jointly with others, whether or not recovery upon such indebtedness may be or hereafter become barred by any statute of limitations, and whether or not such indebtedness may be or hereafter become otherwise unenforceable. The guaranty set forth in this Article X is continuing guaranty and is a guaranty of payment and is not merely a guaranty of collection.
     Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each such Guarantor hereunder shall be limited to the maximum amount that is permissible under Applicable Law (whether federal or state and including, without limitation, the Bankruptcy Code).
     Section 10.2. Bankruptcy.
     Additionally, each of the Guarantors unconditionally and irrevocably guarantees jointly and severally the payment of any and all Credit Party Obligations of the Borrower to the Lenders whether or not due or payable by the Borrower upon the occurrence of any of the events specified in Section 7.1(f), and unconditionally promises to pay such Credit Party Obligations to the Administrative Agent for the account of the Lenders, or order, on demand, in lawful money of the United States. Each of the Guarantors further agrees that to the extent that the Borrower or a Guarantor shall make a payment or a transfer of an interest in any property to the Administrative Agent or any Lender, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or required to be repaid to the Borrower or a Guarantor, the estate of the Borrower or a Guarantor, a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.
     Section 10.3. Nature of Liability.
     The liability of each Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Credit Party Obligations of the Borrower whether executed by any such Guarantor, any other guarantor or by any other party, and no Guarantor’s liability hereunder shall be affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Credit Party Obligations of the Borrower, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, or (e) any payment made to the Administrative Agent or the Lenders on the Credit Party Obligations which the Administrative Agent or such Lenders repay the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each of the Guarantors waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.
     Section 10.4. Independent Obligation.
     The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor or the Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor or the Borrower and whether or not any other Guarantor or the Borrower is joined in any such action or actions. Subject to the provisions of Section 10.2 regarding revival of Credit Party Obligations, the Guarantors’ joint and several liability with respect to the Credit Party Obligations shall not obligate them to pay any Credit Party Obligations which have already been fully satisfied.
     Section 10.5. Authorization.
     Each of the Guarantors authorizes the Administrative Agent and each Lender, without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Credit Party Obligations or any part thereof in accordance with this Credit Agreement, including any increase or decrease of the rate of interest thereon, (b) take and hold security from any Guarantor or any other party for the payment of this Guaranty or the Credit Party Obligations and exchange, enforce waive and release any such security, (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their discretion may determine, and (d) release or substitute any one or more endorsers, Guarantors, the Borrower or other obligors.
     Section 10.6. Reliance.
     It is not necessary for the Administrative Agent or the Lenders to inquire into the capacity or powers of the Borrower or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any Credit Party Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.
     Section 10.7. Waiver.
     (a) Each of the Guarantors waives any right (except as shall be required by applicable statute and cannot be waived) to require the Administrative Agent or any Lender to (i) proceed against the Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other guarantor or any other party, or (iii) pursue any other remedy in the Administrative Agent’s or any Lender’s power whatsoever. Each of the Guarantors waives any defense based on or arising out of any defense of the Borrower, any other guarantor or any other party other than payment in full of the Credit Party Obligations (other than contingent indemnity obligations), including without limitation any defense based on or arising out of the disability of the Borrower, any other guarantor or any other party, or the unenforceability of the Credit Party Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment in full of the Credit Party Obligations. The Administrative Agent may, at its election, foreclose on any security held by the Administrative Agent by one or more judicial or nonjudicial sales (to the extent such sale is permitted by Applicable Law), or exercise any other right or remedy the Administrative Agent or any Lender may have against the Borrower or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Credit Party Obligations have been paid in full and all of the Commitments have been terminated. Each of the Guarantors waives any defense arising out of any such election by the Administrative Agent or any of the Lenders, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantors against the Borrower or any other party or any security.
     (b) Each of the Guarantors waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Credit Party Obligations. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Credit Party Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any Lender shall have any duty to advise such Guarantor of information known to it regarding such circumstances or risks.
     (c) Each of the Guarantors hereby agrees it will not exercise any rights of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the U.S. Bankruptcy Code, or otherwise) to the claims of the Lenders against the Borrower or any other guarantor of the Credit Party Obligations of the Borrower owing to the Lenders (collectively, the “Other Parties”) and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of this Guaranty until such time as the Credit Party Obligations shall have been paid in full and all of the Commitments have been terminated. Each of the Guarantors hereby further agrees not to exercise any right to enforce any other remedy which the Administrative Agent or the Lenders now have or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the Credit Party Obligations of the Borrower and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of the Lenders to secure payment of the Credit Party Obligations of the Borrower until such time as the Credit Party Obligations (other than contingent indemnity obligations) shall have been paid in full and all of the Commitments have been terminated.

     Section 10.8. Limitation on Enforcement.
     The Lenders agree that this Guaranty may be enforced only by the action of the Administrative Agent acting upon the instructions of the Required Lenders and that no Lender shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Lenders under the terms of this Credit Agreement. The Lenders further agree that this Guaranty may not be enforced against any director, officer, employee or stockholder of the Guarantors.
     Section 10.9. Confirmation of Payment.
     The Administrative Agent and the Lenders will, upon request after payment of the indebtedness and obligations which are the subject of this Guaranty and termination of the Commitments relating thereto, confirm to the Borrower, the Guarantors or any other Person that such indebtedness and obligations have been paid and the Commitments relating thereto terminated, subject to the provisions of Section 10.2.
     Section 10.10. Limitation of Guaranty of CSF. Notwithstanding anything to contrary contained herein, CSF shall not be deemed a Guarantor with respect to any and all indebtedness that it owes to the Administrative Agent and the Lenders as a Borrower hereunder (but shall continue to be a Guarantor with respect to all other indebtedness).
Remainder of Page Intentionally Left Blank.
Signature Pages Follow.

     IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed and delivered by its proper and duly authorized officers as of the day and year first above written.

BORROWER:	CAPITALSOURCE INC., a Delaware corporation
	By:	/s/ Jeffrey A. Lipson
		Name:	Jeffrey A. Lipson
		Title:	Senior Vice President and Treasurer

BORROWER AND GUARANTOR:	CAPITALSOURCE FINANCE LLC, a Delaware limited liability company
	By:	/s/ Jeffrey A. Lipson
		Name:	Jeffrey A. Lipson
		Title:	Senior Vice President and Treasurer

GUARANTORS:	CAPITALSOURCE TRS LLC, a Delaware limited liability company
	By:	/s/ Jeffrey A. Lipson
		Name:	Jeffrey A. Lipson
		Title:	Senior Vice President and Treasurer

CSE MORTGAGE LLC, a Delaware limited liability company
	By:	/s/ Jeffrey A. Lipson
		Name:	Jeffrey A. Lipson
		Title:	Senior Vice President and Treasurer

CAPITALSOURCE SF TRS LLC, a Delaware limited liability company
	By:	/s/ Jeffrey A. Lipson
		Name:	Jeffrey A. Lipson
		Title:	Senior Vice President and Treasurer

CAPITALSOURCE CF LLC, a Delaware limited liability company
	By:	/s/ Jeffrey A. Lipson
		Name:	Jeffrey A. Lipson
		Title:	Senior Vice President and Treasurer

CAPITALSOURCE FINANCE II LLC, a Delaware limited liability company
	By:	/s/ Jeffrey A. Lipson
		Name:	Jeffrey A. Lipson
		Title:	Senior Vice President and Treasurer

CSE CHR HOLDCO LLC, a Delaware limited liability company
	By:	/s/ Jeffrey A. Lipson
		Name:	Jeffrey A. Lipson
		Title:	Senior Vice President and Treasurer

CSE CHR HOLDINGS LLC, a Delaware limited liability company
	By:	/s/ Jeffrey A. Lipson
		Name:	Jeffrey A. Lipson
		Title:	Senior Vice President and Treasurer

CS FUNDING IX DEPOSITOR LLC, a Delaware limited liability company
	By:	/s/ Jeffrey A. Lipson
		Name:	Jeffrey A. Lipson
		Title:	Senior Vice President and Treasurer

AGREED AND AFFIRMED:	CAPITALSOURCE INTERNATIONAL INC., a Delaware corporation
	By	/s/ Jeffrey A. Lipson
		Name:	Jeffrey A. Lipson
		Title:	Senior Vice President and Treasurer

Signatures Continued on Following Page

ADMINISTRATIVE AGENT	WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent, as Issuing Lender, and as a Lender
	By:	/s/ Raj Shah
		Name:	Raj Shah
		Title:	Managing Director

Signatures Continued on Following Page

BANK OF AMERICA, N.A., as Issuing Lender and as a Lender
By:	/s/ John Kushnerick
	Name:	John Kushnerick
	Title:	Vice President

Signatures Continued on Following Page

MORGAN STANLEY BANK, as a Lender
By:	/s/ Melissa James
	Name:	Melissa James
	Title:	Authorized Signatory

Signatures Continued on Following Page

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as a Lender
By:	/s/ Jay Chall
	Name:	Jay Chall
	Title:	Director

By:	/s/ Karl Studer
	Name:	Karl Studer
	Title:	Director

Signatures Continued on Following Page

BMO CAPITAL MARKETS FINANCING, INC., as a Lender
By:	/s/ Catherine Grycz
	Name:	Catherine Grycz
	Title:	Vice President

Signatures Continued on Following Page

BARCLAYS BANK PLC, as a Lender
By:	/s/ Myles Kassin
	Name:	Myles Kassin
	Title:	Director

Signatures Continued on Following Page

BEAR STEARNS CORPORATE LENDING INC., as a Lender
By:	/s/ Richard J. Poworoznek
	Name:	Richard J. Poworoznek
	Title:	Executive Director

Signatures Continued on Following Page

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender
By:	/s/ Melissa Curry
	Name:	Melissa Curry
	Title:	Vice President

By:	/s/ Michael M. Meagher
	Name:	Michael M. Meagher
	Title:	Vice President

Signatures Continued on Following Page

JPMORGAN CHASE BANK, N.A., as a Lender
By:	/s/ Richard J. Poworoznek
	Name:	Richard J. Poworoznek
	Title:	Executive Director

Signatures Continued on Following Page

COMMERZBANK AG, NEW YORK AND GRAND CAYMAN (MIDTOWN) BRANCHES, as a Lender
By:	/s/ Brian Smith
	Name	Brian Smith
	Title	Managing Director

By:	/s/ Thomas Brady
	Name	Thomas Brady
	Title	Managing Director

Signatures Continued on Following Page

FORTIS BANK SA/NV, New York Branch, as a Lender
By:	/s/ Mark Dennes
	Name:	Mark Dennes
	Title:	Director

By:	/s/ Barbara E. Nash
	Name:	Barbara E. Nash
	Title:	Managing Director & Group Head

Signatures Continued on Following Page

TAIPEI FUBON COMMERCIAL BANK, NEW YORK AGENCY, as a Lender
By:	/s/ Sophia Jing
	Name:	Sophia Jing
	Title:	First Vice President and General Manager

Signatures Continued on Following Page

SUNTRUST BANK, as a Lender
By:	/s/ Robert S. Ashcom
	Name:	Robert S. Ashcom
	Title:	Director

Signatures Continued on Following Page

CITIBANK, N.A., as a Lender
By:	/s/ Robert B. Goldstein
	Name:	Robert B. Goldstein
	Title:	Managing Director/Senior Credit Officer